     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2000

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                                INTERLAND, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

             GEORGIA                              7389                            58-1632664
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                         101 MARIETTA STREET, SUITE 200
                             ATLANTA, GEORGIA 30303
                                  404-720-8301
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            H. CHRISTOPHER COVINGTON
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                         101 MARIETTA STREET, SUITE 200
                             ATLANTA, GEORGIA 30303
                                  404-720-8301
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------
                                   COPIES TO:

              DAVID A. STOCKTON, ESQ.                            JOHN D. WATSON, JR., ESQ.
              KILPATRICK STOCKTON LLP                                LATHAM & WATKINS
      1100 PEACHTREE STREET, N.E., SUITE 2800           1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300
              ATLANTA, GEORGIA 30309                            WASHINGTON, D.C. 20004-2505
                   404-815-6500                                        202-637-2200

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                             ---------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                   ---------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                   ---------
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM AGGREGATE
   TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          OFFERING PRICE(1)         AMOUNT OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                                        $115,000,000                    $30,360
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON A DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON A DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED           , 2000

PRELIMINARY PROSPECTUS
                                                  SHARES

                                (INTERLAND LOGO)

                                  COMMON STOCK

                          ---------------------------

This is an initial public offering of                shares of common stock of
Interland, Inc. We are selling all of the shares of common stock offered under this prospectus.

It is currently estimated that the initial public offering price will be between
$          and $          per share. We have applied to have our common stock
approved for listing on the Nasdaq National Market under the symbol "ILND."

SEE "RISK FACTORS" BEGINNING ON PAGE 6 ABOUT RISKS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ---------------------------

                                                                  Per
                                                                 Share         Total
                                                              -----------   -----------
Public offering price.......................................  $             $
Underwriting discount.......................................  $             $
Proceeds, before expenses, to us............................  $             $

                          ---------------------------
The underwriters may purchase up to an additional                shares of
common stock from us at the initial public offering price less the underwriting discount to cover over-allotments.

The underwriters expect to deliver the shares against payment in New York, New
York on             , 2000.
                          ---------------------------
BEAR, STEARNS & CO. INC.                              THOMAS WEISEL PARTNERS LLC

                            PAINEWEBBER INCORPORATED
           The date of this prospectus is                     , 2000.

                      (This page intentionally left blank)

                               PROSPECTUS SUMMARY

     This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the accompanying notes included elsewhere in this prospectus.

     Interland provides a broad range of web and applications hosting and other related web-based business solutions specifically designed to meet the needs of small to medium-sized businesses. Our solutions are secure, reliable, and affordable and can be easily upgraded to provide additional capacity and functionality. Our web and applications hosting services include the computer hardware, software, network technology and systems management necessary to support our customers' web sites and web-based applications. Our hosting services are based primarily on the Microsoft NT and Red Hat Linux operating systems, providing diversity and flexibility to our customers. We generally sell our service to customers under fully pre-paid contracts which are typically between three months and two years in length. We are committed to providing superior customer service and believe that this commitment is among the reasons that our web hosting services were selected as the "Editor's Choice" by Windows NT magazine in September 1999 and by PC Magazine in December 1999.

     Our web hosting business began in September 1997 and as of December 1999 had over 45,731 customer accounts, an increase of approximately 330% versus the prior year. Over the same period our revenues have grown from approximately $1.4 million in 1998 to over $9.1 million in 1999, representing a growth rate of over 550%. We have achieved this growth without making any acquisitions and with less than $6.8 million of total invested cash capital until December 1999, when we closed a $25.0 million round of venture financing. However, we experienced net losses of approximately $16.8 million for the year ended December 31, 1999 and we anticipate continuing and increasing losses. The following are among the key factors that we believe will continue to drive our growth:

     - A broad and expanding portfolio of high quality services designed to enable us to provide one-stop shopping for the specific hosting and related needs of small to medium-sized businesses.

     - Key strategic relationships with Microsoft and Network Solutions, both of which have made equity investments in Interland, and with Road Runner, which holds a warrant to purchase shares of our common stock.

     - State-of-the-art data centers which provide a secure operating environment and facilitate the delivery of our high quality, reliable services.

     - Global expansion to serve foreign small and medium-sized businesses in Europe, Asia and South America.

     - A creative, highly aggressive multimedia advertising campaign designed to establish Interland as the first commonly recognized brand in the hosting industry.

     - An experienced, quota-driven direct sales force that has been trained in consultative selling and is skilled in assessing the needs of small and medium-sized businesses.

     - Our proprietary provisioning system that allows our salespeople, during the order process, to activate a web site or provide other services for a customer in real-time.

OUR SOLUTION

     For a number of small and medium-sized businesses, many of whom do not have internal technical resources dedicated to Internet services, establishing a presence on the Internet and realizing the various benefits of the Internet has proven to be a complicated and time consuming task. We are dedicated to providing small to medium-sized businesses with a comprehensive bundle of services, which enables them to quickly, easily and affordably capitalize on the benefits of the Internet. The key elements of our solution include:

     - A broad suite of high-quality web and applications hosting and other related solutions;

     - Services which are affordable, quick to deploy, and easy to use;

     - State-of-the-art security and reliability; and

     - Personalized customer service and 24x7 technical support.

OUR STRATEGY

     Our goal is to become a leading global provider of web and applications hosting and related business solutions to the small and medium-sized business market. Our strategy for achieving our goal is comprised of the following key components:

          Provide a Broad Portfolio of Services on Multiple Platforms. We intend to continue to broaden our services portfolio in order to better serve the expanding needs of our existing customers and further enhance our ability to attract new customers.

          Expand Sales Capabilities and Distribution Channels. We intend to grow our revenue through the continued expansion of our direct sales force, our reseller network and our strategic relationships.

          Expand International Presence. We are opening a sales and customer service center in Amsterdam which will enable us to sell and support our services throughout Western Europe from a centrally based location. We also intend to pursue opportunities to expand our reach to other parts of the world including Asia and Latin America.

          Increase Brand Awareness and Market Presence. We believe that we have a unique opportunity to be one of the first hosting providers to establish a meaningful brand name in the web and applications hosting industry. We intend to continue to build our brand recognition by continuing to implement our aggressive multimedia advertising campaign.

          Take Advantage of Innovative and Proprietary Technology. We have developed proprietary technology, which assists in our customer support efforts and our internal processes. We intend to continue to develop specialized technology and systems to give us advantages in delivering high-quality, price competitive services to our customers.

          Pursue Additional Strategic Alliances and Relationships. We intend to opportunistically pursue strategic alliances and acquisitions that will enable us to expand our service portfolio, our technological capabilities and our customer base.

                          ---------------------------

     We were incorporated in Georgia on August 21, 1985, and we were capitalized and commenced web hosting operations in September 1997. The address of our principal executive offices is 101 Marietta Street, Suite 200, Atlanta, Georgia 30303, and our telephone number is (404) 720-8301. Our web site address is www.interland.net. The information on our web site is not a part of this prospectus.

                                  THE OFFERING

Common stock offered................                    shares

Common stock to be outstanding after
the offering........................                    shares

Use of proceeds.....................     We intend to use the net proceeds from
                                         this offering for enhancement and
                                         expansion of our network infrastructure
                                         and other capital expenditures, to fund
                                         operating losses including an expansion
                                         of marketing activities, both
                                         domestically and internationally, and
                                         for working capital and general
                                         corporate purposes.

Proposed Nasdaq National Market
symbol..............................     ILND

     The number of shares that will be outstanding after this offering is based on the 21,842,975 shares outstanding as of March 10, 2000, plus:

     -                shares of common stock to be sold by us in this offering;

     - 12,163,968 shares of common stock to be issued at the completion of this offering upon the conversion of all of our outstanding convertible preferred stock; and

     -                and                shares of common stock to be purchased
       by Microsoft and Network Solutions, respectively, at a per share price equal to the lesser of the midpoint of the expected range of offering prices reflected in this prospectus or the actual price to the public of common stock sold in this offering.

     The number of shares of common stock that will be outstanding after this offering excludes:

     - shares of common stock issuable pursuant to the over-allotment option;

     - 5,680,000 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $3.15 as of March 10, 2000;

     - 3,020,000 shares of common stock reserved for issuance in connection with future grants under our stock option plan;

     - 500,000 shares of common stock reserved for issuance under our employee stock purchase plan;

     - up to 1,199,827 shares of common stock issuable upon the exercise of currently outstanding warrants with a weighted average exercise price of $6.73 per share. We have issued five-year, fully vested warrants to purchase a total of 850,827 shares of our common stock to Microsoft and Network Solutions in connection with their investments in our company. We have also issued a warrant to purchase up to 349,000 shares of our common stock to Road Runner in connection with a co-marketing agreement. Of the shares subject to this warrant, 100,000 vested immediately upon the execution of our co-marketing agreement on January 27, 2000 and the balance vests in equal increments on June 30, 2000, September 30, 2000, December 31, 2000, and December 31, 2001, subject to performance criteria; and

     - up to                shares of common stock issuable upon the exercise of
       additional warrants that will be issued to Microsoft and Network Solutions at the time of this offering at an exercise price equal to the lesser of the midpoint of the expected range of offering prices reflected in this prospectus or the actual price to the public of common stock sold in this offering.

     Our board of directors is actively considering implementing a stock split in connection with this offering. If the split is implemented, all share and related data will be adjusted accordingly.

                             SUMMARY FINANCIAL DATA

     The following table shows our summary financial data for the period from inception (September 18, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999. This data has been derived from financial statements that have been audited by Arthur Andersen LLP, independent public accountants. You should read this data together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and accompanying notes and the other financial data included elsewhere in this prospectus. The following data is in thousands, except share, per share, and customer account data.

                                                     FOR THE PERIOD
                                                     FROM INCEPTION
                                                     (SEPTEMBER 18,      YEAR ENDED     YEAR ENDED
                                                        1997) TO        DECEMBER 31,   DECEMBER 31,
                                                    DECEMBER 31, 1997       1998           1999
                                                    -----------------   ------------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues..........................................     $         5      $     1,387    $     9,121
Operating expenses................................            (119)          (3,708)       (25,891)
                                                       -----------      -----------    -----------
Operating loss....................................            (114)          (2,321)       (16,770)
Interest expense, net.............................              --              (18)           (14)
                                                       -----------      -----------    -----------
Net loss..........................................            (114)          (2,339)       (16,784)
Preferred stock beneficial conversion and
  dividends.......................................              --               --         (9,559)(1)
                                                       -----------      -----------    -----------
Net loss applicable to common shareholders........     $      (114)     $    (2,339)   $   (26,343)
                                                       ===========      ===========    ===========
Basic and diluted net loss per common share.......     $     (0.01)     $     (0.14)   $     (1.33)
                                                       ===========      ===========    ===========
Shares used in computing net loss per share.......      16,325,177       16,959,675     19,871,446

OTHER DATA:
EBITDA(2).........................................     $      (114)     $    (2,206)   $   (12,221)
Net cash used in operating activities.............            (110)             (30)        (2,397)
Net cash used in investing activities.............              (2)          (1,102)        (8,752)
Net cash provided by financing activities.........             139            1,811         34,953
Number of customer accounts.......................               0           10,611         45,731

---------------
(1) This amount consists of approximately $9.4 million associated with the beneficial conversion of our preferred stock into common stock and approximately $150,000 in an accrued preferred stock dividend. The beneficial conversion is a result of the difference between the initial purchase price paid by the preferred stock holders and the actual conversion price of the preferred stock into common stock.

(2) EBITDA consists of net loss excluding net interest expense, depreciation and amortization. EBITDA does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. EBITDA should not be considered as an alternative to net loss or net cash used in operating activities, but may be useful to investors as an indication of operating performance. Our calculations of EBITDA may not be consistent with similarly titled calculations used by other companies.

     The following balance sheet data is presented:

          - on a pro forma basis to reflect private sales of our capital stock and grants of warrants to purchase our common stock between December 31, 1999 and the date of the initial filing of the registration statement of which this prospectus is a part and the accrual of preferred stock dividends; and

          - on a pro forma as adjusted, basis to give effect to the sale of
                           and                shares of our common stock at
            $          per share to Microsoft and Network Solutions,
            respectively at the time of this offering, the conversion upon the completion of this offering of all convertible preferred stock into 12,163,988 shares of common stock and the $619,000 payment in cash of related dividends, the grant of warrants to purchase up to shares of common stock that will be issued to Microsoft and Network Solutions at the time of this offering, and the sale of shares of our common stock we are offering under this
            prospectus, at an assumed initial offering price of $          per
            share, after deducting the underwriting discount and estimated offering expenses that we will pay.

                                                                      DECEMBER 31, 1999
                                                              ---------------------------------
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $24,510   $ 28,510     $
Total assets................................................   35,976     39,976
Working capital.............................................   13,250     16,781
Total long-term liabilities.................................    4,004      4,004
Total shareholders' equity..................................   17,495     21,026

     The following summary financial and operating data for our most recent four quarters have been derived in part from our unaudited consolidated financial statements.

                                                                        THREE MONTHS ENDED(1)
                                                           -----------------------------------------------
                                                           MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,
                                                              1999        1999         1999        1999
                                                           ----------   ---------   ----------   ---------
                                                            (IN THOUSANDS, EXCEPT CUSTOMER ACCOUNT DATA)
Revenue..................................................   $ 1,009      $ 1,688     $ 2,582      $ 3,842
Operating expenses.......................................     2,434        5,280       7,457       10,720
Net loss.................................................    (1,436)      (3,610)     (4,887)      (6,851)
Customer accounts........................................    16,658       24,235      33,705       45,731

---------------

(1) The operating results for any quarter are not necessarily indicative of results for any future period. See "Risk Factors -- Our quarterly and annual results may fluctuate, resulting in fluctuations of the price of our common stock" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Selected Quarterly Operating Results."

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and all other information contained in this prospectus before deciding to purchase shares of our common stock. While we have described all risks and uncertainties that we believe to be material to our business, it is possible that other risks and uncertainties that affect our business will arise or become material in the future.

     If we are unable to effectively address these risks and uncertainties, our business, financial condition or results of operations could be materially and adversely affected. In this event, the trading price of our common stock could decline and you could lose part or all of your investment.

OUR BUSINESS AND PROSPECTS ARE DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND OUR BUSINESS MODEL IS STILL EVOLVING.

     We began operations as a web hosting business in September 1997. As a result, we have a limited operating history and our business model is still evolving. Our limited operating history therefore makes predicting our future results difficult and makes it difficult to evaluate the execution of our business model thus far. Our ability to execute our plans and our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for web hosting and applications hosting services. We may not achieve a significant rate of revenue growth and may not achieve or sustain profitability in future quarterly or annual periods.

WE HAVE A HISTORY OF SIGNIFICANT LOSSES AND EXPECT THESE LOSSES TO CONTINUE IN THE FORESEEABLE FUTURE.

     We have experienced operating losses and negative cash flows from operations in each quarterly and annual period since we began operations as a web hosting business in 1997. As of December 31, 1999, our accumulated losses since September 17, 1997 have amounted to approximately $28.8 million. We had net losses of $16.8 million for the year ended December 31, 1999. While our revenues have grown in recent periods, we cannot assure you this growth will continue. In connection with our expansion plans, we anticipate making significant investments in sales, marketing, technical and customer support personnel, as well as in our data center infrastructure. As a result of our expansion plans, we expect our net losses and negative cash flow from operations to continue for the foreseeable future. We cannot assure you that we will ever become or remain profitable or that we will generate positive cash flows from operations.

WE MAY NOT EFFECTIVELY EXECUTE OUR STRATEGY AND AS A RESULT, OTHERS MAY SEIZE THE MARKET OPPORTUNITY THAT WE HAVE IDENTIFIED.

     If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the opportunity we have identified to address web hosting needs of small and medium-sized businesses. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks, and the failure to complete any one of these may jeopardize our strategy as a whole. In order to be successful, we will need to:

     - market our services and build our brand name effectively;

     - provide reliable and cost-effective services that can be expanded to meet the demands of our customers;

     - continue to grow our infrastructure to accommodate additional customers and increased use of our network bandwidth;

     - expand our channels of distribution and our international operations;

     - continue to respond to competitive developments; and

     - attract, retain and motivate qualified personnel.

     In addition, our management team has worked together for less than six months. We can offer no assurances that we will be able to successfully execute all elements of our strategy or that our strategy will be successful.

WE OPERATE IN AN EXTREMELY COMPETITIVE MARKET, AND OUR BUSINESS WOULD SUFFER IF WE ARE UNABLE TO COMPETE EFFECTIVELY.

     The web hosting and applications hosting markets are highly competitive and are becoming more so. There are few substantial barriers to entry, and we expect that we will face additional competition from existing competitors and new market entrants in the future. We may not have the resources, expertise or other competitive factors to compete successfully in the future.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. As a result, certain of these competitors may be able to:

     - develop and expand their network infrastructures and service offerings more rapidly;

     - adapt to new or emerging technologies and changes in customer requirements more quickly;

     - take advantage of acquisition and other opportunities more readily; and

     - devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can.

     In an effort to gain market share, some of our competitors have offered web hosting services similar to ours at lower prices than ours or with incentives not matched by us, including free start-up and domain name registration, periods of free service, low-priced Internet access or free software. In addition, some of our competitors may be able to provide customers with additional benefits, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to reduce the pricing of our services or offer incentives in response to the actions of our competitors without harming our business. Because of the fierce competition in the web hosting and applications hosting industry, the number of competitors could lead to a surplus in service providers, leading to further reductions in the prices of services. We also believe that the market in which we compete is likely to encounter consolidation in the near future, which could result in increased price and other competition that could damage our business.

     Our current and potential competitors in the market include web hosting service providers, applications hosting providers, Internet service providers, telecommunications companies, large information technology outsourcing firms, and computer hardware suppliers. Our competitors may operate in one or more of these areas and include companies such as AT&T Corp., Concentric Network Corporation, Data Return Corp., Dell Computer Corporation, Digex Corporation, EarthLink, Inc., Exodus Communications, Inc., Gateway, Inc., Globix Corporation, and Navisite, Inc. See "Business -- Competition."

OUR QUARTERLY AND ANNUAL RESULTS MAY FLUCTUATE, RESULTING IN FLUCTUATIONS IN THE PRICE OF OUR COMMON STOCK.

     As our business develops and expands, we may experience significant quarterly fluctuations in our results of operations. Because of these fluctuations, comparisons of our operating results from period to period are not necessarily meaningful and should not be relied upon as an indicator of future performance. We expect to continue to experience significant fluctuations in our quarterly and annual results of operations due to a variety of factors, many of which are outside our control. These factors include:

     - demand for and market acceptance of our services;

     - introductions of products or services or enhancements by us and our competitors;

     - the mix of services we sell;

     - customer retention;

     - the timing and success of our advertising and marketing efforts and service introductions and the timing and success of the marketing efforts and service introductions of our resellers;

     - the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

     - increased competition in the web hosting and applications hosting markets;

     - changes in our pricing policies and the pricing policies of our competitors;

     - gains or losses of key strategic relationships; and

     - other general and industry-specific economic factors.

     In addition, a relatively large portion of our expenses are fixed in the short-term, and therefore our results of operations are particularly sensitive to fluctuations in revenues. Also, if we were unable to continue using third-party products in our services offerings, our service development costs could increase significantly.

WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH, AND WE MAY NOT BE ABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US OR AT ALL.

     We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations through the end of 2001. However, we may require additional funds during or after that period. Any required financing may not be available or may be available only on terms that are not favorable to us. Further, if additional funds are raised through the issuance of additional equity securities, the percentage ownership of our shareholders would be diluted. Any new equity securities may have rights, preferences or privileges senior to those of our common stock. The failure to generate sufficient cash flows or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities and may make it difficult for us to respond to competitive pressures, any of which could harm our business.

THE INTERNATIONAL MARKET FOR OUR SERVICES IS UNPROVEN, AND AS A RESULT, THE REVENUE GENERATED BY ANY CURRENT OR FUTURE INTERNATIONAL OPERATIONS MAY NOT BE ADEQUATE TO OFFSET THE EXPENSE OF ESTABLISHING AND MAINTAINING THOSE OPERATIONS.

     The international market for web site and applications hosting and management services is unproven, and we cannot assure you that we will be able to market, sell and provide our services successfully to small and medium-sized businesses outside the United States. In addition, our particular approach to providing hosting services is unproven in international markets and may not be successful outside the United States. In fiscal 1999, approximately 8% of our revenues were derived from customers located outside the United States, and we are seeking to expand our presence overseas. In March 2000, we opened a sales and support center in Amsterdam as part of our plan to expand our European operations. Our continued success depends in part on expanding our international customer base and successfully operating data centers in foreign markets.

IF WE ARE UNABLE TO EXPAND OUR NETWORK INFRASTRUCTURE TO MEET INCREASING DEMAND, WE COULD LOSE CUSTOMERS AND OUR OPERATING RESULTS COULD SUFFER.

     We must continue to expand and adapt our network infrastructure to meet the increase in the number of users and the amount of information they wish to transport and to meet changing customer requirements. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources as we negotiate telecommunications capacity with existing and other network infrastructure suppliers. If we are required to expand our network significantly and rapidly due to increased usage, additional stress will be placed upon our network hardware and traffic management systems. The ability of our network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown. In addition, our network's ability to be scaled up to its expected customer levels while maintaining superior performance is unknown.

OUR NETWORK INFRASTRUCTURE DEPENDS ON TELECOMMUNICATIONS NETWORK CAPACITY AND PRICING.

     Our success will depend upon the capacity, scalability, reliability and security of our network infrastructure, including the capacity leased from our telecommunications network suppliers. Our operating results depend, in part, upon the pricing and availability of telecommunications network capacity from a limited number of providers in a consolidated market. If capacity is not available to us as our customers' usage increases, our network may not be able to achieve or maintain sufficiently high data transmission capacity, reliability or performance. In addition, our business would suffer if our network suppliers increased the prices for their services and we were unable to pass along any increased costs to our customers. Any failure on our part or the part of our third-party suppliers to achieve or maintain high data transmission capacity, reliability or performance could significantly reduce customer demand for our services and damage our business.

WE MAY NOT BE ABLE TO DELIVER OUR SERVICES AND OUR BUSINESS MAY SUFFER IF OUR THIRD-PARTY SUPPLIERS DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR NETWORK INFRASTRUCTURE ON REASONABLE TERMS OR AT ALL.

     We depend on other companies to supply key components of our network infrastructure. Any failure to obtain needed products or services in a timely fashion or at an acceptable cost could adversely affect our business. We have no guaranteed supply arrangements with our vendors and do not carry significant inventories. We cannot assure you that we will have the necessary hardware or parts on hand or that our suppliers will be able to provide them in a timely manner in the event of equipment failure. Our inability or failure to obtain the necessary hardware or parts on a timely basis could result in sustained equipment failure and a loss of revenue due to customer loss or claims for service credits under our service level guarantees. In addition, the inability to obtain equipment or technical services on terms acceptable to us would force us to spend time and money selecting and obtaining new equipment, training our personnel to use different equipment and deploying alternative components needed to integrate the new equipment, with the result that our business could be adversely affected.

OUR RESELLER SALES CHANNEL MARKETS AND SELLS MANY OF OUR SERVICES.

     An element of our strategy for growth is to continue to develop our reseller sales channel. Many of our resellers are web development or web consulting companies that also sell our web hosting services, but that generally do not have established customer bases to which they can market our services. Therefore, in those markets where we do not focus our direct marketing efforts -- primarily international markets -- we are dependent on third parties to stimulate demand for our services. Although we attempt to provide our resellers with incentives such as price discounts on our services that the resellers seek to resell at a profit, the failure of our services to be commercially accepted in some markets, whether as a result of a reseller's performance or otherwise, could cause our current resellers to discontinue their relationships with us, and we may not be successful in establishing additional reseller relationships as needed.

BECAUSE WE OPERATE IN A NEW AND EVOLVING MARKET WITH UNCERTAIN PROSPECTS FOR GROWTH, WE MAY BE UNABLE TO SUSTAIN GROWTH IN OUR CUSTOMER BASE AND OUR OPERATING RESULTS MAY SUFFER.

     The market for web hosting and applications hosting services for small and medium-sized businesses has only recently begun to develop and is evolving rapidly. Our future growth, if any, will depend upon the willingness of small and medium-sized businesses to outsource web hosting and applications hosting services and our ability to increase our average revenue per customer and our customers' willingness to execute long-term hosting contracts. The market for our services may not develop further, our services may not be more widely adopted, and significant numbers of businesses or organizations may not use the Internet for commerce and communication. If this market fails to develop further or develops more slowly than expected, or if our services do not achieve broader market acceptance, our business, results of operations and financial condition would be materially and adversely affected.

     In addition, we must be able to differentiate ourselves from our competition through our service offerings and brand recognition in order to attract customers and to grow our average revenue per customer. We may not be successful in differentiating ourselves, achieving market acceptance of our services or selling additional services to our existing customer base, and we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If we incur increased costs or are unable, for technical or other reasons, to develop and introduce new services or products or enhancements to existing services in a timely manner, or if new services do not achieve market acceptance in a timely manner or at all, our business could be materially harmed.

WE MAY NOT BE ABLE TO ADAPT TO EVOLVING TECHNOLOGIES AND CUSTOMER DEMANDS, WHICH COULD CAUSE OUR BUSINESS TO SUFFER.

     Our future success will depend, in part, upon our ability to offer services that incorporate leading technologies, address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The market for our services is characterized by rapidly changing and unproven technologies, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. To be successful, we must continually improve the performance, features and reliability of our services, including our proprietary technologies, and modifying our business strategies accordingly. We could also incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. Our business would suffer if we fail to respond to these changes in a timely and cost-effective manner or at all. Technological advances may have the effect of encouraging some of our current or future customers to rely on in-house personnel and equipment to furnish the services that we currently provide.

WE MUST MAINTAIN THE COMPATIBILITY OF OUR SERVICES WITH PRODUCTS OFFERED BY OUR VENDORS.

     We believe that our ability to compete successfully also depends upon the continued compatibility and interoperability of our services with products offered by various vendors. Enhanced or newly developed third-party products may not be compatible with our infrastructure, and such products may not adequately address the needs of our customers. Although we currently intend to support emerging standards, industry standards may not be established, and, even if they are established, we may not be able to conform to these new standards in a timely fashion in order to maintain a competitive position in the market. Our failure to conform to the prevailing standard, or the failure of a common standard to emerge, could cause our business to suffer. In addition, products, services or technologies developed by others could render our services noncompetitive or obsolete.

OUR RECENT GROWTH HAS STRAINED OUR RESOURCES, AND IF WE ARE UNABLE TO MANAGE AND SUSTAIN OUR GROWTH, OUR OPERATING RESULTS WILL BE NEGATIVELY AFFECTED.

     We are currently experiencing a period of rapid expansion of our customer base. In addition, the number of our employees increased from 17 on March 31, 1998 to 390 on March 3, 2000. This growth has placed and, if it continues, will place a significant strain on our financial, management, operational and other resources. In addition, we must manage relationships with a growing number of third parties as we seek to complement our service offerings and increase our indirect sales efforts. Our management, personnel, systems, procedures and controls may not be adequate to support our existing and future operations. Our ability to manage our growth effectively will require us to continue:

     - enhancing management information systems and forecasting procedures;

     - further developing our operating, administrative, financial, billing, and accounting systems and controls;

     - maintaining close coordination among our engineering, accounting, finance, marketing, sales and operations organizations;

     - expanding, training and managing our employee base; and

     - expanding our finance, administrative and operations staff.

     If we are unable to manage growth effectively, our business, results of operations and financial condition could be harmed.

OUR BUSINESS WILL SUFFER IF INTERNET USAGE DOES NOT CONTINUE TO INCREASE OR IF THE INTERNET FAILS TO PERFORM RELIABLY.

     Use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has recently begun to increase rapidly. The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon alternative means of information gathering, commerce and communications, generally requires the adoption of a new medium of conducting business and exchanging information. If the Internet as a commercial or business medium fails to develop further or develops more slowly than expected, our business could be materially adversely affected.

     Our success depends in large part on continued growth in the use of the Internet, and we would be adversely affected if Internet usage does not continue to grow. Internet usage and growth may be inhibited for a number of reasons, such as:

     - inadequate network infrastructure;

     - security concerns;

     - uncertainty of legal and regulatory issues concerning the use of the Internet;

     - inconsistent quality of service;

     - lack of availability of cost-effective, reliable, high-speed service; and

     - failure of Internet use to expand internationally.

     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. For example, web sites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could in the future grow more slowly or decline, which would harm our business.

WE COULD EXPERIENCE SYSTEM FAILURES WHICH COULD HARM OUR BUSINESS AND
REPUTATION.

     We must be able to operate our network management infrastructure around the clock without interruption. Our operations depend upon our ability to protect our network infrastructure, equipment and customer files against damage from human error, fire, earthquakes, hurricanes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Despite precautions we have taken, and plan to take, we do not have a formal disaster recovery plan and the occurrence of a natural disaster or other unanticipated problems at our data centers could result in interruptions in our services. Although we have attempted to build redundancy into our network, our network is currently subject to various points of failure, and a problem with one of our routers or switches could cause an interruption in our services to a portion of our customers. In the past we have experienced periodic interruptions in service. In addition, failure of any of our telecommunications providers to provide the data communications capacity we require, as a result of human error, a natural disaster or other operational disruption, could result in interruptions in our services. Any future interruptions could:

     - cause customers or end users to seek damages for losses incurred;

     - require us to replace existing equipment or add redundant facilities;

     - damage our reputation for reliable service;

     - cause existing customers to cancel their contracts; or

     - make it more difficult for us to attract new customers.

Any of these results could damage our business.

     We currently offer to all customers a 99.9% service level warranty. Under this policy, we guarantee that each customer's Web site will be available at least 99.9% of the time in each calendar month for as long as the customer is using our web hosting services. If we incur significant obligations in connection with system downtime, our business could be harmed.

OUR DATA CENTERS AND NETWORKS MAY BE VULNERABLE TO SECURITY BREACHES.

     A significant barrier to electronic commerce and communications is the need for secure transmission of confidential information over public networks. Some of our services rely on security technology licensed from third parties which provides the encryption and authentication necessary to effect the secure transmission of confidential information. Despite our design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional actions and other disruptions could occur. In the past, we have experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. Furthermore, inappropriate use of the network by third parties could also potentially jeopardize the security of confidential information, such as credit card and bank account numbers stored in our computer systems, which could result in our liability and the loss of existing customers or the deterrence of potential customers. In addition, third parties could interfere with the operation of our customers' web sites through intentional attacks including causing an overload of traffic to these web sites.

     Although we intend to continue to implement industry-standard security measures, such measures have been circumvented in the past, and any such measures that we implement could be circumvented in the future. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive and the efforts to address such problems could result in interruptions, delays or cessation of service to our customers, which could have a material adverse effect on our business, results of operations and financial condition. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, especially as a means of conducting commercial transactions.

DISRUPTION OF OUR SERVICES CAUSED BY UNKNOWN SOFTWARE DEFECTS COULD HARM OUR BUSINESS AND REPUTATION.

     Our service offerings depend on complex software, including our proprietary software tools and software licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. Although we have not experienced any material software defects to date, it is possible that defects may occur in the software. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources.

PROVIDING SERVICES TO CUSTOMERS WITH CRITICAL WEB SITES AND WEB-BASED APPLICATIONS COULD POTENTIALLY EXPOSE US TO LAWSUITS FOR CUSTOMERS' LOST PROFITS OR OTHER DAMAGES.

     Because our web hosting and applications hosting services are critical to many of our customers' businesses, any significant interruption in our services could result in lost profits or other indirect or consequential damages to our customers. Although the standard terms and conditions of our customer contracts disclaim our liability for any such damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other web site or application problems that the customer may ascribe to us. There can be no assurance a court would enforce any limitations on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations. We also believe we would have meritorious defenses to any such claims, but there can be no assurance we would prevail. In such cases, we could be liable for substantial damage awards. Such damage awards might exceed our liability insurance by unknown but significant amounts, which would seriously harm our business.

WE MAY NOT BE ABLE TO SUCCESSFULLY SUSTAIN OUR GROWTH IF WE ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL HIGHLY SKILLED PERSONNEL.

     We are currently experiencing rapid growth and intend to continue expanding. Since beginning our operations as a web hosting business in September 1997, we have grown to 390 employees as of March 3, 2000. We believe that we will need to hire approximately 150 additional personnel in all areas of our business over the next 12 months. Our future success will also depend on our ability to attract, train, retain and motivate highly qualified technical, marketing, sales and management personnel. Competition for qualified personnel among Internet-related business is intense, and we may not be able to attract and retain key personnel. The loss of the services of one or more of our key employees or our failure to attract additional qualified personnel could harm our business.

OUR BUSINESS COULD BE HARMED IF OUR MANAGEMENT TEAM, WHICH HAS WORKED TOGETHER FOR ONLY A BRIEF TIME, IS UNABLE TO WORK TOGETHER EFFECTIVELY.

     We have recently hired key employees and officers, including our Executive Vice President, Chief Financial Officer, General Counsel, and Chief Technical Officer. As a result, our management team has worked together for only a brief time. Our success depends in significant part upon the continued services of our senior management personnel. Any of our officers or employees can terminate his or her relationship with us at any time. We currently have employment agreements with only our most senior management personnel and we carry key-man life insurance only for our President and Chief Executive Officer.

WE DEPEND ON THE PROTECTION AND ENFORCEMENT OF OUR INTELLECTUAL PROPERTY RIGHTS AND THE USE OF INTELLECTUAL PROPERTY THAT WE LICENSE FROM OTHERS.

     Third parties may infringe or misappropriate our technology or proprietary rights, which could harm our business. In addition, our competitors or potential competitors may independently develop technologies that are equivalent or superior to our proprietary technology. We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our services. We have filed trademark registration applications in the U.S. that, even if granted, may not fully protect our ability to use these trademarks in all areas of the U.S. Third parties may object to our use of certain trademarks, service marks, trade names, slogans or other devices, which could require that those indicia be changed or altered. At this point, we have no patented technology that would preclude or inhibit competitors from entering our market. While we contemplate that we will file several patent applications on particular aspects of our technology, we cannot be sure that we will receive any patents. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers, distributors and certain customers in order to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps we have taken to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. The laws of certain foreign countries may not protect our services or intellectual property rights to the same extent as do the laws of the United States. For example, there may be potential conflicts with the use of our name in other countries, including the Netherlands. We do not know what the impact of being unable to use our name in other countries may be, although this inability may harm our business.

     We also rely on certain technologies that we license from third parties. These third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of the ability to use such technology could require us to obtain the rights to use substitute technology, which could be more expensive or offer lower quality or performance, and therefore harm our business, results of operations and financial condition.

WE MAY BE ACCUSED OF INFRINGING THE PROPRIETARY RIGHTS OF OTHERS, WHICH COULD SUBJECT US TO COSTLY AND TIME CONSUMING LITIGATION.

     In addition to the technologies we develop or have developed, we license certain technologies from third parties and may license additional technologies in the future. To date, we have not been notified that our services infringe on the proprietary rights of any third parties, but third parties could claim infringement by us with respect to current or future services. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition. In addition, third parties may change the terms of their license agreements in ways that would prevent us from using technologies licensed from them on commercially reasonable terms or that would prevent us from using them at all. We may not be able to replace those technologies with technologies that have the same features or functionality on commercially reasonable terms or at all.

WE COULD FACE LIABILITY FOR INFORMATION DISSEMINATED THROUGH OUR NETWORK.

     The law relating to the liability of on-line services companies for information carried on or disseminated through their networks is currently unsettled. Claims could be made against on-line services companies under both United States and foreign law for defamation, negligence or copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon other entities are currently pending against other companies. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. Other countries may also enact legislation or take action that could impose liability on us or cause us not to be able to operate in those countries. The imposition upon us and other on-line services of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources, or to discontinue certain service offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals also could affect the growth of Internet use.

OUR BUSINESS MAY BE IMPACTED BY GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES.

     We are not currently subject to direct federal, state or local government regulation, other than regulations that apply to businesses generally. Only a small body of laws and regulations currently applies specifically to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, however, laws and regulations with respect to the Internet may be adopted at federal, state and local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, future legislation could subject us and/or our customers to potential liability, which in turn could have a material adverse effect on our business, results of operations and financial condition. For example, if legislation that makes transacting business over the Internet, such as e-commerce, less favorable or otherwise curtails the growth of the Internet is adopted in the U.S. or internationally, our business would suffer. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase the cost of doing business or in some other manner harm our business.

     In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Changes to laws intended to address these issues could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of costs of litigation or increased service delivery costs, or could in some other manner have a material adverse effect our business, results of operations and financial condition. In addition, because our services are available over the Internet virtually worldwide, and because we facilitate sales by our customers to end users located in multiple states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state or that we have a permanent establishment in each such foreign country. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations and financial condition.

WE FACE RISKS INHERENT IN DOING BUSINESS IN INTERNATIONAL MARKETS WHICH COULD ADVERSELY AFFECT THE SUCCESS OF OUR INTERNATIONAL OPERATIONS.

     There are risks inherent in doing business in international markets, including different regulatory requirements, trade barriers, challenges in staffing and managing foreign operations, currency risk, different technology standards, different tax structures which may adversely impact earnings, different privacy, censorship and service provider liability standards and regulations and foreign political and economic instability, any of which could adversely affect the success of our international operations.

     Because our international sales are denominated in U.S. dollars, currency fluctuations may deter foreign customers from purchasing our services. In addition, we face challenges in operating and servicing customers in foreign markets, such as:

     - different Internet access fees;

     - different technology standards;

     - different privacy, censorship and service provider liability standards and regulations;

     - less protective intellectual property laws;

     - longer accounts receivable collection periods and greater difficulty in accounts receivable collection; and

     - difficulties and costs of staffing and managing international operations.

     Any of these risks could adversely affect our ability to operate or expand internationally, which would limit the growth of our business. In addition, we could suffer significant operating losses if the revenue generated by our current sales and support center or any future international data center or other operations is not adequate to offset the expense of establishing and maintaining those international operations.

WE HAVE BROAD DISCRETION IN THE USE OF THE NET PROCEEDS FROM THIS OFFERING AND MAY NOT USE THEM EFFECTIVELY.

     As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we will receive from this offering. We currently intend to apply the net proceeds from the offering as described under "Use of Proceeds" in this prospectus, but our management will have broad discretion in the application of the net proceeds. If our management fails to apply these funds effectively, we may not be successful in our efforts to grow our business and revenues.

OUR PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS WILL OWN
APPROXIMATELY      % OF OUR COMMON STOCK, WHICH MAY ALLOW THEM TO EXERT
INFLUENCE OVER US OR TO PREVENT A CHANGE OF CONTROL.

     After this offering our shareholders who currently own over 5% of our common stock, our directors and our executive officers will beneficially own
approximately      % of our outstanding common stock. These shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of us even if beneficial to our shareholders.

SOME PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE TAKEOVERS THAT YOU MAY BELIEVE ARE IN YOUR INTEREST.

     Our articles of incorporation and bylaws contain some provisions that may delay, discourage or prevent an attempted acquisition or change in control. Our articles and bylaws establish:

     - the board's authority to issue series of preferred stock with special powers, preferences and rights without shareholder approval;

     - the board's authority to consider constituencies other than the shareholders -- including employees, customers, suppliers and the community -- in making decisions, including decisions regarding control of Interland;

     - the right of the board of directors to alter our bylaws without prior shareholder approval; and

     - the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors.

In addition, our board of directors may be divided into three classes to each serve three year staggered terms. These provisions of our articles of incorporation and bylaws could discourage tender offers or other transactions that might otherwise result in your receiving a premium over the market price for your common stock. See "Description of Capital Stock" in this prospectus for more information about our articles of incorporation and bylaws.

     Prior to the completion of this offering, we intend to adopt a shareholder rights plan. This plan will entitle our shareholders to acquire additional
shares of our preferred stock when a third party acquires      % of our common
stock or commences or announces its intent to commence a tender offer for at
least      % of our common stock. This plan could delay, deter, or prevent a change of control.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price of our common stock is substantially higher than the net tangible book value of our common stock. Therefore, if you purchase our common stock in this offering, you will incur immediate dilution of
approximately $          in the net tangible book value per share of common
stock from the initial public offering price of $          per share. We have
agreed to sell Microsoft and Network Solutions shares of our common stock at a price that is the lesser of the midpoint of the expected range of offering prices reflected in this prospectus or the actual price to the public of common stock sold in this offering. This price could be less than the price you pay and you may suffer additional dilution. You will also experience additional dilution upon the exercise of outstanding stock options and warrants at prices below the initial public offering price.

               , OR      %, OF OUR TOTAL OUTSTANDING SHARES ARE RESTRICTED FROM
IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE, WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     After this offering is completed,                shares of our common stock
will be issued and outstanding, assuming no exercise of the underwriters' over-allotment option. All of the shares of our common stock sold in this offering will be freely tradable unless purchased by our "affiliates." In connection with this offering, our officers, directors and some of our
shareholders who together own approximately                shares of our common
stock agreed to refrain from selling any shares of our common stock for a period of 180 days after the date of this prospectus. However, these restrictions may be waived in some circumstances. We cannot be sure what effect, if any, future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of our common stock.

THE RELIABILITY OF MARKET DATA INCLUDED IN THIS PROSPECTUS IS UNCERTAIN.

     Since we operate in a new and rapidly changing market, we have included market data from industry publications. The reliability of these data cannot be assured. Market data used throughout this prospectus were obtained from internal company surveys and industry publications. Industry publications generally state that the information contained in these publications has been obtained from sources believed to be reliable, but that its accuracy and completeness is not guaranteed. Although we believe market data used in this prospectus to be reliable, it has not been independently verified. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements about future events and expectations which are characterized as forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in "Risk Factors" and in other sections of this prospectus. The words believe, may, will, should, anticipate, estimate, expect, intend, objective, seek, strive or similar words, or the negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of our common stock in this
offering will be approximately $       million, based on an assumed initial
public offering price of $          per share, after deducting the estimated
underwriting discount and our estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds
will be approximately $     million.

     We expect to use the net proceeds from this offering as follows:

          - for enhancement and expansion of our network infrastructure and other capital expenditures;

          - to fund operating losses, including an expansion of marketing activities, both domestically and internationally; and

          - for working capital and general corporate purposes.

     Our management will retain broad discretion in the allocation of the net proceeds of this offering. Although we may use a portion of the net proceeds to pursue possible acquisitions or strategic investments in complementary businesses, technologies or products in the future, there are no current plans, agreements or commitments with respect to any acquisitions or investments of this type. Until we use the proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock. We anticipate that we will retain earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in our foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect private sales of our capital stock and grants of warrants to purchase our common stock between December 31, 1999 and the date of the initial filing of the registration statement of which this prospectus is a part and the accrual of preferred stock dividends; and

     - on a pro forma as adjusted basis to give effect to the sale of
                      and                shares of our common stock at
       $          per share to Microsoft and Network Solutions, respectively at the time of this offering, the conversion upon the completion of this offering of all convertible preferred stock into 12,163,968 common stock, and the $619,000 payment in cash of related dividends, the grant of
       warrants to purchase up to        shares of common stock that will be
       issued to Microsoft and Network Solutions at the time of this offering,
       and the sale of                shares of our common stock we are offering
       under this prospectus at an assumed initial offering price of
       $          per share, after deducting the underwriting discount and
       estimated offering expenses that we will pay.

     This table does not reflect an increase in our authorized common stock to 200,000,000 on March 15, 2000. You should read the following capitalization data in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................  $ 24,510   $ 28,510     $
                                                              ========   ========     ========
Long-Term capital lease obligation..........................  $  2,406   $  2,406     $
                                                              --------   --------     --------
Shareholders' equity:
  Preferred stock; no par value, 25,000,000 shares
     authorized;
  11,474,313 shares issued and outstanding, actual;
     12,163,968 shares issued and outstanding, pro forma; no
     shares issued and outstanding, pro forma, as
     adjusted...............................................    34,423     40,630
  Common stock; no par value, 100,000,000 shares authorized,
  21,842,975 shares issued and outstanding, actual and pro
     forma; and      shares issued and outstanding, pro
     forma, as adjusted.....................................    12,811     12,811
  Warrants..................................................     2,144      5,241
  Deferred product development(1)...........................    (2,133)    (6,783)
  Deferred compensation.....................................      (954)      (954)
  Accumulated deficit.......................................   (28,796)   (29,919)
                                                              --------   --------     --------
     Total shareholders' equity.............................    17,495     21,026
                                                              --------   --------     --------
          Total capitalization..............................  $ 19,901   $ 23,432     $
                                                              ========   ========     ========

---------------
(1) This amount relates to the value of equity securities issued to Microsoft and Network Solutions. For further discussion see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     Our pro forma net tangible book value as of December 31, 1999 was
$          , or $          per share of outstanding common stock, after giving
effect to the adjustments shown in the pro forma column under "Capitalization," the conversion upon completion of this offering of all convertible preferred stock into common stock and payment of related dividends, and the sale of
               shares and                shares to Microsoft and Network
Solutions, respectively, at a price equal to the lesser of the midpoint of the expected range of the offering price reflected in this prospectus or the actual price to the public of common stock sold in the offering. The pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding on a pro forma basis before this offering. Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after this offering. After giving effect to this offering, our adjusted pro forma net tangible book value
as of December 31, 1999 would have been $          , or $          per share.
This represents an immediate increase in net tangible book value of
$          per share to existing shareholders and an immediate dilution in net
tangible book value of $          per share to new investors purchasing shares
at an assumed initial public offering price. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share before this
     offering...............................................  $
  Increase per share attributable to new investors..........      --
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................               --
                                                                       ------
Dilution per share to new investors.........................           $
                                                              ======   ======

     The following table summarizes, on a pro forma, as adjusted basis as of
          , 2000, the difference between existing shareholders and new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share paid. These amounts do not include estimated underwriting discount and offering expenses that we will pay.
The table assumes that the initial public offering price will be $          per
share.

                                                                             TOTAL
                                                   SHARES PURCHASED      CONSIDERATION       AVERAGE
                                                  ------------------    ----------------      PRICE
                                                   NUMBER    PERCENT    AMOUNT   PERCENT    PER SHARE
                                                  --------   -------    ------   -------    ---------
Existing shareholders...........................                  %      $            %       $
New investors...................................                                              $
                                                  --------     ---       ----     ----
          Total.................................               100%      $         100%
                                                  ========     ===       ====     ====

     The foregoing table assumes no exercise of stock options or warrants. As of March 10, 2000, there were options outstanding to purchase 5,680,000 shares of common stock at a weighted exercise price of $3.15 per share, and warrants to purchase up to 1,199,827 shares of our common stock at a weighted average exercise price of $6.73 per share. We have also agreed to issue additional warrants to Microsoft and Network Solutions at the time of this offering. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     The following table shows our selected financial data for the period from inception (September 18, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999. This data has been derived from our audited financial statements, which have been audited by Arthur Andersen LLP, independent public accountants.

     You should read the following selected financial data in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus. The following data is in thousands, except share, per share and customer account data.

                                               FOR THE PERIOD FROM
                                                    INCEPTION
                                                 (SEPTEMBER 18,
                                                    1997) TO            YEAR ENDED          YEAR ENDED
                                                DECEMBER 31, 1997    DECEMBER 31, 1998   DECEMBER 31, 1999
                                               -------------------   -----------------   -----------------
STATEMENT OF OPERATIONS DATA:
Revenues.....................................      $         5          $     1,387         $     9,121
Operating expenses...........................             (119)              (3,708)            (25,891)
                                                   -----------          -----------         -----------
Operating loss...............................             (114)              (2,321)            (16,770)
Interest expense, net........................               --                  (18)                (14)
                                                   -----------          -----------         -----------
Net loss.....................................             (114)              (2,339)            (16,784)
Preferred stock beneficial conversion and
  dividends..................................               --                   --              (9,559)(1)
                                                   -----------          -----------         -----------
Net loss applicable to common shareholders...      $      (114)         $    (2,339)        $   (26,343)
                                                   ===========          ===========         ===========
Basic and diluted net loss per common
  share......................................      $     (0.01)         $     (0.14)        $     (1.33)
                                                   ===========          ===========         ===========
Shares used in computing net loss per
  share......................................       16,325,177           16,959,675          19,871,446
OTHER DATA:
EBITDA(2)....................................      $      (114)         $    (2,206)        $   (12,221)
Net cash used in operating activities........             (110)                 (30)             (2,397)
Net cash used in investing activities........               (2)              (1,102)             (8,752)
Net cash provided by financing activities....              139                1,811              34,953
Number of customer accounts..................                0               10,611              45,731

---------------

(1) This amount consists of approximately $9.4 million associated with the beneficial conversion feature of our preferred stock into common stock and approximately $150,000 in an accrued preferred stock dividend. The beneficial conversion is a result of the difference between the initial purchase price paid by the preferred stock holders and actual conversion price of the preferred stock into common stock.
(2) EBITDA consists of net loss excluding net interest expense, depreciation and amortization. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. EBITDA should not be considered as an alternative to net loss or net cash used in operating activities, but may be useful to investors as an indication of operating performance. Our calculations of EBITDA may not be consistent with similarly titled calculations used by other companies.

     The following balance sheet data is presented:

     - on a pro forma basis to reflect private sales of our capital stock and grants of warrants to purchase our common stock between December 31, 1999 and the date of the initial filing of the registration statement of which this prospectus is a part and the accrual of preferred stock dividends; and

     - on a pro forma as adjusted, basis to give effect to the sale of
                      and                shares of our common stock at
       $          per share to Microsoft and Network Solutions, respectively at the time of this offering, the conversion upon the completion of this offering of all convertible preferred stock into 12,163,968 shares of common stock common stock and the $619,000 payment in cash of related
       dividends, the grant of warrants to purchase up to           shares of
       common stock that will be issued to Microsoft and Network Solutions at
       the time of this offering, and the sale of                shares of our
       common stock we are offering under this prospectus, at an assumed initial
       offering price of $          per share, after deducting the underwriting
       discount and estimated offering expenses that we will pay.

                                            DECEMBER 31,   DECEMBER 31,
                                                1997           1998               DECEMBER 31, 1999
                                            ------------   ------------   ---------------------------------
                                                                                                 PRO FORMA
                                               ACTUAL         ACTUAL      ACTUAL    PRO FORMA   AS ADJUSTED
                                            ------------   ------------   -------   ---------   -----------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................      $28          $   706      $24,510    $28,510      $
Total assets..............................       30            1,781       35,976     39,976
Working capital...........................       24           (1,627)      13,250     16,781
Total long-term liabilities...............       --              350        4,004      4,004
Total shareholders' equity................       26             (938)      17,495     21,026

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read together with the financial statements and the accompanying notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including, but not limited to, those described under and included in other portions of the prospectus.

OVERVIEW

     We provide a broad range of web hosting and applications hosting and other related web-based business solutions specifically designed to meet the needs of small and medium-sized businesses. Our business is rapidly evolving and we have limited operating history. As a result, we believe that period-to-period comparisons of our revenue and operating results, including our cost of revenue and other operating expenses as a percentage of total revenue, are not meaningful and should not be relied upon as indicators of future performance. We do not believe that our historical growth rates are indicative of future results. See "Risk Factors" beginning on page 6 for a discussion of risks related to buying shares of our common stock.

     Currently, we derive a substantial majority of our revenues from shared and dedicated hosting services. We also derive revenue from applications hosting and consulting services. Our strategy is to grow our customer base and revenues primarily by marketing value-added services to small and medium-sized businesses. We expect that our number of customer accounts will grow rapidly, and that the revenue from the sale of higher margin services, such as dedicated hosting, applications hosting and consulting services, will increase more rapidly than our base shared hosting revenue. Currently, most of our hosting revenues are generated from recurring monthly fees. The remainder is derived from one-time-set-up fees for installation. We currently sell our services under agreements having terms of three months to two years. Most of our customer agreements may be canceled within the first thirty days. We receive payment in advance typically for the full contract amount by direct charges to credit or debit cards. We recognize all revenues, including set-up fees, ratably over the term of the contract.

     Our expenses consist of:

          - Cost of revenue, which is primarily comprised of compensation and related expenses for technical operations, internet connectivity and other related telecommunications expense, lease expense in particular related to our data centers, and depreciation of equipment;

          - Sales and marketing, which is primarily comprised of compensation costs and costs associated with marketing our products and services. Compensation costs include salaries and related benefits, commissions and bonuses. Our marketing expenses include the costs of direct mail, advertising and other mass market programs;

          - General and administrative, which is primarily comprised of compensation and related expenses and occupancy costs; and

          - Amortization of deferred compensation, which relates to stock and options granted prior to December 31, 1999 at exercise prices less than the fair market value of our common stock at the time of grant.

     We have incurred significant losses and experienced negative cash flow from operations since our inception and, as of December 31, 1999, had an accumulated deficit of approximately $28.8 million. We intend to invest heavily in sales and marketing, the continued development of our network infrastructure and technology, and the expansion of our international operations. We expect to expand our operations and workforce, including our network operations, technical support, sales, marketing and administrative resources. We expect to continue to incur substantial losses for the foreseeable future. Our ability to achieve profitability and positive cash flow from operations will be dependent upon our ability to grow our revenues substantially and achieve operating efficiencies.

RESULTS OF OPERATIONS

     The following table sets forth percentage of revenue data for the years ended December 31, 1998 and 1999.

                                                                         % OF REVENUES
                                                             --------------------------------------
                                                             DECEMBER 31, 1998    DECEMBER 31, 1999
                                                             -----------------    -----------------
Revenues...................................................        100.0%               100.0%
Operating expenses:
  Cost of revenue..........................................         79.0                 86.6
  Sales and marketing......................................        130.0                 86.6
  General and administrative...............................         58.3                 71.7
  Amortization of deferred compensation....................           --                 39.0
                                                                  ------               ------
  Operating loss...........................................       (167.3)              (183.9)
  Interest income..........................................          0.1                  2.3
  Interest expense.........................................         (1.4)                (2.4)
                                                                  ------               ------
          Net loss.........................................       (168.6)%             (184.0)%
                                                                  ======               ======

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1998 AND 1999

  Revenues

     Our revenues increased $7.7 million, or 557.6%, to $9.1 million for 1999 from $1.4 million during 1998. This increase was primarily due to the growth of our business and number of customers served. The number of customer accounts increased from 10,611 at December 31, 1998 to 45,731 at December 31, 1999. Approximately 42% of our fiscal 1999 revenue was recognized in the fourth quarter.

  Cost of revenue

     Our cost of revenue increased $6.8 million to $7.9 million, or 86.6% of revenue, during 1999 from $1.1 million, or 79.0% of revenue during 1998, due to the growth of our business and related expenses, including increased costs related to additional systems and customer support personnel, increased telecommunication and Internet connection costs, higher depreciation and lease expense and increased license fee payments. We expect our cost of revenue to continue to increase as we increase capacity to meet customer demand. We anticipate, however, that these costs will decline as a percentage of revenues as we expand our facilities and achieve a more cost-effective scale of operations.

  Sales and marketing

     Sales and marketing expenses increased $6.1 million to $7.9 million, or 86.6% of revenues, during 1999 from $1.8 million, or 130.0% of revenues during 1998. This increase was due primarily to an increase in the number of sales personnel, higher compensation and increased placement of advertising. We intend to significantly increase our sales and marketing expenditures in 2000.

  General and administrative

     General and administrative expense increased $5.7 million to $6.5 million, or 71.7% of revenue, during 1999 from $809,000, or 58.3% of revenue, during 1998. This increase was primarily due to an increase in the number of general and administrative personnel, increased professional fees and travel costs, as well as severance expense of $660,000 related to the termination of an officer. We expect to significantly increase our general and administrative expenditures in the future to support a higher level of operations.

  Amortization of deferred compensation

     We recorded amortization of deferred compensation totaling $4.5 million in 1999 in connection with the grant of stock options and issuance of common stock to consultants and employees. In the case of stock option grants, this amount represents the difference between the deemed fair market value of our common stock and the exercise price of the options granted on the dates the options were granted. In those cases where common stock was issued, this amount represents the deemed fair market value of our common stock on the date of issuance. This amount is included as a reduction of shareholders' equity and is being amortized ratably over the vesting period. For the year ended December 31, 1999 we recorded $3.6 million in amortization of deferred compensation, leaving $954,000 to be recognized over the remaining vesting periods of the stock options.

     In the first three months of 2000, we granted options to purchase 1,231,500 shares of our common stock to employees at exercise prices ranging from $5.80 to $9.00 per share. We granted the options with an exercise price of $5.80 per share at prices below the deemed market value of our common stock of $9.00 per share. We recorded deferred compensation of approximately $3.5 million to additional paid in capital, which will be amortized over the vesting period of the options, which is generally three years. Upon completion of this offering, 223,260 of these options will vest immediately. As a result, we expect to recognize amortization of deferred compensation of $1.1 million, $790,000, $910,000 and $660,000, in each of the years ended December 31, 2000, 2001, 2002 and 2003, respectively.

     There were no stock based compensation awards prior to 1999 and accordingly there was no amortization of deferred compensation in 1998.

  Interest expense, net

     Interest expense, net consists of interest income on our cash balances less interest expense on our capital lease obligations. Interest earned on our cash and cash equivalents increased $204,000 to $206,000 during 1999 from $2,000 during 1998. This increase was primarily due to the closing of private placements of preferred stock in December 1999, which resulted in higher cash balances available for investment. During the year ended December 31, 1999 we incurred interest expense of $220,000, compared to $20,000 in 1998.

  Income taxes

     No provision for federal income taxes has been recorded as we have incurred net operating losses from inception through December 31, 1999. As of December 31, 1999, we had approximately $19.8 million of federal net operating loss carry forwards available to offset future taxable income which expire in varying amounts beginning in 2013. We have recorded a valuation reserve for all our net deferred tax benefit for the period ended December 31, 1999 due to uncertainty that we will generate sufficient taxable income during the carry forward period to realize the benefit of our net deferred tax asset. In addition, in the past and after this offering, we may experience a change in control under Section 382 of the Revenue Code, which would limit our use of this net operating loss carry forwards.

  Net Loss

     Our net loss increased $14.5 million to $16.8 million during 1999 from $2.3 million during 1998. Our net loss increased primarily as a result of increased cost of revenues, sales and marketing, and general and administrative expense in 1999 from 1998. These increases were partially offset by an increase in revenue of $7.7 million to $9.1 million for 1999 from $1.4 million for 1998.

COMPARISON OF THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1997) TO DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1998

     We did not conduct any significant operations or realize any significant revenue for the period from inception (September 18, 1997) to December 31, 1997. During this period we incurred general and administrative expenses of approximately $119,000, consisting primarily of rent and salaries, as we commenced operations.

     No comparison of the period from inception (September 18, 1997) to December 31, 1997 to the year ended December 31, 1998 is provided as it would not be meaningful due to the startup nature of our operations and the insignificance of the related expenses during 1997.

SELECTED QUARTERLY OPERATING RESULTS

     The following table sets forth certain unaudited statement of operations data for each of the four quarters in the year ended December 31, 1999, as well as the percentage of our revenue represented by each item. This data has been derived from unaudited interim financial statements prepared on the same basis as the audited financial statements contained in this prospectus. The interim financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of such information when read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of the results for any future period.

                                                                             QUARTER ENDED
                                          -----------------------------------------------------------------------------------
                                           MARCH 31, 1999        JUNE 30, 1999      SEPTEMBER 30, 1999     DECEMBER 31, 1999
                                          -----------------    -----------------    -------------------    ------------------
                                                     % OF                 % OF                   % OF                  % OF
                                             $      REVENUE       $      REVENUE       $       REVENUE        $       REVENUE
                                          -------   -------    -------   -------    --------   --------    -------    -------
Revenues................................  $ 1,009    100.0%    $ 1,688    100.0%    $ 2,582      100.0%    $ 3,842     100.0%
                                          -------   ------     -------   ------     -------     ------     -------    ------
Operating expenses:
  Cost of revenues......................      861     85.3       1,484     87.9       2,177       84.3       3,375      87.8
  Sales and marketing...................      896     88.8       1,504     89.1       2,371       91.8       3,130      81.5
  General and administrative............      576     57.1       1,080     64.0       1,613       62.5       3,267      85.0
  Amortization of deferred
    compensation........................      101     10.0       1,212     71.8       1,296       50.2         948      24.7
                                          -------   ------     -------   ------     -------     ------     -------    ------
        Total operating expenses........    2,434    241.2       5,280    312.8       7,457      288.8      10,720     279.0
                                          -------   ------     -------   ------     -------     ------     -------    ------
Operating loss..........................   (1,425)  (141.2)     (3,592)  (212.8)     (4,875)    (188.8)     (6,878)   (179.0)
Other income (expense):
  Interest income.......................        7      0.7          14      0.8          30        1.2         155       4.0
  Interest expense......................      (18)    (1.8)        (32)    (1.9)        (42)      (1.6)       (128)     (3.3)
                                          -------   ------     -------   ------     -------     ------     -------    ------
        Net loss........................  $(1,436)  (142.3)%   $(3,610)  (213.9)%   $(4,887)    (189.2)%   $(6,851)   (178.3)%
                                          =======   ======     =======   ======     =======     ======     =======    ======
EBITDA..................................  $(1,213)             $(2,182)             $(3,316)               $(5,510)
                                          =======              =======              =======                =======

     Revenues increased 41.5% during the quarter ended March 31, 1999, 67.3% during the quarter ended June 30, 1999, 53.0% during the quarter ended September 30, 1999 and 48.8% for the quarter ended December 31, 1999, as the number of new customers rose significantly during each quarter. Cost of revenue increased in each quarter relatively proportional to the increased revenue. Sales and marketing and general and administrative increased quarter over quarter primarily due to the addition of personnel as our business increased.

     We expect to experience significant fluctuations in our future results of operations due to a variety of factors, many of which are outside of our control, including:

     - demand for and market acceptance of our products and services may decline or fail to increase enough to offset our costs;

     - introductions of new products and services or enhancements by us and our competitors may increase our costs or make our existing products and services obsolete;

     - the mix of products and services we sell may change, and the new mix may generate less revenue and gross margin;

     - the gain or loss of a significant number of customers;

     - the timing and success of advertising, marketing efforts and new service introductions, both by us and our resellers;

     - the timing and magnitude of our capital expenditures, including construction costs related to the expansion of operations, may vary from quarter to quarter;

     - the prices we charge our customers may decline due to price competition;

     - utilization of our network may increase beyond our capacity and we may incur expenses to increase our capacity;

     - the availability and cost of bandwidth may reduce our ability to increase bandwidth as necessary, reducing our revenue;

     - the gain or loss of a key strategic relationship; and

     - conditions specific to the Internet industry and other economic factors may affect the prices we can charge or the expenses we incur.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our operations to date primarily through private equity placements that generated net proceeds of $33.2 million and capital leases from vendors of $2.6 million. At December 31, 1999 we had an accumulated deficit of $28.8 million and unrestricted cash and cash equivalents of $24.5 million. This balance of cash and cash equivalents is primarily the result of our raising net proceeds $23.4 million from the sale of preferred stock in the fourth quarter of 1999.

     During the years ended December 31, 1999 and 1998, we used cash to fund operations of $2.4 million and $30,000, respectively. The increase in cash used in operations was due primarily to working capital requirements and net losses, offset by increases in accounts payable, deferred revenue and accrued expenses. Net cash used in investing activities was $8.8 million for the year ended December 31, 1999 and is comprised of equipment purchases of $7.8 million and deposits of $1.0 million in restricted cash. Net cash provided by financing activities was $35.0 million and is related primarily to the issuance of our Series A preferred stock and common stock, as well as borrowings under capital leases. Total borrowings under our capital lease obligations as of December 31, 1999 were approximately $3.6 million.

     On December 24, 1999, we entered into a stock purchase agreement with Microsoft Corporation. In connection with this financing transaction, we issued 2,300,000 shares of Series A preferred stock to Microsoft, at a purchase price of $2.18 per share. We also issued a warrant to Microsoft to purchase 506,000 shares of common stock at an exercise price of $5.80 per share. In addition, under the stock purchase agreement, on the day following the effective date of the registration statement of which this prospectus is a part, we will issue the number of shares of common stock to Microsoft equal to $7.5 million divided by the lesser of the midpoint of the expected range of offering price as reflected in this prospectus or the actual price to the public of common stock sold in the offering. In connection with this issuance, we will issue an additional warrant to purchase a number of shares of common stock equal to 75% of the number of shares sold to Microsoft at an exercise price equal to the price paid at the closing. In connection with this investment, we entered into a five-year co-marketing agreement with Microsoft. We recorded deferred development costs for the value of the warrant issued on December 24, 1999 of approximately $2.1 million. We will also record additional deferred expense for the value of the warrants to be issued upon the second closing and for the difference, if any, between the midpoint of the expected offering range and the offering price. This deferred expense will be amortized over the five-year term of the co-marketing agreement.

     On January 28, 2000, we issued a warrant to purchase up to 349,000 shares of our common stock to Road Runner whose cable affiliates include Time Warner, Media One, and Cox Cable, in connection with a co-marketing agreement. Of the shares subject to this warrant, 100,000 vested immediately upon the execution of our co-marketing agreement and the balance vest in equal installments on June 30, 2000, September 30, 2000, December 31, 2000 and December 31, 2001, subject to performance criteria. In January 2000, we recorded expense of approximately $650,000 associated with the vested portion of the warrant. We will record additional expense in the future based on the fair value of the portion of the warrant that has been earned and that vests in each period based on meeting the performance criteria.

     On March 15, 2000, we entered into a stock purchase agreement with Network Solutions. In connection with this financing transaction, we issued 698,655 shares of Series A preferred stock to Network Solutions, at a purchase price of $5.80 per share. We also issued a warrant to Network Solutions to purchase 344,827 shares of common stock at an exercise price of $5.80 per share. In addition, under the stock purchase agreement, on the day following the effective date of the registration statement of which this prospectus is a part, we will issue the number of shares of common stock to Network Solutions equal to $6.0 million divided by the lesser of the midpoint of the expected range of offering price as reflected in this prospectus or the actual price to the public of common stock sold in the offering. In connection with this issuance, we will issue an additional warrant to purchase a number of shares of common stock equal to 75% of the number of shares sold to Network Solutions at an exercise price equal to the price paid at the closing. In connection with this investment, we entered into a four year premier program agreement with Network Solutions. We will record deferred expense of approximately $2.5 million for the value of the warrant issued on March 15, 2000 of approximately $2.5 million and deferred expense of approximately $2.2 million for the difference between the purchase price of $5.80 per share and the fair value of our common stock on that date of $9.00 per share. We will also record additional deferred expense for the value of the warrants to be issued upon the second closing and for the difference, if any, between the midpoint of the expected offering range and the offering price. This deferred expense will be amortized over the four year term of the premier program agreement.

     We are pursuing an aggressive internal growth strategy that we anticipate will require significant additional funding before we begin to generate positive cash flow. We believe that our current cash and cash equivalent balances, equity proceeds from strategic alliances closed since December 31, 1999, and the proceeds of this offering will be sufficient to meet our working capital and capital expenditure requirements through the end of 2001. The execution of our business plan may require additional capital to fund our operating losses, working capital needs, sales and marketing expenses, lease payments and capital expenditures. At December 31, 1999 we have commitments of $2.7 million in capital expenditures outstanding for expanded network and facilities. In view of future expansion plans, we will consider our financing alternatives, which may include the incurrence of debt, additional public or private equity offerings, or an equity investment by a strategic partner. Actual capital requirements may vary based upon the timing and success of the expansion of our operations. Our capital requirements may also change based upon technological and competitive developments. In addition, several factors may affect our capital requirements:

     - demand for our services or our anticipated cash flow from operations being less than expected;

     - our development plans or projections proving to be inaccurate;

     - our engaging in strategic relationships or acquisitions; and

     - our acceleration of, or otherwise altering, the schedule of our expansion plan.

     If additional funds are raised through the issuance of equity or convertible securities, the percentage ownership of our shareholders will be reduced and our shareholders may experience additional dilution. There can be no assurance that additional financing, if required, will be available on satisfactory terms, or at all. If we do not obtain additional financing, we believe that our existing cash balances may be adequate to continue expanding the operations on a reduced scale.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 established accounting and reporting standards for derivative instruments and for hedging activities. SFAS is effective for fiscal years beginning after June 15, 2000. We do not believe the adoption of SFAS 133 will have a material effect on our results of operations or financial condition.

IMPACT OF YEAR 2000

     In late 1999, we completed our remediation and testing of systems for the Year 2000 problem. As a result of those planning and implementation efforts, we experienced no significant disruptions in mission critical information technology and non-information technology systems and believe those systems successfully responded to the Year 2000 date change. Expenses in connection with remediating our systems were not significant. We are not aware of any material problems resulting from Year 2000 issues, either with our products, our internal systems, or the products and services of third parties. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

     All of our customer contracts are currently denominated in U.S. dollars, and we do not currently invest in derivative financial instruments. However, we invest our excess cash balances in cash equivalents and are therefore subject to market risk related to changes in interest rates. We believe, but cannot be certain, that the effect on our financial position, results of operations and cash flows of any reasonably likely changes in interest rates would not be material.

                                    BUSINESS

     Interland provides a broad range of web and applications hosting and other related web-based business solutions specifically designed to meet the needs of small to medium-sized businesses. These high-quality solutions are secure, reliable, and affordable and can be easily upgraded to provide additional capacity and functionality. In addition, our services are backed by superior customer support 24 hours a day, seven days a week and 365 days a year. We sell our service to customers primarily under fully pre-paid contracts which are typically between three months and two years in length. Our hosting services are based on the Microsoft NT and Red Hat Linux operating systems, providing diversity and flexibility to our customers. We are committed to providing superior customer service and believe this commitment is among the reasons our web hosting services were selected as the "Editor's Choice" by Windows NT magazine in September 1999 and by PC Magazine in December 1999.

     We began operations as a web hosting business in September 1997 and as of December 31, 1999 had 45,731 customer accounts, an increase of approximately 330% versus the prior year. Over the same period our revenues have grown from approximately $1.4 million in 1998 to over $9.1 million in 1999, representing a growth rate of over 550%. We have achieved this growth without making any acquisitions and with less than $6.8 million of total invested cash capital until December 1999, when we closed a $25.0 million round of venture financing. The following are among the key factors that we believe will continue to drive our growth:

     - A broad and expanding portfolio of high quality services designed to enable us to provide one-stop shopping for the specific hosting and related needs of small to medium-sized businesses. Our goal is to deliver a bundle of services that not only meets a customer's needs today, but that also can easily and seamlessly be augmented to provide greater capacity and functionality to address the customer's growing needs in the future. In so doing, we expect to maintain our high customer retention rate, while continuing to increase our average revenue per customer.

     - Key strategic relationships with Microsoft and Network Solutions, both of which have made equity investments in Interland, and with Road Runner, which holds a warrant to purchase shares of our common stock. Microsoft has invested $5.0 million in our convertible preferred stock and has agreed to invest an additional $7.5 million in our common stock at the time of this offering. Network Solutions has invested $4.0 million in our convertible preferred stock and has agreed to invest an additional $6.0 million in our common stock at the time of this offering. We have also issued warrants to Microsoft and Network Solutions to purchase shares of our common stock in connection with these investments. In addition we have strong business relationships with leading technology providers including Cisco, Cobalt Networks, Hewlett-Packard, Red Hat and Road Runner.

     - State-of-the-art data centers which provide a secure operating environment and facilitate the delivery of high quality, reliable services. In addition, because our current data centers are located in close proximity to the major access points of our Internet connectivity providers, we are able to provide our customers with greater data speeds while we enjoy lower overall connectivity costs.

     - Global expansion to serve foreign small and medium-sized businesses in Europe, Asia and South America. We believe the web hosting market in these areas represents a growth opportunity as great or greater than the domestic market. To take advantage of this opportunity, we have opened our first international sales and customer service center in Amsterdam and will continue to evaluate other locations as well as foreign strategic relationships and acquisition candidates.

     - A creative, highly aggressive multimedia advertising campaign designed to establish Interland as the first commonly recognized brand in the hosting industry.

     - An experienced, quota-driven direct sales force that has been trained in consultative selling and is skilled in assessing the needs of small and medium-sized businesses. Once a customer makes contact with an Interland salesperson, that salesperson is the primary ongoing contact for the customer. Through a continuing dialogue, the salesperson assesses the customer's needs and works with the customer to create tailored solutions. The salesperson will continually monitor the customer's account to proactively offer additional products and services as the customer's needs change and expand. In addition, we also have created a growing network of resellers who provide us with a highly effective distribution channel for our services. Our current largest private label reseller is Road Runner, whose cable affiliates include Time Warner, Media One, and Cox Cable. Under our exclusive private label agreement with Road Runner, we have agreed to provide web hosting services to the customers of Road Runner under Road Runner's name.

     - Our proprietary provisioning system that allows our salespeople, during the order process, to activate a web site or provide other services for a customer in real-time. This system also supports and integrates our internal functions such as customer relationship management, administration of accounts, billing and reporting. We believe these systems allow us to activate and support our customers at a lower cost compared to our competitors, and enables us to sell additional and more complex services to our existing customer base.

THE INDUSTRY

  The Internet

     The Internet continues to demonstrate significant growth. International Data Corporation (IDC) estimates that the number of Internet users world-wide will grow from approximately 97.3 million at the end of 1998 to 319.8 million by the end of 2002. This represents a compound annual growth rate of 34.6%. The number of Internet users in the United States is predicted to increase from approximately 51.6 million at the end of 1998 to 135.9 million by the end of 2002, a 27.4% compound annual growth rate. This indicates that the international market is expected to grow faster than the United States market.

     One of the many reasons for the overall growth in Internet users has been the rapid emergence of the Internet as a global business-to-business and business-to-consumer commerce medium. Since the commercialization of the Internet in the early 1990s, businesses have rapidly established web sites as a means to expand customer reach and improve communications and operational efficiency. As businesses become more familiar with the Internet as a communications and commerce platform, an increasing number of businesses have begun to implement more complex and mission-critical applications over the Internet. These applications include sales, customer service, customer acquisition and retention programs, communication tools such as e-mail and messaging, and business-to-business and business-to-consumer e-commerce.

     The increasing reliance on the Internet and the growing complexity and functionality of web sites has made the management and maintenance of web sites an increasingly complex task. As a result, many businesses, particularly small and medium-sized businesses, have elected to outsource the implementation and management of their web sites. We believe outsourcing can provide a business with a number of benefits including:

     - Lower start-up and operating costs;

     - Faster time to market;

     - Greater security and reliability; and

     - Less attention diverted from a company's core business activities.

  Web Hosting Market

     IDC predicts that the United States market for web hosting will grow from $806 million in 1998 to $17.7 billion in 2003, representing a compound annual growth rate of 85.4%. IDC also estimates that the international market for web hosting services will grow at a faster rate, from $16.5 million in 1998 to $1.3 billion in 2003, a compound annual growth rate of 138.7%.

     According to IDC, small businesses, those with less than 100 employees, accounted for 46% of the total web hosting market in 1998 in the U.S., and IDC predicts this percentage will grow to 61% by 2003, at which time small businesses are projected to account for $10.7 billion of the total $17.7 billion U.S. web hosting market. In addition, IDC predicts that the small business segment of the market will grow at a compound annual growth rate of approximately 96% between 1998 and 2003, versus 73% for medium and 78% for the large business segments. According to IDC, at the end of 1998 only 17% of an estimated 7.4 million small businesses in the U.S. had web sites. IDC predicts that by the end of 2003, the number of small businesses in the U.S. will grow to
8.2 million, 62% of which are estimated to have web sites.

  Applications Hosting Market

     Applications hosting enables software applications to be deployed, managed, supported and upgraded from an applications service provider's centrally located servers, rather than on individual desktop computers. Applications service providers typically rent software applications over the Internet to customers for a monthly fee. Advantages of applications hosting to customers include reduced upfront capital expenditures, lower operating costs and faster applications implementation. Due to these advantages, the applications hosting market is growing rapidly. Forrester Research, Inc. projects that the applications services market will grow to over $11.3 billion in 2003 from less than $1 billion in 1999. Forrester also projects that 22% of all U.S.-based applications revenue will flow through applications service providers in 2003.

  Current Market Fragmentation

     Both the web and applications hosting markets today are fragmented and consist primarily of the following types of providers:

     - Small web hosting providers who do not have the capital, resources and focus to develop and offer a broad selection of high quality services and support at competitive prices;

     - Large providers whose core service offerings tend to be geared toward large businesses or only toward those businesses which seek to implement or maintain the most complex types of web sites;

     - National and local Internet service providers or ISPs whose core business focus centers around the provision of Internet connectivity rather than hosting; and

     - Web design and consulting firms for which hosting is not their core expertise.

OUR OPPORTUNITY

     We believe that small to medium-sized businesses, while representing a large and rapidly growing segment of the market, have traditionally been underserved by web and applications hosting companies. For a number of small and medium-sized businesses, many of whom do not have internal technical resources dedicated to Internet services, establishing a presence on the Internet and realizing the various benefits of the Internet has proven to be a complicated and time consuming task. In addition, many small and medium-sized businesses have not had access to the type and quality of Internet-based services that larger, more sophisticated companies currently enjoy. We therefore believe that a significant market opportunity exists for us to deliver a comprehensive and easy-to-use suite of services designed to address the specific needs of the small and medium-sized business customer.

OUR SOLUTION

     We are dedicated to providing small to medium-sized businesses with a comprehensive bundle of services, which enables them to quickly, easily and affordably capitalize on the benefits of the Internet. The key elements of our solution include:

     - A full suite of high-quality web and applications hosting and other related services;

     - Solutions which are affordable, quick to deploy, and easy to use;

     - State-of-the-art security and reliability; and

     - Personalized customer service and 24x7 support.

OUR STRATEGY

     Our goal is to become the leading global provider of web and applications hosting and related business solutions to the small and medium-sized business market. Our strategy for achieving our goal is comprised of the following key components:

     Provide a Broad Portfolio of Services on Multiple Platforms. A key element of our growth to date has been our ability to provide and support a wide variety of hosting services on multiple hardware and software platforms. Currently, we have four key service areas comprised of shared hosting, dedicated hosting, applications hosting and e-commerce solutions, and consulting services. Within these service categories, we believe we have a solution which can effectively address the web hosting and related needs of most small and medium-sized businesses, both now and as their needs evolve and expand. For example, many of our customers may outgrow the capabilities of shared hosting services and may ultimately need a dedicated service. When this need arises, we are able to provide this service for them with relative ease. In addition, a business that begins a relationship with us as a dedicated hosting customer may desire access to the applications we host or the e-commerce services we provide. We intend to continue to broaden our services portfolio in order to better serve our existing customers and further enhance our ability to attract new customers. We have also developed the technical expertise to provide our services on multiple operating systems, including Microsoft Windows NT and Red Hat Linux. We can therefore offer our customers additional flexibility in deploying their web sites and applications. In short, our goal is to ensure that a customer or potential customer need never look beyond Interland to fulfill any hosting or e-commerce need.

     Expand Sales Capabilities and Distribution Channels. We intend to grow our revenue through the continued expansion of our sales and distribution channels. Our sales efforts currently occur through a number of channels, including our direct sales force, active resellers and strategic relationships we have developed. We will expand all of these efforts. Specifically, we will continue to hire new sales employees for our internal direct sales efforts. To complement our direct sales efforts, we will also distribute our services through a network of over 100 active resellers. These resellers typically offer our services under the Interland brand name to their existing and new customers and retain responsibility for most of their clients' customer service needs. We believe this reseller network, which accounted for 16% of our revenue for the year ended December 31, 1999, is a highly effective distribution channel for our services with minimal cost to us. Some of our most valued resellers offer our services under their own private label brand names. Our recent agreement with Road Runner, which provides access to the Internet through the cable operations of Time Warner, Cox Media, Media One and other cable operators, is an example of this strategy. We will also continue to seek strategic relationships that enable us to reach new customers. For example, our marketing arrangements with Hewlett-Packard, Microsoft, and Network Solutions allow us to introduce our services to potential customers that we might not otherwise reach. All of these efforts should increase the exposure of our service offerings to potential customers.

     Expand International Presence. For the year ended December 31, 1999, we derived approximately 8% of our revenues from customers outside the United States. We believe that the hosting services needs of many foreign small and medium-sized businesses located outside the U.S. are not being adequately served and therefore represent a significant growth opportunity. In order to capitalize on these opportunities, we are opening a sales and customer service center in Amsterdam. This facility will be staffed with multilingual professionals enabling us to sell and support our services throughout Western Europe from a centrally based location. Initially, we intend to host web sites and applications for our European customers from our servers located in the U.S. As a result of this arrangement, we expect to have lower operating costs than companies that have data centers and connection to the Internet in Europe. We also expect to be able to defer significant capital expenditures associated with building additional international data centers, and to offer our services at lower prices than our competitors in

Europe. We will, however, continually reassess the need for a data center in Europe. In addition, we intend to identify suitable foreign acquisition candidates and will strive to develop relationships in other international markets. To date, we have been able to retain international resellers in over 50 countries without a significant marketing effort. We believe that all of these efforts could potentially lead to a significant expansion in our customer base in international markets.

     Increase Brand Awareness and Market Presence. We believe that we have a unique opportunity to be one of the first hosting providers to establish a meaningful brand name in the web and applications hosting industry. We intend to continue to build our brand recognition by continuing to implement multimedia advertising campaign. We also intend to take advantage of our strategic co-marketing relationships with industry leaders such as Microsoft, Hewlett-Packard, Network Solutions and Road Runner. We believe these programs will enable us to continue to expand our customer base and assist us in our customer retention efforts.

     Take Advantage of Innovative and Proprietary Technology. We have developed proprietary technology that assists in our customer support efforts and our internal processes. For example, an internally developed tool provides an auto-provisioning function that allows our customers to alter their sites through the Internet without having to contact us. We have also developed a platform for complex web sites that allows our customers to incorporate sophisticated Internet functions into their web sites easily, including e-commerce, merchant capabilities, on-line transactions and e-mail. We believe these technologies help us attract and support our customers at a lower cost compared to our competitors. Our integrated customer manager system supports our internal processes with features such as customer relationship management, automated installation and provisioning of services, administration of accounts, billing, and reporting. We also use these tools to offer additional services to our existing customer base. We will continue to develop specialized technology and systems to give us advantages in delivering quality and price competitive services to our customers.

     Pursue Additional Strategic Alliances and Relationships. We will continue to pursue strategic alliances and acquisitions that will enable us to expand our service portfolio, our technological capabilities and our customer base. In December 1999, we entered into a license, development and marketing agreement with Microsoft. In January 2000, we entered into an agreement with Road Runner to provide web hosting services for the cable customers of its affiliates. In March 2000, we entered into a premier program agreement. We intend to seek additional opportunities like these as well as to explore possible acquisitions.

OUR SERVICES

     We offer an integrated suite of web and applications hosting and related business services designed to specifically address the needs of small and medium-sized businesses. These services include:

     - shared hosting;

     - dedicated hosting;

     - applications hosting; and

     - consulting services.

During the three month period ended December 31, 1999, 70% of revenues was derived from our shared servers, 12% was derived from dedicated services and 18% was from applications hosting and consulting services.

     Shared Hosting. Shared hosting services are entry-level service plans designed for web sites with relatively low volumes of traffic. Our shared hosting packages minimize the cost for customers by providing hosting services for multiple customers on a single shared server, spreading the cost of the service over many users. Shared hosting is particularly attractive to small to medium-sized businesses looking to build their presence on the web. Our shared hosting service plans also include many standard features and more complex options for database support, e-commerce support, multi-media services and extensive e-mail support. The large majority of our customers currently use our shared hosting services. Our intention is to reassess continually the needs of our shared hosting customers and, when appropriate, to encourage them to add capacity and functionality to their web sites by migrating to dedicated hosting services.

     Dedicated Hosting. Dedicated hosting services are designed for customers with complex requirements and high traffic volumes. Web sites on dedicated servers typically have database driven content that requires multiple applications and database servers to operate. Our dedicated service plans provide each customer with a complete web site hosting solution including all of the hardware, software, network equipment and support necessary to run the web site. These service plans offer a number of advantages to our customers in addition to those received in our shared hosting packages, including:

     - Capacity -- the customer receives greater processing and storage resources;

     - Reliability -- the customer's web site is located on its own server reducing the possibility of server related difficulties;

     - Flexibility -- we can custom configure a specific customer's server or servers to optimize performance and enhance security; and

     - Speed -- dedicated servers can reduce response time and increase processing speed of the customer's web site, allowing for faster access to the web sites information and services and an improved experience for the end-user.

     As our customer base continues to migrate from shared hosting to more sophisticated, higher margin services such as dedicated hosting, we believe our average revenues per customer will continue to increase.

     Applications Hosting. Our applications hosting services allow our customers to outsource to us the deployment, configuration, hosting, management and support of various software applications. Our applications hosting services allow our customers to deploy a software application more quickly and with reduced up-front costs. In addition, many small and medium-sized businesses do not have the internal technical resources to support multiple software applications. We therefore believe that outsourcing these functions to us is a desirable and increasingly preferred alternative for these businesses. The types of applications we host for our customers include collaboration tools, business tools, mail-service tools, and e-commerce applications. Currently, the applications we host consist primarily of Microsoft Exchange Server, Office Server Extension and various e-commerce and security products.

     Consulting Services. Our consulting and professional services provide assistance to customers with unique requirements. These services include:

     - web site design and re-modeling or enhancement of existing sites to optimize performance;

     - e-commerce enabling;

     - system configuration and integration; and

     - provisioning of customized applications.

     Our consulting engagements typically range from a few hours to a few days depending upon the complexity of the services needed. Because many of our customers are new to the Internet, we believe these services are critical to the success of our customers and are necessary for us to be a complete hosting services provider. Most of the services are billed on an hourly basis and are pre-packaged and priced in standard blocks.

  Pricing

     We sell our services under contracts which typically range from three months to two years in length. We typically require payment for the full contract amount at the initiation of the service. Our web site hosting offerings and prices for new installations as of February 29, 2000 are generally described in the table below.

                                                                                       MONTHLY
SERVICE TYPE                              SERVICE LEVEL           SET-UP FEE           FEE(1)
------------                         -----------------------  -------------------  ---------------
Shared Hosting Services............  Feature Plan             $40.00               $19.95-$29.95
                                                              $40.00               $39.95-$49.95
                                     Feature Plus
                                                              $149.95-$199.95      $149.95-$199.95
                                     Business Plan
                                                              $349.95-$699.95      $399.95
                                     Enterprise Plan
Dedicated Hosting Services.........  Basic Business           $599.00-$699.00      $499.00
                                                              $699.00-$899.00      $799.00
                                     Select Business
                                                              $1,199.00-$1,399.00  $999.00
                                     Select Business Plus
                                                              $2,299.00-$2,499.00  $1,499.00
                                     Corporate Business
                                                              $2,799.00-$2,999.00  $1,999.00
                                     Corporate Business Plus

---------------
(1) The monthly fees listed above are for short-term contracts. We typically offer our customers discounts for longer-term contracts.

     Our applications hosting services are also provided on a monthly basis. The fees for these services vary depending on the applications being provided.

     To further simplify the purchasing process for our customers, all web hosting service plans, including features and prices, are described on our web site. This enables our customers to evaluate the various service offerings before contacting one of our sales representatives, which in turn shortens our selling cycle, reduces our customer acquisition costs and ultimately enhances customer satisfaction by making readily available the necessary technical and business information for choosing the appropriate service level. We upgrade our web site regularly to provide more product information and enhanced purchasing capabilities for our existing and prospective customers.

ADVERTISING AND MARKETING

     We actively advertise and market our comprehensive hosting services to small and medium-sized businesses in the U.S. and intend to increase the frequency of our advertising and marketing into other countries. Our advertising strategy is based on the primary foundation of building brand recognition and increasing market share. In addition to our internal advertising and marketing efforts, we have engaged the services of a leading technology advertising firm. This firm is helping us plan, design and execute an integrated advertising and marketing communication plan. Our current marketing campaign incorporates:

     - Advertising (print, on-line, outdoor, TV and radio);

     - Direct marketing by mail and telephone;

     - Public relations;

     - Product/service promotions;

     - Product/service literature;

     - Trade show/event marketing; and

     - Web/electronic marketing.

     Our product marketing team supports the direct advertising and marketing activities that we conduct. The focus of this team is to develop and launch a portfolio of products and services that will meet our customer's needs. Product marketing activities include product strategy and definition, pricing, competitive analysis, product launch, channel program management and product life cycle management. By aligning the product marketing organization around our four key services, we are able to focus and deliver product and services quickly.

SALES AND DISTRIBUTION

     We utilize multiple sales and distribution channels in an effort to maximize our market share. These channels include direct sales through sales professionals, indirect sales through reseller and private-label arrangements, co-marketing relationships, and other channels.

  Direct Sales

     Our direct sales efforts are carried out by two primary groups, in-bound and out-bound sales professionals.

     In-Bound Sales Force. Our in-bound sales force primarily responds to incoming inquiries about our services. Our sales force is trained in a relationship selling methodology that allows them to better assess the needs of customers and to recommend tailored solutions. This methodology gives our customers a one-on-one consultative relationship with a sales professional in which the specific desires of the customer are appropriately addressed. As this relationship develops and our customer grows, the salesperson can assess the customer's needs and work to provide the customer with tailored services. The salesperson can also carefully monitor the customer's account to make sure that we are proactive in offering additional products and services as the customer's needs change and expand.

     Out-Bound Sales Force. Our out-bound sales force generates sales leads through direct contact with potential customers. These sales specialists generate new business through telemarketing, direct mail and Internet contact. These sales specialists are also provided specific training so that they can effectively consult and sell to potential customers.

     In addition to initial training, every sales specialist must attend two hours per week of on-going training. This training helps to educate all of our sales personnel about our technological advances and our latest service offerings.

  Resellers and Private Label Relationships

     We currently have a network of resellers consisting of businesses including system integrators, value added hardware and software resellers, web developers and web consulting companies and Internet service providers. These resellers allow us to cost-effectively address a large customer audience that we could not otherwise reach.

     One of the recent additions to our reseller channel is Road Runner. Road Runner provides Internet access through several cable companies including the cable operations of Time Warner, Cox Cable, Media One and other cable operators. We have agreed to provide shared and dedicated web hosting services for customers of Road Runner under the Road Runner brand name. Road Runner has designated us as the exclusive provider of these services, although Road Runner may end the exclusive nature of our relationship at any time.

  Other Sales and Distribution Channels

     We also pursue sales through a number of other indirect channels, including Internet marketing, customer referrals, and industry referrals.

     Internet Marketing. A portion of our new customers come to us through on-line registrations. Our Internet marketing sales programs offer an automated on-line sales interface to potential customers. This enables our customers to purchase services at any time from our web site.

     Customer Referrals. We believe that customer referrals are an excellent source of new customers. Many new customers have come to us through referrals from other customers who have had a good relationship with us. While we reward our customers for these referrals with discounts on their services, we also believe that our reputation for excellent customer service leads to many of these referrals.

     Industry Referrals. We received many referral customers from other providers of Internet related services, including web designers. Web designers and other Internet industry professionals who work with us on a regular basis have experience and knowledge of our services that make them a valuable source of new customers.

 Customer Manager System

     All of our sales efforts are supported by our customer manager system, a proprietary system that helps us manage our entire relationship with our customers. After a customer has initiated service with us, the customer manager system automatically provisions the service on the web server the customer has selected, verifies correct setup, e-mails the customer its contract and service information, prints a label to mail the new customer information (including a 30 page manual), and queues the customer for future billing. All subsequent calls for customer service and any invoicing are also stored inside the customer manager system, along with usage statistics, referral information, and other pertinent customer information. The system automatically invoices, debits checking accounts and credit cards, generates late notices, initiates human follow-up calls, and cancels delinquent accounts. The system also provides us with useful information to spot troubled servers, estimate cost of customer acquisitions by advertising medium or lead source, and spot abusive users, among dozens of other reports.

KEY STRATEGIC RELATIONSHIPS

     We have established and will continue to forge strategic relationships with leading technology providers, including major software, hardware, development and Internet marketing organizations, to enhance our products and services. These relationships enable us to gain quicker access to innovative technologies, provide more creative solutions for our customers, and allow us to offer our customers many of the same resources that would otherwise be prohibitively expensive for them to acquire. We are also able to build upon the research and development and expertise of these companies in developing and launching new products. We therefore believe that these relationships will enable us to continue to provide our customers with the necessary tools to create, host and maintain a successful web presence have access to sophisticated and e-commerce and applications solutions. These relationships also provide us with unique marketing and sales opportunities to customers to which we might not otherwise have access.

  Microsoft Corporation

     We are a Microsoft Certified Solution Partner and are currently engaged in several initiatives with Microsoft. We recently entered into a development, license and co-marketing agreement with Microsoft. We agreed to develop software and related materials that will enable the installation of packaged hosted service on Microsoft's Window NT platform and have granted Microsoft a license to the software. We will pay Microsoft five percent of the total gross revenues that we receive from licensing or otherwise exploiting the software. In return, Microsoft will provide us with an opportunity to be involved in beta programs and training initiatives for Microsoft's IIS program and the Windows 2000 and Exchange Server products. At the same time we entered into this agreement, Microsoft invested $5.0 million in our convertible preferred stock and agreed to invest an additional $7.5 million in our common stock at the time of this offering. We have also issued warrants to Microsoft to purchase shares of our common stock in connection with these investments.

     We have also entered into a separate co-marketing agreement in which Microsoft agreed to include a special offer advertisement in every FrontPage 2000 product box that is packaged for retail sale. FrontPage 2000 is a software product which enables a company to design its web site. The agreement also allows us to distribute a CD that includes a 45-day trial version of FrontPage 2000, packaged with our set-up software and other useful tools. Our CD is periodically mailed to prospective customers and enables them to design a web site and host it with us.

     Other initiatives include:

     - Application Services. We have entered into an application services agreement which establishes the framework by which we can obtain and license various Microsoft products to use in our applications hosting services. Under this framework we have licensed server software, including Exchange Server and Office Server Extension. Depending upon the specific software we license, we pay a license fee on either a per server or per user basis.

     - Microsoft Big Day. Microsoft has chosen us to be the exclusive hosting service partner for the Microsoft Big Day Seminars, a series of seminars that will travel to 230 cities over 6 months. The average seminar attracts 130 small business owners. The purpose of the seminar is to educate small business owners as to Microsoft Technology, the Internet, how to build a web site, and how to take advantage of the new ASP model. We will be the direct resource for web hosting, web site maintenance, database management, and domain registrations for these seminars. Compaq and Softchoice are also involved in this project.

     - Microsoft ISP Telemarketing. Microsoft selected us as one of two companies to use in promoting Windows 2000 shared hosting solutions to over 1,000 Internet service providers. Microsoft will be promoting sales of Windows 2000 and our dedicated hosting solutions to a select group of Internet service providers beginning in the first quarter of 2000.

  Network Solutions

     We have entered into a strategic alliance with Network Solutions, the premier domain registration entity. We have entered a premier program agreement with Network Solutions whereby Network Solutions will process domain names that we request for our customers, license access to their domain name servers and databases to us, and promote us as a member of their program. In return, we will use Network Solutions as our exclusive registrar of second-level domain names and promote Network Solutions' services. We also use the services of Image-Cafe and ID Names, both of which are owned by Network Solutions. Image-Cafe gives our customers access to a variety of web design templates. Through ID Names, our customers can search for and secure worldwide domain registrations, including country code top level domain services to our customers.

     In addition, Network Solutions has recently invested $4.0 million in our convertible preferred stock and has agreed to invest $6.0 million in our common stock at the time of this offering. We have also issued warrants to Network Solutions to purchase shares of our common stock in connection with these investments.

  Road Runner

     We have recently entered into an exclusive relationship with Road Runner. Road Runner is a joint venture among affiliates of Time Warner Inc., Media One Group, Inc., Microsoft, Compaq and Advance/Newhouse. Road Runner provides high-speed Internet access through the cable television infrastructure, including through the cable television operations of Time Warner, Media One, Cox Communications, Bend Cable, and Cable Atlantic. One of the services Road Runner offers to its customers is web hosting. Pursuant to our agreement, Road Runner has engaged us as the exclusive provider of these services. These services will be branded under the Road Runner brand, but we will be providing all web hosting and support services. We will also provide training for the sales and support representatives of Road Runner. Pursuant to this relationship, we have granted a warrant to Road Runner to purchase up to 349,000 shares of our common stock based on its achievement of certain performance criteria.

  Hewlett-Packard

     Hewlett-Packard manufactures hardware equipment, including servers that we utilize in our hosting operations. We have entered into several arrangements with Hewlett-Packard, including an Electronic

Services Strategic Alliance Agreement. Under this agreement, Hewlett-Packard provides us its Millennium Commerce Solution, which consists of a package of hardware and software products. This package is marketed as a complete e-commerce solution, with redundancy, firewall protection, web-based configuration, complete reporting, real-time credit card processing, and high availability services. The arrangement enables us to provide our customers with the type of sophisticated e-commerce services that would generally be prohibitively expensive for the small to medium-sized business. We offer this package to our customers whose web sites and other applications run on Linux platforms and we pay Hewlett-Packard a percentage of the fees we receive from our customers when they use these services. In addition, Hewlett-Packard has agreed to fund 50% of the advertising cost allocated towards this project and provide all hardware and software at no cost to us.

  Other Co-Marketing and Supplier Arrangements

     We have entered into a number of other co-marketing and supplier relationships. Some of these relationships include:

CO-MARKETING RELATIONSHIPS           SUPPLIER RELATIONSHIPS                   REFERRAL RELATIONSHIPS
--------------------------           ----------------------                   ----------------------
Ecommerce Exchange                   Allaire (Software -- Cold Fusion)        International Webmasters
Netscape Communications              Cisco (Hardware)                         Association
  (At Web)                           Cobalt Networks (Hardware)               Small Business Alliance
Stamps.com                           Elemental Software (Elemental            World Organization of
                                     Drumbeat 2000)                           Webmasters
                                     Red Hat (Linux platform)
                                     SoftQuad Software Inc.
                                     (Software -- HotMetal Pro 6.0)

The nature of these relationships is generally to enable us to further promote our brand identity while seeking cost-effective access to a larger addressable market. Some of these relationships impose mutual minimum levels of advertising expenditure commitment.

CUSTOMERS

     We began our operations in the web solutions market in September 1997. As of February 29, 2000 we were delivering services to approximately 57,000 customer accounts. A large majority of our customers are located in the United States and are traditional small and medium-sized businesses. Less than 10% of our customers are in other countries with some of them being local Internet service providers in their countries.

     The number of our customer accounts grew from 10,611 at December 31, 1998 to 45,731 at December 31, 1999, a growth rate of 331% during 1999. This growth resulted from the internal development of our customer base through advertising and reseller efforts. We believe that a significant percentage of our new customers switched to us from our competitors and we tend to lose relatively few customers.

     We enter into contracts with customers, the majority of which range from three months to two years. As of February 29, 2000, we had contracts with an average length of 12 months and approximately 63% of our contracts have a length of at least 12 months. All contracts are typically prepaid at the time they are initiated. If the contract is canceled in the first thirty days we give the customer a full refund.

CUSTOMER SERVICE AND SUPPORT

     We believe customer service and support is critical to our future success and growth. We offer superior customer service by understanding the technical requirements and business objectives of our customers and by fulfilling their needs proactively on an individual basis. Our customer service staff is focused on direct and indirect customer service and support. We provide customer support 24 hours a day, seven days a week, 365 days a year, and have developed a customized, life-cycle support management approach to our operations.

     In servicing and supporting our customers, we utilize a number of sophisticated automated systems, including a problem resolution and trouble-ticketing system, an enterprise system monitoring platform, sophisticated telephone system, on-line trouble management system, and workforce management system. We also conduct customer satisfaction surveys on a regular basis to help us improve our support and product offerings. We believe that our approach to customer service and our ability to respond rapidly to customer needs provides us with a significant competitive advantage.

NETWORK AND TECHNOLOGY INFRASTRUCTURE

     Our high performance server network is designed to provide superior availability and reliability for our customers' hosting operations. The network currently consists of a single data center in Atlanta connected by a high performance network to the Internet. Within the data center, a virtual local-area-network provides redundant, high-speed internal connectivity.

  Data Centers

     Our two data centers are secure, redundant, and high-speed hosting facilities. Due to the current growth of our business, we opened our second data center in Atlanta in March 2000. As with our first data center, the new data center is in close proximity to all major carrier network centers. This new data center is a secure, redundant, fault tolerant, high-speed network capable of supporting any of the current and future products we plan to deploy. We maintain two backup systems for each component of the hosting process ranging from backup servers to multiple access lines. Additionally, we have purchased several power generators to ensure that even in the event of a power failure, our facilities will continue to operate. Our server computer rooms have cooling and fire suppression systems. We remove all tape backups to a remote facility for storage in a fireproof facility. We also have a highly trained and experienced technical staff that continually monitors the operations of the network and servers on a 24x7x365 basis through our network operations center. We plan to have third data center in the western U.S. in the next 12 months and may consider opening a data center in Europe in the future.

  Customer Load Balancing

     We maintain a customer ratio on our shared servers that allows quick access to our shared customers' web sites, even under heavy loads. More importantly, as our customer's web sites become more interactive, our customer ratio will allow the web server to handle the additional loads without further hardware investment. We believe that this future planning will offer significant advantages over competitors who have higher customer ratios and central processing unit utilization. We believe these competitors will have to purchase additional hardware and move customers onto multiple web servers as the sites become more interactive, and thus more central processing unit intensive.

  Proprietary Technology

     We have developed various proprietary technologies that address the back-end processing and customer interface components of our services, allowing customers to order, change and manage their web hosting accounts easily regardless of their level of technical expertise. Our auto-provision technology is designed to let customers make modifications to their site from the Internet without having to contact one of our support staff members. For example, we provide customers with the ability to change passwords, protect specific directories, and create database sources without interacting with one of our representatives. We also provide graphical statistics free to all customers. These statistics provide detailed reports on web site usage, including categories such as top referring sites, number of unique web hits, origin of web hits, and periods of highest usage. In sum, our proprietary technology allows us to provide flexibility to our customers and help them create the services they need.

     Our proprietary technology also results in greater operational efficiency for us. We have developed innovative billing technology that simplifies the accounting process and leads to effective cash management.

  Connectivity

     We utilize multiple DS-3 connections to the Internet. Our data centers are provisioned directly off Packet of Sonet interconnections to the major Internet carriers. Our new facility opened in March 2000 with multiple OC3 connections, and we are planning for the addition of multiple OC12 connections in the next two months.

     Our high-speed network and high-speed Internet backbone is designed to have sufficient capacity to assure that our customers' web site traffic is processed as quickly as possible. By utilizing top tier connectivity, we are able to offer highly resilient, redundant, and high-speed connectivity between the Internet and our data centers.

  Location Advantage

     An important component of our connectivity is our Atlanta location. We use multiple connectivity providers, including UUnet, Qwest, and Digex, to prevent any single failure point. We are in the process of adding another connectivity provider to build in further redundancy.

     Our proximity to our connectivity providers provides us with several benefits. First, it enhances the connection speed to the Internet as the distance to the providers has been reduced. Second, the cost of connecting to our connection points of our major providers is minimized. Third, we are able to add capacity to our connections to Internet access providers more quickly as our needs expand. We therefore believe that our location provides us with a competitive advantage over hosting companies located in remote locations, relative to major Internet connection points. These competitors may experience delays in adding capacity to handle increased demand and will probably pay premiums to have the capacity delivered to their locations.

  Network Operations Center

     Our Atlanta network operations center is fully staffed 24-hours a day, seven-days-a-week with technical experts in Windows NT and Linux operating platforms. The network operations center personnel monitor each piece of equipment, including routers, switches, and servers. The design and systems used in the network operations center allows our systems engineers and administrators and support staff to be promptly alerted to problems. We have documented procedures for rapidly resolving any technical problems that arise. The network operations center and our customer care center are fully integrated and have documented communication and escalation procedures. Our network operations center is also responsible for monitoring all Internet and communication connections to make sure they are functional and properly loaded.

  Network Security

     Our network incorporates host-based security with Cisco router access control lists, as well as SecurID token-based authentication. In addition to these physical security measures, we have a formal security policy in place, including employee training, that governs all facets of our business and guidelines governing internal and external access to information housed in our network system.

COMPETITION

     The markets in which we compete are highly competitive. Because there are no substantial barriers to entry, we expect that we will face competition from both existing competitors and new market entrants in the future. We believe that participants in these markets must grow rapidly and achieve a significant presence to compete effectively. We believe that the primary competitive factors determining success in our markets include:

     - Technical expertise in developing advanced web hosting solutions;

     - Internet system engineering and technical expertise;

     - Quality of service, including speed, network capability, scalability, reliability, security and functionality;

     - Brand name recognition;

     - Competitive pricing;

     - Ability to maintain and expand distribution channels;

     - Customer service and support;

     - Broad geographic presence;

     - A complete portfolio of services and products;

     - Timing of introductions of new and enhanced services and products;

     - Network security and reliability;

     - Financial resources; and

     - Conformity with industry standards.

As a developing company, we may lack the financial and other resources, expertise or capabilities to capture increased market share in this environment in the future.

     Our current and prospective competitors include:

     - Web site hosting and related services providers, including Digex Corporation, Globix Corporation, Interliant, Inc. Data Return Corp., Navisite, Inc. and USinternetworking, Inc. and a large number of local and regional hosting providers;

     - Application-specific hosting service providers such as Critical Path;

     - Co-location providers such as AboveNet Communications, Inc., Exodus, Digital Island and Frontier GlobalCenter Inc.;

     - National and regional Internet service providers, including Concentric Network Corporation, EarthLink, Inc., PSINet Inc., UUNet, and Verio, Inc.;

     - Customized Internet application service providers, including AppNet Systems, Inc., CORIO, Inc., USinternetworking, Inc. and USWeb/CKS;

     - Application developers and Internet application software vendors, including Open Market, Inc., DoubleClick Inc. and broadcast.com inc.;

     - Large system integrators and information technology outsourcing firms, including Electronic Data Systems Corporation and International Business Machines Corporation;

     - Global telecommunications companies, including AT&T Corp., MCI WorldCom, Inc. and Sprint Corporation, and regional and local telecommunications companies, including MediaOne Group, Inc. and regional Bell operating companies, such as Bell Atlantic Corporation; and

     - Computer hardware providers, including Dell Computer Corporation, Gateway, Inc., Compaq Computer Corporation and Micron Technology.

     Although it is impossible to quantify our relative competitive position in our market, many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, many of these competitors may be able to develop and expand their network infrastructures and service offerings more rapidly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions, consolidation opportunities and other opportunities more readily, devote greater resources to the marketing and sale of their services and adopt more aggressive pricing policies than we can. In addition, these competitors have entered and will likely continue to enter into joint ventures or consortia to provide additional services competitive with those provided by us.

INTELLECTUAL PROPERTY RIGHTS

     We rely on a combination of trademark, service mark, copyright and trade secret laws and contractual restrictions to establish and protect our proprietary rights and promote our reputation and the growth of our business. We do not own any patents that would prevent or inhibit competitors from using our technology or entering our market although we intend to apply for patent protection on certain aspects of our technology and business. While it is our practice to require all of our employees to enter into agreements containing non-disclosure, non-competition and non-solicitation restrictions and covenants, and while our agreements with some of our customers and suppliers include provisions prohibiting or restricting the disclosure of proprietary information, we can not assure you that these contractual arrangements or the other steps taken by us to protect our proprietary rights will prove sufficient to prevent misappropriation of our proprietary rights or to deter independent, third-party development of similar proprietary assets. In addition, we provide our services in other countries where the laws may not afford adequate protection for our proprietary rights.

     We license or lease many technologies used in our Internet application services. Our technology suppliers may become subject to third-party infringement claims which could result in their inability or unwillingness to continue to license their technology to us. The loss of certain of our technologies could impair our ability to provide services to our customers or require us to obtain substitute technologies of lower quality or performance standards or at greater cost. We expect that we and our customers increasingly will be subject to third-party infringement claims as the number of web sites and third-party service providers for web-based businesses grows. Although we do not believe that our technologies or services otherwise infringe the proprietary rights of any third parties, we cannot assure you that third parties will not assert claims against us in the future or that these claims will not be successful. Any infringement claim as to our technologies or services, regardless of its merit, could be time-consuming, result in costly litigation, cause delays in service, installation or upgrades, adversely impact our relationships with suppliers or customers or require us to enter into royalty or licensing agreements.

GOVERNMENT REGULATION

     We are not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. There is currently only a limited body of laws and regulations directly applicable to businesses that provide access or commerce on the Internet.

     The "Digital Millennium Copyright Act" became effective in October 1998 and provides a limitation on liability of on-line service providers for copyright infringement for transmitting, routing or providing connections, transient storage, caching or storage at the direction of a user, if the service provider had no knowledge or awareness that the transmitted or stored material was infringing and meets certain other conditions. Since this law is new and does not apply outside of the United States, we are unsure of how it will be applied to limit any liability we may face in the future for any possible copyright infringement or copyright-related issues. This new law also requires service providers to follow "notice and take-down" procedures and to meet other conditions in order to be able to take advantage of the limitation on liability. We have recently implemented the procedures and believe we meet the conditions to qualify for the protection provided by the Digital Millennium Copyright Act. Moreover, our customers are subject to an acceptable use policy which prohibits them from transmitting, storing or distributing material on or through any of our services which, in our sole judgment is (1) in violation of any United States local, state or federal law or regulation, or infringes on the copyright of a third party (2) fraudulent on-line marketing or sales practices or (3) fraudulent customer information, including identification and payment information. Although this policy is designed to promote the security, reliability and privacy of our systems and network, we cannot be certain that our policy will accomplish this goal or effectively limit our liability.

     Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against on-line services companies and Internet access providers under both United States and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending.

     Although sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, in October 1998, Congress passed the Child Online Privacy Protection Act, which sought to make it illegal to communicate, for commercial purposes, information that is harmful to minors. In February 1998, the United States District Court judge issued a preliminary injunction against the enforcement of the Child Online Protection Act on constitutional grounds. An appeal from the District Court's ruling is pending. While we cannot predict the ultimate outcome of this proceeding, even if the Child Online Protection Act is ruled unconstitutional, similar laws may be proposed, adopted, or upheld in the future. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could harm our business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase our cost of doing business or in some other manner harm our business.

     The Children's Online Privacy Protection Act of 1998, and the rules promulgated by the Federal Trade Commission implementing the provisions of the act, regulate the collection, use or disclosure of personally identifiable information from and about children on the Internet by operators of web sites or on-line services directed to children, and operators of general audience web sites who knowingly collect information from children. The act and the FTC rules require the operators of such web sites and on-line services to (1) provide notice of its information collection, use, and disclosure practices, (2) obtain parental consent prior to any collection, use or disclosure of personal information collected from children, (3) provide an opportunity for parental review of personal information collected from children and the right to prohibit further use or maintenance of that information, (4) not condition a child's participation in any on-line activity on disclosing more personal information than is necessary, and (5) to establish and maintain reasonable procedures to protect the confidentiality, security and integrity of personal information collected from children. An operator will be deemed to be in compliance with the requirements of the act and the FTC rules if the operator complies with any industry self-regulatory guidelines approved by the FTC. The FTC is authorized to bring enforcement actions and impose civil penalties for violations of the FTC rule. We may operate web sites that are directed to children on behalf of some of our customers. The Children's Online Privacy Protection Act and the FTC rules implementing it will go into effect on April 21, 2000. We have not yet taken affirmative steps to adopt or comply with any FTC-approved industry self-regulatory guidelines.

     In February 1995, the European Union adopted Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data. Pursuant to this directive the 15 member countries of the European Union are required to pass specific privacy protection legislation by October 1998 regarding the collection and use of personally identifiable information. One section of the directive requires member states to ensure that personally identifiable information is only transferred outside of the EU to countries with adequate privacy protection. In response to the directive, the U.S. Department of Commerce has proposed seven "Safe Harbor" principles designed to serve as guidelines for United States companies. In light of the "Safe Harbor" principles, the EU announced in the fall of 1998 that it would avoid disrupting the exchange of information with the United States by allowing its member countries to transfer information to the U.S. so long as it continues good faith negotiations with the EU. However, if an EU member country determines that a web site administered by a U.S. company has a significant presence in the country and is in violation of the Safe Harbor Principles, it may nonetheless prosecute and sanction the U.S. company through its regulatory agency for improper data collection. Most EU member countries, including the United Kingdom, have enacted legislation consistent with the directive that has forced some U.S. companies to take actions to comply with the directive. Although we currently provide services over the Internet in the United Kingdom and other countries that are members of the EU, we have not taken affirmative steps to comply with the "Safe Harbor" principles announced by the Department of Commerce.

     While there currently relatively are few laws or regulations directly applicable to the Internet or to applications hosting providers, due to the increasing popularity of the Internet and Web-based applications it is likely that such laws and regulations may be adopted. These laws may cover a variety of issues including, for example, user privacy and the pricing, characteristics and quality of products and services. The adoption or modification of laws or regulations relating to commerce over the Internet could substantially impair the future growth of our business or expose us to unanticipated liabilities. Moreover, the applicability of existing laws to the Internet and Internet application service providers is uncertain. These existing laws could expose us to substantial liability if they are found to be applicable to our business. For example, we provide services over the Internet in many states in the United States and in the United Kingdom, and we facilitate the activities of our customers in those jurisdictions. As a result, we may be required to qualify to do business, be subject to taxation or be subject to other laws and regulations in these jurisdictions, even if we do not have a physical presence or employees or property there. The application of existing laws and regulations to the Internet or our business, or the adoption of any new legislation or regulations applicable to the Internet or our business, could materially adversely affect our financial condition and operating results.

EMPLOYEES

     As of March 3, 2000, we had 390 employees, of which 112 were in sales, distribution and marketing, 14 were in programming, 217 were in customer service and technical support and 47 were in finance and administration. None of our employees is represented by a labor union, and management believes that employee relations are good.

FACILITIES

     Our executive offices and new data center are located in Atlanta, Georgia and consist of approximately 72,400 square feet leased pursuant to an agreement that expires in July 2009. We also have an option for an additional 36,200 square feet of space in the same building. Our original data center and our network operations center are located in a nearby building in Atlanta and consists of approximately 17,000 square feet leased pursuant to agreements that expire in the year 2009. We also lease a facility in Amsterdam that serves as a sales and customer service center for our European operations.

     In addition, we are currently planning to lease an additional facility in the western United States that will serve as a redundant network operations center. This facility should be open and operational in the latter part of 2000.

LEGAL PROCEEDINGS

     We are not currently a party to any legal proceedings that we believe are likely to have a material adverse affect on our results of operation or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND OTHER KEY EMPLOYEES

     The following contains information concerning our directors and executive officers as of March 10, 2000, each of whom will continue to serve in the following capacities for both us and our operating subsidiary after this offering:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
EXECUTIVE OFFICERS AND DIRECTORS:
Kenneth Gavranovic.........................  29    Chairman of the Board, President and Chief
                                                   Executive Officer
Rahim Shah.................................  38    Executive Vice President and Director
David N. Gill..............................  45    Executive Vice President, Chief Financial
                                                   Officer and Director
H. Christopher Covington...................  50    Senior Vice President, General Counsel and
                                                   Secretary
Clyde A. Heintzelman.......................  61    Director
Andrew E. Jones............................  36    Director
Gregg A. Mockenhaupt.......................  30    Director
William E. Whitmer.........................  66    Director
OTHER KEY EMPLOYEES:
Maryjane Stevens...........................  43    Senior Vice President, Finance
Robert Malally.............................  29    Chief Technology Officer
Richard Coleman............................  34    Vice President of Engineering
Chris Rogers...............................  27    Vice President of Sales, North America
E. Dean Holland............................  46    Vice President of Operations
Fabrice Klein..............................  32    Vice President of Corporate Development

EXECUTIVE OFFICERS AND DIRECTORS

     Kenneth Gavranovic has served as our Chairman of the Board of Directors since March 2000, President and Chief Executive Officer since December 1999, a director since September 1997, and is one of our co-founders. During his ten years of technology related entrepreneurial experience, Mr. Gavranovic served as Vice President with Worldwide Internet Publishing Corporation, a web hosting company that he co-founded, from 1995 to 1997. From 1992 to 1994, he served as Vice President with Interactive Media Solutions, a company he founded to allow international callers to arbitrage the difference between long-distance calling rates in the United States and abroad through the use of his exclusively developed proprietary software.

     Rahim Shah has served as our Executive Vice President since October 1999 and a director since December 1999. Mr. Shah previously served as the Director of Enterprise Resource Management and Director of Mass Market and Business Customer Operations for the Internet division of BellSouth from November 1997 to October 1999. From November 1996 to November 1997, he served as the Director of Customer Service and Sales for the Long Distance Division of Frontier Corporation. From 1989 to 1996, Mr. Shah served in various capacities with MCI Communication Corporation, including Managing Director of Quality Management Consulting. Mr. Shah received a B.S. in Civil Engineering and an MBA in Finance and Marketing from Southern Illinois University at Edwardsville.

     David N. Gill has served as our Executive Vice President, Chief Financial Officer and a director since March 2000. Mr. Gill served as Chief Financial Officer from July 1996 to March 2000 and as Chief Operating Officer from February 1997 to March 2000 of Novoste Corporation, a publicly traded medical device company. From August 1995 to June 1996, he served as Chief Financial Officer of SPEA Software AG prior to its sale to Diamond Multimedia, Inc. From 1992 to 1995, Mr. Gill served as President and director of Dornier Medical Systems, Inc., a medical device company and a member of the Daimler Benz

Group, and from 1990 to 1992 he served as Dornier's Vice President of Finance. Mr. Gill received an M.B.A. from Emory University and a B.S. degree in Accounting from Wake Forest University, and is a Certified Public Accountant.

     H. Christopher Covington has served as our Senior Vice President, General Counsel and Secretary since February 2000. From October 1990 to February 1999, Mr. Covington served in various capacities for Vanstar Corporation, a publicly traded seller of computer products and services. These capacities included Senior Vice President, General Counsel and Secretary from August 1994 to February 1999, Vice President from March 1993 to August 1994 and Assistant General Counsel from November 1990 to August 1994. Mr. Covington received a B.A. degree in Political Science from the University of California at Santa Barbara, a J.D. from the University of the Pacific, McGeorge School of Law and an L.L.M. from the University of the Pacific, McGeorge School of Law.

     Clyde A. Heintzelman has served as a director since December 1999. Mr. Heintzelman has served as the President of Net2000 Communications, Inc., a publicly traded telecommunications company, since November 1999. Mr. Heintzelman has been a director of Net2000 since March 1997. From December 1998 to November 1999, Mr. Heintzelman served as President and Chief Executive Officer of SAVVIS Communications Corporation, a national Tier 1 Internet service provider. From May 1995 to September 1997, he was President and Chief Operating Officer of DIGEX Incorporated, an Internet service provider providing service to markets among the 50 largest metropolitan areas in the U.S. In mid-1997, DIGEX was sold to Intermedia Communications, Inc., a national CLEC, and from October 1997 to November 1998, he served as a retained business consultant to Intermedia. In addition, from 1964 to 1992, Mr. Heintzelman was in several executive capacities with Bell Atlantic Corporation and its predecessor companies (AT&T). Mr. Heintzelman also serves on the boards of directors of Optelecom, Inc., a fiber optic device company, and SAVVIS Communications. Mr. Heintzelman received a B.A. in Marketing from University of Delaware and attended graduate school at Wharton, the University of Pittsburgh, and the University of Michigan.

     Andrew E. Jones has served as a director since December 1999. Mr. Jones is a General Partner of Boulder Ventures Limited, a venture capital investing firm. Prior to joining Boulder Ventures in January 1999, Mr. Jones was an Investment Analyst with Grotech Capital Group from March 1996 through December 1998. Prior to joining Grotech, Mr. Jones was a manager with the telecommunications practice of Deloitte & Touche Consulting Group from 1992 through 1996. Prior to Deloitte and Touche, Mr. Jones was with Andersen Consulting from 1990 through 1992. Mr. Jones currently serves on several private company boards of directors. Mr. Jones received a B.S. in Electrical Engineering from Cornell University, a Master of Electrical Engineering from Cornell University, and an MBA from the University of Chicago.

     Gregg A. Mockenhaupt has served as a director since December 1999. Since March 1996, Mr. Mockenhaupt has served as a Managing Director of Crest Communications Holdings, LLC, a private investment firm that was formed in 1996 to focus on communications-related investments and which is the manager of Crest Communications Partners, L.P. and Crest Entrepreneurs Fund, L.P. Prior to joining Crest in March 1996, Mr. Mockenhaupt was an Associate in the Mergers & Acquisitions Group of Smith Barney Inc. from June 1994 to March 1996. Mr. Mockenhaupt currently serves on several private company boards of directors. Mr. Mockenhaupt received a B.S. in Economics from the Wharton School of the University of Pennsylvania.

     William E. Whitmer has served as a director since March 2000. He retired in 1992 as a Certified Public Accountant and management consultant. From 1989 until his retirement in 1992, he was a partner of Ernst & Young, having served as the Associate Managing Director of that firm's southern United States management consulting group. From 1968 through 1989, Mr. Whitmer was a partner of Arthur Young & Company, having served as the Managing Partner of its East and Southeast United States regions of the management consulting practice from 1975 through 1989. Mr. Whitmer served on the board of directors of Novoste Corporation, a medical device company, since October 1992. Mr. Whitmer received a B.A. in Economics from Denison University.

OTHER KEY EMPLOYEES

     Maryjane Stevens has served as our Senior Vice President, Finance since March 1999 and as a director from December 1999 to March 2000. From August 1996 to February 1999, she was employed by Vanstar Corporation in the roles of Finance Director, Mergers and Acquisitions and Internal Audit Director. Prior to her employment with Vanstar, from 1983 to 1994, Ms. Stevens served in a number of financial positions with Digital Equipment Corporation. Ms. Stevens received a B.S. in Accounting from Bentley College in Waltham, Massachusetts.

     Robert Malally has served as our Chief Technology Officer since February 2000. From March 1999 to February 2000 he was employed by Sprint Paranet as Chief Network Architect. From March 1997 to March 1999, Mr. Malally served as Senior WAN Technical Consultant for Sun Data, Inc. In addition, from December 1996 to March 1997, he was employed by Universal Data Consultants as WAN technical consultant and from August 1994 to December 1996, Mr. Malally was employed by IBM as a network specialist. Mr. Malally received a B.S. in Applied Physics from Auburn University.

     Richard Coleman has served as our Vice President of Network Operations since January 1999, and is responsible for managing the Company's network of UNIX web servers. From October 1994 to January 1998, Mr. Coleman served as the Network Administrator at the Georgia Institute of Technology. He has also been employed as a Software Engineer at General Electric Aerospace. Mr. Coleman received a B.S. and M.S. in Applied Mathematics from Georgia Institute of Technology.

     Chris Rogers has served as our Vice President of Sales since January 2000 and as our Director of Sales from May 1999 to January 2000. Mr. Rogers joined Interland as a sales representative in October 1998. Prior to that time, Mr. Rogers served as the director of sales for Profession Management Technologies, Inc., a technology consulting firm providing network solutions to law firms from August 1996 to October 1998. Mr. Rogers had previously served as an independent technology consultant to law firms. Mr. Rogers received a B.A. from Georgia Southern University.

     E. Dean Holland has served as our Vice President of Operations since December 1999. Prior to joining us, Mr. Holland was employed by the Internet division of BellSouth Corporation from October 1995 to December 1999. At BellSouth.net, Mr. Holland served as the Senior Manager of Provisioning Engineering from February 1997 to December 1999 and the Network Operation Center Manager from 1995 to 1997. From 1975 to 1995, Mr. Holland was employed in various capacities with The Southern Company, including as the Manager of the Network Operations Center from 1991 to 1995. Mr. Holland attended DeKalb Community College in Atlanta, Georgia and has received numerous industry certifications.

     Fabrice Klein has served as our Vice President of Corporate Development since March 2000. Prior to joining Interland, Mr. Klein was a Vice President in Chase H&Q's Global Telecom and Media group where he focused on the Internet sector. Prior to joining Chase Securities in 1998, Mr. Klein managed the development of Internet banking services in Chase.com's Electronic Commerce group. From 1994 to 1997, Mr. Klein was with Coopers & Lybrand Consulting, focusing on Internet strategy for clients in the media and telecom industries. Mr. Klein previously served in the French Army as a Lieutenant. Mr. Klein graduated with honors from the Institut Superieur de Gestion in Paris, France, and received an MBA from the Yale School of Management.

EXECUTIVE COMPENSATION

     The table below provides information concerning the total compensation of our Chief Executive Officer who is the only executive officer whose total salary and bonus for 1999 exceeded $100,000. In addition, we have provided information for our Executive Vice President who commenced employment on October 26, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                           ANNUAL COMPENSATION                 AWARDS
                                       ----------------------------   ------------------------
                                                             OTHER
                                                            ANNUAL    RESTRICTED   SECURITIES    ALL OTHER
                                                            COMPEN-     STOCK      UNDERLYING     COMPEN-
 NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS    SATION     AWARD(S)      OPTIONS      SATION
 ---------------------------    ----   --------   -------   -------   ----------   -----------   ---------
Kenneth Gavranovic,...........  1999   $142,154   $23,190        --       --         300,000        --
  Chief Executive Officer and
     President
Rahim Shah,...................  1999   $ 25,385        --   $12,000(1)    --         175,000        --
  Executive Vice President

---------------

(1) Mr. Shah's employment with us commenced on October 26, 1999. We paid Mr. Shah a signing bonus of $12,000.

     The following table shows information concerning stock option grants to each of the named officers during the fiscal year ended December 31, 1999.

                        STOCK OPTION GRANTS IN 1999 (1)

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF STOCK
                                                                                          PRICE APPRECIATION
                                                  INDIVIDUAL GRANTS                       FOR OPTION TERM(2)
                               -------------------------------------------------------   ---------------------
                                                PERCENT OF
                                                   TOTAL
                               NUMBER OF          OPTIONS
                               SECURITIES       GRANTED TO
                               UNDERLYING        EMPLOYEES
                                 OPTION          IN FISCAL       EXERCISE   EXPIRATION
            NAME                GRANTED            YEAR           PRICE        DATE         5%         10%
            ----               ----------    -----------------   --------   ----------   --------   ----------
Kenneth Gavranovic...........    300,000(3)          10.7%        $3.00        7/1/09    $566,005   $1,434,368
Rahim Shah...................     75,000(3)           2.7          3.00       11/1/09     141,501      358,592
                                 100,000(4)           3.6          3.00       12/1/09     188,668      478,123

---------------

(1) Options to purchase 2,815,000 shares of our common stock were granted in the year ended December 31, 1999. The options expire ten years after the date of the grant.

(2) Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value of the common stock on the date of grant, determined to be $3.00 as of July 1, 1999, November 1, 1999, and December 1, 1999 and assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price. Actual realizable value, if any, will be dependent on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date.

(3) These options vest in 33 1/3% increments beginning at the earlier of July 1, 2000 or the closing of this offering and continuing thereafter on the anniversary date of the earlier of July 1, 2000 or closing of this offering.

(4) These options vest beginning one year from the date of grant in 33 1/3% increments on the anniversary of the date of grant.

     The following table shows information concerning stock options held by each of the named officers at December 31, 1999. There were no option exercises in 1999.

                          1999 YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                               OPTIONS AT DECEMBER 31, 1999     AT DECEMBER 31, 1999(1)
                                               ----------------------------   ----------------------------
                    NAME                       EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                    ----                       -----------    -------------   -----------    -------------
Kenneth Gavranovic...........................      --            300,000          --           $840,000
Rahim Shah...................................      --            175,000          --            490,000

---------------

(1) Calculated using $5.80 per share, the deemed fair market value of our common stock at December 31, 1999.

STOCK OPTION PLANS

  Stock Incentive Plan

     In July 1999, we adopted our Stock Incentive Plan to provide our key employees, officers, directors, contractors and consultants an opportunity to own our common stock and to provide incentives for these persons to promote our financial success. Awards under the Stock Incentive Plan may be structured in a variety of ways, including as "incentive stock options" as defined in Section 422 of the Internal Revenue Code, as amended, non-qualified stock options, restricted stock, stock awards, stock appreciation rights, and performance share awards. Incentive stock options may be granted only to our employees (including officers). Other awards may be granted to any person employed by or performing services for us, including directors and consultants. The Stock Incentive Plan provides for the issuance of options and awards for up to 7,000,000 shares of common stock.

     Incentive stock options are also subject to certain limitations prescribed by the Internal Revenue Code, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of our voting stock, unless the option price is at least 110% of the fair market value of the common stock subject to the option, and may be exercised for no more than five years from the grant date. Our board of directors (or a committee designated by the board) otherwise generally has discretion to interpret and administer the plan and to set the terms and conditions of options and other awards, including the term, exercise price and vesting conditions, if any, to select the persons who receive such grants and awards.

     As March 10, 1999 we had granted options to purchase an aggregate of 4,047,500 shares of common stock under the Stock Incentive Plan, including options for 300,000 shares to Mr. Gavranovic, 175,000 shares to Mr. Shah, 450,000 shares to Mr. Gill, and 200,000 shares to Mr. Covington. The options to Mr. Gavranovic and Mr. Shah are exercisable at $3.00 per share and the options to Mr. Gill and Mr. Covington are exercisable at $5.80 per share.

  Employee Stock Purchase Plan

     Prior to the closing of the offering, we intend to adopt an Employee Stock Purchase Plan under which qualified employees will have the right to purchase shares of our common stock on a quarterly basis through payroll deductions by the employee. The plan will be administered by the compensation committee of our board of directors. The price to be paid for a share of common stock under the plan is 85% of the fair market value of a share of common stock at the beginning or the end of each quarterly purchase period, whichever is lower. The amount of any participant's payroll deductions or cash contributions made pursuant to the stock purchase plan may not exceed 10% of the participant's total annual compensation and may not exceed $25,000 per year. Up to 500,000 shares of common stock may be issued under the plan. The plan may be terminated or amended by the board of directors. No amendment may, however, disqualify the stock purchase plan under Section 423 of the Internal Revenue Code or without the consent of a participant, materially impair the rights of the participant with respect to any shares of common stock previously purchased for him or her under the plan.

     Under applicable tax rules, no income will be recognized by a participant when shares are acquired pursuant to the plan. With some exceptions, when a participant disposes of such shares, he or she will recognize a capital gain equal to the difference between the acquisition price and the amount realized on such disposition. We will not be allowed a deduction with respect to any shares transferred to a participant pursuant to the plan.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with Kenneth Gavranovic, our Chairman, President and Chief Executive Officer; Rahim Shah, our Executive Vice President; David N. Gill, our Executive Vice President and Chief Financial Officer; and H. Christopher Covington, our Senior Vice President, General Counsel and Secretary. Each agreement is for a three-year term. In addition to the specific terms of each agreement that are described below, each of the agreements provides for participation in benefits of the type normally provided to our key executives, including participation in our Stock Incentive Plan. Specific terms of each executive's employment agreement are as follows:

     - Mr. Gavranovic's agreement, ending December 2, 2002, provides for a base salary of $250,000. In addition, Mr. Gavranovic's agreement provides for an annual stock option bonus for a minimum number of shares of common stock equal to $200,000 divided by the fair market value of our common stock on the date of grant.

     - Mr. Shah's agreement, ending November 1, 2002, provides for an initial base salary of $150,000, which was increased to $200,000 effective March 1, 2000. Mr. Shah's agreement provides for an annual bonus of up to 15% of his base salary, and in connection with the commencement of his employment, Mr. Shah was also granted an option for 175,000 shares of our common stock.

     - Mr. Gill's agreement, ending February 16, 2003, provides for an initial base salary of $250,000. Mr. Gill's agreement provides for an annual bonus of up to 20% of his base salary, and a one-time grant of an option to purchase 450,000 shares of our common stock.

     - Mr. Covington's agreement, ending February 14, 2003, provides for an initial base salary of $200,000. Mr. Covington's agreement provides for an annual bonus of up to 15% of his base salary, and a one-time grant of an option to purchase 200,000 shares of our common stock.

     Under each agreement, if the executive's employment is terminated without cause, or is terminated by either executive as a result of disability or other good reason as described in his respective agreement, the executive will continue to receive payment of his base salary for the greater of one year or the unexpired portion of the term of the agreement. Each executive also has agreed not to compete with us during the term of their respective agreements, and for a period of one year following the termination of their employment. The agreements contain customary proscriptions against solicitation of our employees and the misuse of our confidential information, and contain work-for-hire provisions addressing works, inventions or other ideas developed by each executive during their respective terms of employment.

DIRECTOR COMPENSATION

     Directors who are employees or affiliated with principal shareholders receive no additional compensation for their services as directors. We plan to compensate other directors as follows: $1,000 for each Board or committee meeting attended in person, and $500 for each Board or committee meeting attended by telephone. We reimburse all of our directors for the travel and other expenses they incur in connection with attending Board or committee meetings. Non-employee directors are also eligible to participate in our Stock Incentive Plan at the discretion of the full board of directors. We have granted

Messrs. Heintzelman and Whitmer options to purchase 52,500 and 35,000 shares, respectively, of our common stock at $5.80 and $9.00 per share, respectively. These options vest monthly over the first 24 months after the date of grant.

BOARD COMPOSITION

     In connection with the sale of our Series A preferred stock, all our founding shareholders and the purchasers of the Series A preferred stock entered into a shareholders agreement. This agreement provides for, among other things, the nomination of and voting for a total of eight directors of Interland, as follows:

     - two representatives designated jointly by Boulder Ventures III, L.P., Crest Communications Partners, L.P., and Crest Entrepreneurs Fund, L.P. -- these representatives are Messrs. Jones and Mockenhaupt;

     - four representatives designated by the management of Interland -- these representatives are Messrs. Gavranovic, Shah, Gill, and Whitmer; and

     - two representatives designated by the management of Interland who are not employees of Interland -- one of these representatives is Mr. Heintzelman and the other representative has not been chosen.

     The shareholders agreement requires each stockholder to vote all securities over which they have voting control and to take all other necessary or desirable action within their control to effect the preceding election of directors. The provisions of the shareholders agreement regarding the nomination and election of directors automatically terminate upon the closing of this offering.

     Following this offering, the board of directors may be divided into three classes, each of whose members would serve for a staggered three-year term.
Messrs.                and                will serve as Class I directors whose
terms will expire at the annual meeting of shareholders held in 2001. Messrs.
               ,                and                will serve as Class II
directors whose terms will expire at the annual meeting of shareholders held in
2002. Messrs.                and                will serve as Class III
directors whose terms will expire at the annual meeting of shareholders held in 2003.

BOARD COMMITTEES

     Our board of directors has appointed an audit committee and a compensation committee.

     The audit committee will review, act on and report to the board of directors on various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are William E. Whitmer, Gregg A. Mockenhaupt and Andrew E. Jones.

     The compensation committee will determine the salaries and benefits for our employees, consultants, directors and other individuals compensated by our company. The compensation committee will also administer our stock incentive plan, including determining the stock option grants for our employees, consultants, directors and other individuals however, stock option grants to our executive officers will be determined by the entire board of directors. The members of the compensation committee are Kenneth Gavranovic, Gregg A. Mockenhaupt and Clyde A. Heintzelman.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     We did not have a compensation committee of our board of directors during 1999. Instead, our entire board of directors, including our present Chief Executive Officer, who is also a director, determined the compensation of our executive officers.

     As noted above, the members of our compensation committee are now Messrs. Gavranovic, Mockenhaupt, and Heintzelman. Mr. Gavranovic is our Chairman, President and Chief Executive Officer. Mr. Mockenhaupt is a Managing Director of Crest Communications Holdings, LLC, which is the manager of Crest Communications Partners, L.P. and Crest Entrepreneurs Fund L.P., which purchased a total of 3,669,725 shares of our Series A Preferred Stock on December 2, 1999 for $8.0 million.

                             PRINCIPAL SHAREHOLDERS

     The following table presents information regarding the beneficial ownership of common stock as of March 10, 2000 by (1) each of our directors and named executive officers; (2) each person who beneficially owns more than 5% of our common stock; and (3) all current executive officers and directors as a group. Beneficial ownership is determined under the rules of the Securities and Exchange Commission.

     To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The applicable percentage ownership for each shareholder is based on 34,006,943 shares of common stock outstanding as of March 10, 2000 after giving effect to the conversion of all of our outstanding shares of convertible preferred stock into common stock.

                                                                                         PERCENT
                                                                                   BENEFICIALLY OWNED
                                                                                   -------------------
                                                               NUMBER OF SHARES     BEFORE     AFTER
NAME AND ADDRESS OF SHAREHOLDERS                              BENEFICIALLY OWNED   OFFERING   OFFERING
--------------------------------                              ------------------   --------   --------
Kenneth Gavranovic (1)......................................       8,435,670        24.73%
Rahim Shah (2)..............................................          25,000             *
David N. Gill (3)...........................................         150,000             *
Andrew E. Jones (4).........................................       1,605,505         4.72%
Clyde A. Heintzelman (5)....................................          13,128             *
Gregg A. Mockenhaupt (6)....................................       3,669,725        10.79%
William E. Whitmer (7)......................................           8,750             *
Waldemar Fernandez (8)......................................       8,585,670        25.06%
Crest Partners II, LLC (9)..................................       3,669,725        10.79%
Microsoft Corporation (10)..................................       2,806,000         8.13%
BancBoston Ventures Inc. (11)...............................       2,293,578         6.74%
All Executive Officers and Directors as a group (8 persons)
  (12)......................................................      13,974,444        40.16%

---------------
*   Less than one percent.

 (1) Includes 100,000 shares of common stock issuable pursuant to options exercisable upon the closing of this offering and within 60 days of
                    , 2000. Does not include an aggregate of 20,000 shares of common stock issuable to Mr. Gavranovic's mother pursuant to options
     exercisable within the 60-day period following           , 2000, with
     respect to which Mr. Gavranovic disclaims beneficial ownership. Does not include an aggregate of 23,332 shares of common stock issuable to Mr. Gavranovic's fiancee and brother, pursuant to options exercisable within
     the 60-day period following                , 2000, with respect to which
     Mr. Gavranovic disclaims beneficial ownership. Mr. Gavranovic's address is 101 Marietta Street, Suite 200, Atlanta, GA 30303.

 (2) Includes 25,000 shares of common stock issuable pursuant to options exercisable upon the closing of this offering and within 60 days of
                    , 2000.

 (3) Includes 150,000 shares of common stock issuable pursuant to options exercisable upon the closing of this offering and within 60 days of
                    , 2000.

 (4) Includes 1,605,505 shares of common stock beneficially owned by Boulder Ventures Limited, of which Andrew E. Jones is a general partner, and with respect to which he disclaims beneficial ownership. The 1,605,505 shares consist of 1,513,514 shares of common stock issued to Boulder Ventures III, L.P. and 91,991 shares of common stock issued to Boulder Ventures III (Annex), L.P., both as a result of the mandatory conversion of Series A Convertible Participating Preferred Stock, pursuant to a Stock Purchase Agreement dated December 2, 1999. Boulder Ventures Limited serves as the general partner of both Boulder Ventures III, L.P. and Boulder Ventures III (Annex), L.P.

 (5) Includes 13,128 shares of common stock issuable pursuant to options exercisable upon the closing of this offering and within 60 days of
                    , 2000.

 (6) Includes 3,669,725 shares of common stock beneficially owned by Crest Partners II, LLC, of which Mr. Mockenhaupt is a member, and which is the general partner of Crest Communications L.P. and Crest Entrepreneurs Fund L.P. with respect to which he disclaims beneficial ownership.

 (7) Includes 8,750 shares of common stock issuable pursuant to options exercisable upon the closing of this offering and within 60 days of
                    , 2000.

 (8) Includes 250,000 shares of common stock issuable pursuant to options exercisable upon the closing of this offering and within 60 days of
                    , 2000. Does not include an aggregate of 200,000 shares of common stock owned by Mr. Fernandez' daughter, with respect to which Mr. Fernandez disclaims beneficial ownership. Mr. Fernandez' address is 6268 Jericho Turnpike, Commack, New York 11725.

 (9) The 3,669,725 shares of common stock consists of 3,566,141 shares of common stock issued to Crest Communications Partners L.P. and 103,584 shares of common stock issued to Crest Entrepreneurs Fund L.P., both as a result of the mandatory conversion of Series A Convertible Participating Preferred Stock, pursuant to a Stock Purchase Agreement dated December 2, 1999. Crest Communications Holdings, LLC serves as the manager of both Crest Communications Partners L.P. and Crest Entrepreneurs Fund L.P. The address of Crest Communications Holdings, LLC is 320 Park Avenue, New York, New York 10022.

(10) The 2,806,000 shares of common stock beneficially owned by Microsoft Corporation consist of 2,300,000 shares issued immediately prior to the effective date of this registration statement as a result of the mandatory conversion of Series A Convertible Participating Preferred Stock and 506,000 shares of common stock subject to a warrant that is exercisable
     within the 60-day period following           , 2000. At the time of this
     offering, in exchange for $7.5 million in cash from Microsoft, we will issue a number of shares of common stock to Microsoft equal to $7.5 million divided by the lesser of the midpoint of the expected range of offering prices reflected in this prospectus or the actual price to the public of common stock sold in this offering. In connection with this issuance, we will also issue an additional warrant to purchase a number of shares of common stock equal to 75% of the number of shares sold to Microsoft at an exercise price equal to the price paid at the closing. The address of Microsoft Corporation is One Microsoft Way, Redmond, WA 98052-6399.

(11) The address of BancBoston Ventures, Inc. is 175 Federal Street, 10th Floor, Boston, MA 02110.

(12) Includes an aggregate of 363,544 shares of common stock issuable pursuant to options exercisable upon the closing of the offering and within 60 days
     of                          , 2000.

                              CERTAIN TRANSACTIONS

LOANS

     In December 1998, we loaned $25,000, and in May 1999, we loaned $200,000 to each of Kenneth Gavranovic, our President and Chief Executive Officer, and Waldemar Fernandez, our former Chairman and one of our principal shareholders. Each loan is evidenced by a promissory note which bears interest at the rate of 10% per annum. The principal balances of Mr. Gavranovic's notes are payable on demand, the principal balance of Mr. Fernandez' $25,000 note is payable on demand and the principal balance of Mr. Fernandez' $200,000 note is payable at the earlier of 6 months after the effective date of the registration statement of which this prospectus is a part, and November 19, 2004. Interest on each of the notes is payable quarterly on the first day of the calendar month following the quarter in which it accrues. The rate of interest payable under each promissory note may be increased upon the occurrence of any event of default, as specified in the notes.

     Each note is secured by a separate stock pledge agreement, whereby Mr. Gavranovic and Mr. Fernandez each pledged 400,000 of his shares of common stock to secure his obligations under his respective notes. The stock pledge agreements permit us to dispose of the pledged shares upon the occurrence of an event of default, as that term is described in the stock pledge agreements. The proceeds of any disposition will be applied first to any unpaid balance due under the respective note, and any remaining surplus will be distributed to the respective borrower.

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK FINANCINGS

     On December 2, 1999, our board of directors designated shares of our authorized but unissued preferred stock as Series A convertible participating preferred stock and Series A-1 convertible participating preferred stock. Additionally, on that date we issued 9,174,313 shares of our Series A stock at a stated value per share of $2.18 for total cash consideration to us of approximately $20.0 million. In this transaction, we sold 3,566,141 shares to Crest Communications Partners L.P., 103,584 shares to the Crest Entrepreneurs Fund L.P., 1,513,514 shares to Boulder Ventures III, L.P., 91,991 shares to Boulder Ventures III (Annex), L.P., 2,293,578 shares to BancBoston Ventures, Inc., and 1,605,505 shares to Private Equity Co-Invest Ltd. Gregg A. Mockenhaupt, one of our directors, is a Managing Director of Crest Communications Holdings, LLC, which is the manager of Crest Communications Partners, L.P. and Crest Entrepreneurs Fund L.P. Andrew E. Jones, one of our directors, is a general partner of Boulder Ventures Limited, the general partner of Boulder Ventures III, L.P. and Boulder Ventures III (Annex), L.P.

     On December 24, 1999, we entered into a Stock Purchase Agreement with Microsoft Corporation. In connection with this financing transaction, we issued 2,300,000 shares of our Series A preferred stock to Microsoft, at a purchase price of $2.18 per share. We also issued a warrant to Microsoft to purchase 506,000 shares of our common stock at an exercise price of $5.80 per share, subject to customary anti-dilution provisions. Microsoft may exercise its rights under the warrant, in whole or in part, at any time until December 24, 2004. In the alternative, Microsoft may surrender the warrant in exchange for a number of shares of our common stock equal to quotient obtained by dividing (1) the product of (a) the total number of shares issuable under the warrant and (b) the difference between the fair market value of our common stock and the exercise price per share under the warrant by (2) the fair market value of our common stock. The number of shares subject to the warrant may be adjusted to prevent dilution, and each warrant will expire five years after its date of issuance. Shares purchased by Microsoft under the warrant are subject to a lock-up agreement, and may not be sold until 180 days after the date of this offering. Microsoft paid a total of $5.0 million for the Series A preferred stock and the warrant.

     In addition, under the Stock Purchase Agreement, on the day following the effective date of the registration statement of which this prospectus is a part, in exchange for an additional $7.5 million in cash from Microsoft, we will issue a number of shares of common stock to Microsoft equal to $7.5 million divided by the lesser of the midpoint of the expected range of offering prices reflected in this prospectus or the actual price to the public of common stock sold in this offering. In connection with this issuance, we will also issue an additional warrant to purchase a number of shares of common stock equal to 75% of the number of shares sold to Microsoft at an exercise price equal to the price paid at that closing. The warrant will be subject to the same terms as the warrant we issued in connection with Microsoft's initial investment. Based on the current filing
range, Microsoft would acquire                shares under the stock purchase
agreement and the warrant would entitle Microsoft to acquire
additional shares at an exercise price of $          per share.

     On March 15, 2000, we entered into a stock purchase agreement with Network Solutions. In connection with this financing transaction, we issued 689,655 shares of our Series A preferred stock to Network Solutions, at a purchase price of $5.80 per share. We also issued a warrant to Network Solutions to purchase 344,827 shares of our common stock at an exercise price of $5.80 per share, subject to customary anti-dilution provisions. Network Solutions may exercise its rights under the warrant, in whole or in part, at any time until March 15, 2005. In the alternative, Network Solutions may surrender the warrant in exchange for a number of shares of our common stock equal to quotient obtained by dividing (1) the product of (a) the total number of shares issuable under the warrant and (b) the difference between the fair market value of our common stock and the exercise price per share under the warrant by (2) the fair market value of our common stock. The number of shares subject to the warrant may be adjusted to prevent dilution and each warrant will expire five years after its issuance. Shares purchased by Network Solutions under the warrant are subject to a lock-up agreement, and may not be sold until 180 days after the date of this offering. Network Solutions paid a total of $4.0 million for the Series A preferred stock and the warrant.

     In addition, under the Stock Purchase Agreement, on the day following the effective date of the registration statement of which this prospectus is a part, in exchange for an additional $6.0 million in cash from Network Solutions, we will issue a number of shares of common stock to Network Solutions equal to $6.0 million divided by the lesser of the midpoint of the expected range of offering prices reflected in this prospectus or the actual price to the public of common stock sold in this offering. In connection with this issuance, we will also issue an additional warrant to purchase a number of shares of common stock equal to 75% of the number of shares sold to Network Solutions at an exercise price equal to the price paid at that closing. The warrant will be subject to the same terms as the warrant we issued in connection with Network Solution's initial investment. Based on the current filing range, Network Solutions would acquire shares under the stock purchase agreement and the warrant would
entitle Network Solutions to acquire                additional shares at an
exercise price of $          per share.

     Holders of our Series A preferred stock will receive dividends at a rate of 9% compounded annually, payable on a semi-annual basis in additional shares of Series A-1 preferred stock or in cash at our option. The Series A preferred stock will also participate on an as-converted basis in any common stock dividends or distributions. The shares of Series A preferred stock rank senior to any other series or class of the Company's capital stock, whether now existing or created after the issuance of the Series A preferred stock, except for any series of preferred stock that is established by the our board of directors with a rank that is senior to the Series A preferred stock, with respect to rights upon liquidation, winding up, dissolution, and redemption and distribution rights. As such, the holders of shares of the Series A preferred stock are generally entitled to the return of an amount equal to the stated value per share plus any accrued and unpaid dividends prior to any distribution, redemption or liquidation, and may also participate in such distribution, redemption or liquidation on an as-converted basis. Each holder of preferred stock votes with the holders of common stock on an on-converted basis. In addition, the holders of the Series A preferred stock also possess a veto power to prevent some transactions that effect the shares of the Series A preferred stock, but we may override any such veto by converting the shares of the Series A preferred stock into either three or four times (determined by the date on the which the transaction takes place) the number of shares of common stock into which they might otherwise be converted. Under the conversion rate set forth in the terms of the preferred stock, the preferred stock was originally convertible into common stock on a one-for-one basis. However, to the extent we implement a stock split before this offering, the conversion rate will automatically be adjusted to take into account the split.

     Immediately prior to the completion of this offering, the outstanding shares of Series A stock issued in these transactions will be automatically converted into 12,163,968 shares of our common stock. At that time, rights and restrictions applicable to the Series A stock, including redemption rights and special voting rights, will terminate and be of no further force and effect. Holders of the Series A stock will be entitled to "piggy-back" and certain demand registration rights with respect to the shares of common stock into which the shares of Series A stock are converted. For additional information, see "Description of Capital Stock."

OPTION GRANTS TO NEW EXECUTIVES

     In February 2000, we granted an option to purchase 200,000 shares of our common stock to H. Christopher Covington, our Senior Vice President, General Counsel and Secretary, in connection with his employment with us. In March 2000, we granted an option to purchase 450,000 shares of common stock to David Gill, our Executive Vice President, Chief Financial Officer and a director, in connection with his employment with us. These options are exercisable at an exercise price of $5.80 per share.

SEPARATION AGREEMENT WITH FORMER CHAIRMAN

     In connection with the resignation of Waldemar Fernandez as chairman of our board of directors, we entered into a separation agreement with Mr. Fernandez on November 19, 1999. Under the agreement, we paid Mr. Fernandez $330,000, and will make additional payments of $165,000 to Mr. Fernandez on each of the first two anniversaries of the agreement as severance and consideration for the releases and non-competition covenants from him and the termination of all obligations by us in connection with Mr. Fernandez' employment. In addition, Mr. Fernandez was granted registration rights under the agreement, including piggy-back registration rights effective after the completion of this offering, and we agreed to accelerate the vesting of Mr. Fernandez' options such that they will become fully exercisable as of the effective date of this offering.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Our articles of incorporation authorize the issuance of up to 200,000,000 shares of common stock and 25,000,000 shares of preferred stock, the rights and preferences of which may be established from time to time by our board of directors. Immediately prior to this offering, 21,842,975 shares of common stock and 12,163,968 shares of preferred stock were issued and outstanding. Upon
completion of this offering,                shares of common stock and no shares
of preferred stock will be outstanding. As of March 10, 2000, we had 131 holders of common stock and 8 holders of preferred stock.

     The following summary of our capital stock does not purport to be complete. It is qualified in its entirety by reference to our amended and restated articles of incorporation and our its amended and restated bylaws, filed as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Georgia Business Corporation Code.

COMMON STOCK

     Holders of common stock are entitled to one vote per share on any issue submitted to a vote of the shareholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock voting in an election of directors can elect all of the directors then standing for election, if they choose to do so. All shares of common stock are entitled to share equally in any dividends our board of directors may, in its discretion, declare out of sources legally available therefor. If Interland dissolves, liquidates or winds up, holders of common stock are entitled to receive on a ratable basis all of our assets available for distribution, in cash or in kind, after payment or provision for payment of all of our debts and liabilities and any preferential amount due to holders of preferred stock. Holders of common shares do not have preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund. All currently outstanding common stock shares are, and the shares offered hereby (when sold in the manner contemplated by this prospectus) will be, fully paid and nonassessable.

PREFERRED STOCK

     Our articles of incorporation authorize the board of directors, from time to time, to issue shares of preferred stock in one or more series. They may establish the number of shares to be included in any such series, and may fix the designations, powers, preferences and rights (including voting rights) of the shares of each such series and any qualifications, limitations, or restrictions on preferred shares. No shareholder authorization is required for the issuance of these shares of preferred stock unless imposed by then applicable law. Shares of preferred stock may be issued for any general corporate purposes, including acquisitions. The board of directors may issue one or more series of preferred stock with rights more favorable with regard to voting, dividends and liquidation than the rights of holders of common stock. Issuance of a series of preferred stock also could be used for the purpose of preventing a hostile takeover of Interland, even if the takeover is considered to be desirable by the holders of the common stock. Issuance of a series of preferred stock could otherwise adversely affect the voting power of the holders of common stock, and could serve to perpetuate the board of directors' control of Interland under certain circumstances. Other than the issuance of the series of preferred stock previously authorized by the board of directors in connection with the Series A convertible preferred stock, all of which converts to common stock upon the completion of this offering, and our shareholder rights plan described below, we have no current plans that would result in the issuance of any shares of preferred stock.

WARRANTS

     We have issued warrants to Microsoft Corporation and Network Solutions and will issue a second warrant to each of them to purchase shares of our common stock at the time of this offering. For additional information about these warrants, see "Certain Transactions -- Series A Convertible Participating Preferred Stock Financings."

     We have issued a warrant to Road Runner to purchase shares of our common stock. The warrant, issued on January 27, 2000, entitles Road Runner to purchase up to 349,000 shares of our common stock at an exercise price of $9.00 per share based upon its achievement of certain performance criteria. The number of shares subject to the warrant may be adjusted to prevent dilution, and the warrant expires on December 3, 2002.

OPTIONS

     We have granted options to purchase an aggregate of 4,047,500 shares of our common stock under our Stock Incentive Plan, including options for 1,125,000 shares to our executive officers. The weighted average exercise price of the options to purchase the 4,047,500 shares is $4.12 as of March 10, 2000.

CERTAIN PROVISIONS OF GEORGIA LAW AND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

  Staggered Board of Directors; Removal; Filling Vacancies

     Our bylaws provide that our Board of Directors will consist of between five and fifteen directors. Our Board currently consists of seven directors, four of whom are not employees of Interland. Our Board of Directors may be divided into three classes of directors serving staggered three-year terms. The classification of directors would have the effect of making it more difficult for shareholders to change the composition of our Board of Directors. We believe, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure the continuity and stability of our management and policies. The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of our stock or attempting to obtain control of Interland, even though such an attempt might be beneficial to us and to you. Accordingly, you could be deprived of certain opportunities to sell your shares of common stock at a higher market price than might otherwise be the case. Our shareholders will be entitled to vote on the election or removal of directors, with each share entitled to one vote.

     Our bylaws provide that, unless our Board of Directors otherwise determines, any vacancies may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum. A director may be removed with or without cause by the vote of the holders of a majority of the shares entitled to vote for the election of directors at a special meeting of the shareholders called for the purpose of removing such director. A vacancy resulting from an increase in the number of directors may be filled by action of our Board of Directors.

  Shareholder Rights Plan

     We intend to adopt a shareholder rights plan to help ensure that our shareholders receive fair and equal treatment in the event of any proposed acquisition of Interland. Under the rights plan, our Board of Directors will declare a dividend of one preferred share purchase right for each outstanding share of our common stock. Each preferred share purchase right entitles the registered holder to purchase one one-hundredth of a share of our Series B junior participating cumulative preferred stock, par value $0.01 per share at a
price of $          per share, subject to adjustments to the exercise price and the number of preferred shares issuable upon exercise from time to time to prevent dilution. These rights are not exercisable until the earlier to occur of
(1) ten days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of our outstanding common stock or (2) ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of our common stock.

     If we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power is sold after a person or group
acquires      % or more of our outstanding common stock
or announces an intention to make a tender offer or exchange offer that would
result in the beneficial ownership of      % or more of our outstanding shares
of common stock, proper provision will be made so that each holder of a preferred share purchase right, other than those rights beneficially owned by the acquiring person (which will become void), will then have the right to receive upon exercise that number of shares of common stock having a market
value of                times the exercise price of the right.

     Shares of Series B junior participating cumulative preferred stock purchasable upon exercise of the preferred share purchase rights will not be redeemable. Each share of preferred stock will be entitled to a minimum
preferential quarterly dividend payment of $          per share but will be
entitled to an aggregate dividend of one one-hundredth times the dividend declared per share of our common stock. In the event of liquidation, the holders of the preferred stock will be entitled to a minimum preferential liquidation
payment of $          per share but will be entitled to an aggregate payment of
one one-hundredth times the payment made per share of our common stock. Each share of preferred stock will have one one-hundredth of a vote, voting together with the shares of our common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of our common stock are exchanged, each share of preferred stock will be entitled to receive one one-hundredth times the amount received per share of our common stock. These rights are protected by customary antidilution provisions.

     Unless the preferred share purchase rights are either triggered or expire, the rights may not be detached or transferred separately from our common stock.
The preferred share purchase rights will expire on                , 2010, unless
this date is extended or unless we redeem or exchange the preferred share purchase rights earlier. At any time prior to the acquisition by a person or
group of affiliated or associated persons of beneficial ownership of      % or
more of our outstanding common stock, our Board of Directors may redeem the preferred share purchase rights in whole, but not in part, at a price of
$       per right. Immediately upon any redemption of the preferred share purchase rights, the right to exercise these rights will terminate and the only right of the holders of those rights will be to receive the redemption payment.

  Ability to Consider Other Constituencies

     Our Articles of Incorporation permit our Board of Directors, in determining what is believed to be in our best interest, to consider the interests of our employees, customers, suppliers and creditors, the communities in which our offices or other establishments are located and all other factors the directors consider pertinent, in addition to considering the effects of any actions on Interland and our shareholders. This provision permits our Board of Directors to consider numerous judgmental or subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of our shareholders.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of approximately 12,163,968 shares of our common stock, and rights to acquire our common stock, will be entitled to rights with respect to the registration of those shares under the Securities Act of 1933, as amended. Under the terms of the Registration Rights Agreement we entered with the holders of these registrable shares, following the completion of this offering, if we propose to register any additional securities under the Securities Act, the holders must be notified and will be entitled to have their shares of common stock included in the registration. In addition, the holders of the registrable shares are also entitled to specified demand registration rights. These demand registration rights permit the holders to require us, on up to two separate occasions, to file a registration statement with respect to their shares of common stock and to use our best efforts to cause the registration statement to be declared effective. Furthermore, under the Registration Rights Agreement, subject to various conditions, the holders of registrable shares may require us to file an unlimited number of additional registration statements on Form S-3, but no more than two in any eighteen month period.

     The rights granted under the Registration Rights Agreement are subject to various conditions and limitations, among them the right of Interland and the underwriters of an offering to limit the number of shares included in a registration and our right to delay registration if within 180 days prior to a request for registration, a registration of our securities has been effected in which the requesting holder had a right to participate, or if a holder's request is received less than 90 days before the anticipated effective date of a proposed underwritten offering approved by our board of directors prior to receipt of the request. Holders of registrable securities must pay any transfer taxes and any underwriting discounts or commissions associated with the sale of their shares. Otherwise, we will bear all expenses incident to the registration of shares under the Registration Rights Agreement. We do not expect that the expenses we will incur in connection with any exercise of these registration rights will exceed the expenses customarily incurred by companies registering their securities. Subject to certain conditions, if the holders of registration rights request that we withdraw a requested registration statement, those holders will be obligated to reimburse us for the expenses of that registration.

INDEMNIFICATION AND LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

     We plan to enter into indemnification agreements with each of our directors and executive officers. The form of indemnification agreement provides that we will indemnify our directors and executive officers for expenses incurred because of their status as a director or officer, to the fullest extent permitted by Georgia law, our articles of incorporation and our bylaws.

     Our bylaws provide for indemnification of each of our directors and officers, and our Amended and Restated Articles of Incorporation eliminate, to the extent permitted by the Georgia Business Corporation Code, the personal liability of our directors to us and to our shareholders for monetary damages for certain breaches of fiduciary duty and the duty of care. The indemnification provided by our bylaws may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons pursuant to our bylaws, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. At present there is no pending material litigation or proceeding involving any director, officer, employee or agent of Interland in which indemnification will be required or permitted.

     Our bylaws provide for indemnification of our directors and officers with respect to any liability and reasonable expense incurred by such person in connection with any civil or criminal action, suit or proceeding to which such person was (or is made or threatened to be made) a party or is otherwise involved, by reason of the fact that such person is or was one of our directors or officers, and such person acted in a manner he believed to be in good faith and not opposed to our best interests, and had no reasonable cause to believe that his conduct was unlawful. Our bylaws obligate us to indemnify each of our directors and officers to the extent that they are successful in the defense of any action, suit or proceeding. In addition, our bylaws may obligate us, under certain circumstances, to advance reasonable expenses incurred by each director or officer in the defense of any civil or criminal action, suit or proceeding for which indemnification may be sought. However, we will not indemnify any director or officer to the extent that they are adjudged liable to us, or liable for the receipt of improper personal benefit. Pursuant to conditions described in our bylaws, any determination with respect to indemnification will be made by our board of directors or a committee thereof, by special legal counsel appointed by our board of directors or a committee thereof, or by our shareholders.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is        .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for our common stock, and we cannot predict the effect, if any, that sales of our common stock or the availability of common stock for sale will have on its market price. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could negatively affect the market price of our common stock and impair our ability to raise capital through the sale of our equity securities in the future.

     Upon completion of this offering, we will have                shares of
common stock outstanding. Of these shares, the                shares sold in
this offering will be freely transferable without restriction or further registration under the Securities Act, unless held by affiliates of our company, as that term is defined in Rule 144 under the Securities Act. For purposes of Rule 144, an affiliate is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control
with, Interland. The remaining                shares of common stock are
"restricted securities" within the meaning of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or sold under an exemption from registration, such as the exemption provided by Rule 144.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately                shares immediately after this
       offering, or

     - the average weekly trading volume of the common stock during the four calendar weeks before a notice of the sale is filed.

     Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon regarding the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors before the date we become subject to the reporting requirements of the Exchange Act, under written compensatory benefit plans or written contracts relating to compensation of those persons. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and beginning 90 days after the date of this prospectus, may be sold (1) by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates under Rule 144 without compliance with its one-year holding period requirement. Based on stock option grants as of the date of this prospectus,
options for                shares will be exercisable upon the expiration of the
90-day restricted period.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, who are represented by Bear, Stearns & Co. Inc., Thomas Weisel Partners LLC and PaineWebber Incorporated, the underwriters have severally agreed to purchase from us the following respective numbers of shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus.

                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
Bear, Stearns & Co. Inc.....................................
Thomas Weisel Partners LLC..................................
PaineWebber Incorporated....................................
          Total.............................................
                                                                  =======

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations to them, the receipt of a comfort letter from our accountants, the listing of the common stock on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on our business. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

     We have granted to the underwriters an option, exercisable for 30 days from
the date of the underwriting agreement, to purchase up to   additional shares at
the public offering price less the underwriting discount. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

     The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a
concession not in excess of $     per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $     per share on
sales to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The following table shows the underwriting discount to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of the common stock.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................   $              $
          Total.............................................   $              $

     The underwriting discount per share is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock.

     We estimate that our total expenses in connection with this offering, other
than the underwriting discount, will be approximately $          million.

     At our request, the underwriters have reserved for sale at the initial public offering price up to shares of our common stock to be sold in this offering for sale to certain persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 135 filed public offerings of equity securities, of which 101 have been completed, and has acted as a syndicate member in an additional 73 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over-allot shares of the common stock in connection with this offering, thereby creating a short position in the common stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of the common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

     We intend to apply to list our common stock on the Nasdaq National Market under the symbol "ILND."

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiation among us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the present stage of our development;

     - the market capitalization and stages of development of generally comparable companies; and

     - estimates of our business potential.

     In connection with this offering, our existing officers and directors and
some of our shareholders, who will own a total of                shares of
common stock after the offering, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc., which may in its sole discretion, at any time and without notice, waive any of the terms of these lock-up agreements. Bear, Stearns & Co. Inc. presently has no intention to allow any shares of common stock to be sold or otherwise offered by Interland prior to the expiration of the 180 day lock-up period, although it may decide to do so in light of the purpose for which any such shares are requested to be sold or otherwise offered, prevailing market conditions and any other factor which Bear, Stearns & Co. Inc., in its sole discretion, may deem to be relevant. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meets the conditions and restrictions of Rule 144.

     In addition, we have agreed that for a period of 180 days after the date of this prospectus, we will not sell or offer to sell or otherwise dispose of any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc., except that we may issue, and grant options to purchase, shares of common stock under our stock option and employee stock purchase plans.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of common stock offered hereby are being passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia. Kilpatrick Stockton LLP owns 15,523 shares of our common stock. Certain legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Latham & Watkins, Washington, D.C.

                                    EXPERTS

     The financial statements of Interland, Inc. as of December 31, 1999 and 1998 and for the period from inception (September 18, 1997) to December 31, 1997 and for the years ended December 31, 1999 and 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, and are included in this prospectus in reliance upon the authority of said firm as experts in, giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-1 that Interland has filed with the SEC covering the shares of common stock that Interland is offering. This prospectus does not contain all of the information presented in the registration statement, and you should refer to that registration statement with its exhibits for further information. Statements in this prospectus describing or summarizing any contract or other document are not complete, and you should review the copies of those documents filed as exhibits to the registration statement for more detail. You may read and copy the registration statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also inspect our registration statement on the Internet at the SEC's web site, http://www.sec.gov.

     After this offering, we will be required to file annual, quarterly, and current reports, proxy and information statements and other information with the SEC. You can review this information at the SEC's Public Reference Room or on the SEC's web site, as described above.

                                INTERLAND, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----

Report of Independent Public Accountants....................  F-2

Balance Sheets as of December 31, 1998 and 1999.............  F-3

Statements of Operations for the Period From Inception
  (September 18, 1997) to December 31, 1997 and for the
  Years Ended December 31, 1998 and 1999....................  F-4

Statements of Shareholders' Equity (Deficit) for the Period
  From Inception (September 18, 1997) to December 31, 1997
  and for the Years Ended December 31, 1998 and 1999........  F-5

Statements of Cash Flows for the Period From Inception
  (September 18, 1997) to December 31, 1997 and for the
  Years Ended December 31, 1998 and 1999....................  F-6

Notes to Financial Statements...............................  F-7

     After the stock split discussed in Note 7 to the financial statements of Interland, Inc. is resolved, we expect to be in a position to render the following audit report.

ARTHUR ANDERSEN LLP
Atlanta, Georgia
March 13, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO INTERLAND, INC.:

     We have audited the accompanying balance sheets of INTERLAND, INC. (a Georgia corporation) as of December 31, 1998 and 1999 and the related statements of operations, shareholders' equity (deficit), and cash flows for the period from inception (September 18, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interland, Inc. as of December 31, 1998 and 1999 and the results of its operations and its cash flows for the period from inception (September 18, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999 in conformity with accounting principles generally accepted in the United States.

                                INTERLAND, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                1998        1999
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                               SHARE AND PER SHARE
                                                                      DATA)
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    706    $ 24,510
  Restricted cash...........................................        --       1,007
  Accounts receivable.......................................        --         655
  Prepaid commissions.......................................        36         825
  Other current assets......................................        --         730
                                                              --------    --------
         Total current assets...............................       742      27,727
                                                              --------    --------
PROPERTY AND EQUIPMENT:
  Internet access and computer equipment....................       770       4,072
  Construction in progress..................................        --       2,499
  Other furniture and equipment.............................        85         660
  Office computer equipment.................................       223         445
  Software..................................................        26         451
  Leasehold improvements....................................        --         398
                                                              --------    --------
                                                                 1,104       8,525
  Less accumulated depreciation and amortization............      (115)       (982)
                                                              --------    --------
    Property and equipment, net.............................       989       7,543
                                                              --------    --------
OTHER LONG-TERM ASSETS:
  Notes receivable--related parties.........................        50         481
  Deposits and other long-term assets.......................        --         225
                                                              --------    --------
         Total other long-term assets.......................        50         706
                                                              --------    --------
         Total assets.......................................  $  1,781    $ 35,976
                                                              ========    ========
                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $  1,022    $  3,387
  Accrued expenses..........................................       328       2,863
  Capital lease obligation..................................       124       1,185
  Unearned revenue..........................................       895       7,042
                                                              --------    --------
         Total current liabilities..........................     2,369      14,477
UNEARNED REVENUE............................................        38       1,433
CAPITAL LEASE OBLIGATION....................................       312       2,406
OTHER LONG-TERM LIABILITIES.................................        --         165
COMMITMENTS AND CONTINGENCIES (NOTE 6)

SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred stock, no par value, 25,000,000 shares
    authorized:
    Series A, $2.18 stated value, 15,000,000 shares
     authorized; 11,474,313 shares issued and outstanding as
     of December 31, 1999; no shares issued and outstanding,
     pro forma..............................................        --     34,423
    Series A-1, 947,421 shares authorized, no shares issued
     and outstanding as of December 31, 1998 and 1999.......        --         --
  Common stock, no par value; 100,000,000 shares authorized;
    18,002,940 and 21,842,975 shares issued and outstanding
    as of December 31, 1998 and 1999, respectively, and
    33,317,288 shares outstanding, pro forma................     1,515     12,811
  Warrants..................................................        --      2,144
  Deferred product development costs........................        --     (2,133)
  Deferred compensation.....................................        --       (954)
  Accumulated deficit.......................................    (2,453)   (28,796)
                                                              --------   --------
         Total shareholders' equity (deficit)...............      (938)    17,495
                                                              --------   --------
         Total liabilities and shareholders' equity
          (deficit).........................................  $  1,781   $ 35,976
                                                              ========   ========

      The accompanying notes are an integral part of these balance sheets.

                                INTERLAND, INC.

                            STATEMENTS OF OPERATIONS
               FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1997)
                            TO DECEMBER 31, 1997 AND
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                               1997             1998             1999
                                                          --------------   --------------   --------------
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
REVENUES................................................   $         5      $     1,387      $     9,121
OPERATING EXPENSES:
  Cost of revenues......................................            --            1,096            7,897
  Sales and marketing...................................            --            1,803            7,901
  General and administrative............................           119              809            6,536
  Amortization of deferred compensation.................            --               --            3,557
                                                           -----------      -----------      -----------
          Total operating expenses......................           119            3,708           25,891
                                                           -----------      -----------      -----------
OPERATING LOSS..........................................          (114)          (2,321)         (16,770)
OTHER INCOME (EXPENSE):
  Interest income.......................................            --                2              206
  Interest expense......................................            --              (20)            (220)
                                                           -----------      -----------      -----------
          Total other expense...........................            --              (18)             (14)
                                                           -----------      -----------      -----------
NET LOSS................................................          (114)          (2,339)         (16,784)
PREFERRED STOCK BENEFICIAL CONVERSION AND DIVIDENDS.....            --               --           (9,559)
                                                           -----------      -----------      -----------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS..............   $      (114)     $    (2,339)     $   (26,343)
                                                           ===========      ===========      ===========
BASIC AND DILUTED NET LOSS PER COMMON SHARE.............   $     (0.01)     $     (0.14)     $     (1.33)
                                                           ===========      ===========      ===========
SHARES USED IN COMPUTING NET LOSS PER SHARE.............    16,325,177       16,959,675       19,871,446
                                                           ===========      ===========      ===========

        The accompanying notes are an integral part of these statements.

                                INTERLAND, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
               FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1997)
                            TO DECEMBER 31, 1997 AND
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                             PREFERRED    PREFERRED     COMMON     COMMON                DEFERRED
                               STOCK        STOCK       STOCK       STOCK               DEVELOPMENT
                               SHARES      AMOUNT       SHARES     AMOUNT    WARRANTS      COSTS
                             ----------   ---------   ----------   -------   --------   -----------
                                               (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, SEPTEMBER 18,
  1997.....................          --    $    --             0   $   --     $   --      $    --
  Issuance of common
    stock..................          --         --    16,325,177      139         --           --
  Net loss.................          --         --             0       --         --           --
                             ----------    -------    ----------   -------    ------      -------
BALANCE, DECEMBER 31,
  1997.....................          --         --    16,325,177      139         --           --
  Issuance of common
    stock..................          --         --     1,677,763    1,376         --           --
  Net loss.................          --         --             0       --         --           --
                             ----------    -------    ----------   -------    ------      -------
BALANCE, DECEMBER 31,
  1998.....................          --         --    18,002,940    1,515         --           --
  Issuance of common
    stock..................          --         --     3,706,693    8,441         --           --
  Issuance of Series A
    preferred stock........  11,474,313     25,014            --   (1,657)        --           --
  Issuance of options and
    stock to consultants
    and bankers............          --         --       133,342    4,212         --           --
  Issuance of options to
    employee at below fair
    value..................          --         --            --      300         --           --
  Issuance of warrants in
    connection with
    development
    agreement..............          --         --            --       --      2,144       (2,144)
  Dividends on preferred
    stock..................          --         --            --       --         --           --
  Beneficial conversion of
    preferred stock........          --      9,409            --       --         --           --
  Amortization of deferred
    development costs......          --         --            --       --         --           11
  Amortization of deferred
    compensation...........          --         --            --       --         --           --
  Net loss.................          --         --            --       --         --           --
                             ----------    -------    ----------   -------    ------      -------
BALANCE, DECEMBER 31,
  1999.....................  11,474,313    $34,423    21,842,975   $12,811    $2,144      $(2,133)
                             ==========    =======    ==========   =======    ======      =======

                                                              TOTAL
                                                          SHAREHOLDERS'
                               DEFERRED     ACCUMULATED      EQUITY
                             COMPENSATION     DEFICIT       (DEFICIT)
                             ------------   -----------   -------------
                                 (IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, SEPTEMBER 18,
  1997.....................     $  --        $      0       $      0
  Issuance of common
    stock..................        --               0            139
  Net loss.................        --            (114)          (114)
                                -----        --------       --------
BALANCE, DECEMBER 31,
  1997.....................        --            (114)            25
  Issuance of common
    stock..................        --               0          1,376
  Net loss.................        --          (2,339)        (2,339)
                                -----        --------       --------
BALANCE, DECEMBER 31,
  1998.....................        --          (2,453)          (938)
  Issuance of common
    stock..................        --               0          8,441
  Issuance of Series A
    preferred stock........        --               0         23,357
  Issuance of options and
    stock to consultants
    and bankers............      (890)              0          3,322
  Issuance of options to
    employee at below fair
    value..................      (300)              0             --
  Issuance of warrants in
    connection with
    development
    agreement..............        --               0             --
  Dividends on preferred
    stock..................        --            (150)          (150)
  Beneficial conversion of
    preferred stock........        --          (9,409)            --
  Amortization of deferred
    development costs......        --               0             11
  Amortization of deferred
    compensation...........       236               0            236
  Net loss.................        --         (16,784)       (16,784)
                                -----        --------       --------
BALANCE, DECEMBER 31,
  1999.....................     $(954)       $(28,796)      $ 17,495
                                =====        ========       ========

        The accompanying notes are an integral part of these statements.

                                INTERLAND, INC.

                            STATEMENTS OF CASH FLOWS
               FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1997)
                            TO DECEMBER 31, 1997 AND
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999

                                                              1997     1998       1999
                                                              -----   -------   --------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(114)  $(2,339)  $(16,784)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................     --       115        992
     Amortization of deferred compensation..................     --        --      3,557
     Loss on disposal of property and equipment.............     --        --        198
     Amortization of deferred development...................     --        --         11
     Changes in operating assets and liabilities:
       Accounts receivable..................................     --        --       (655)
       Prepaid commissions..................................     --       (36)      (789)
       Other current assets.................................     --        --       (730)
       Note receivable--related party.......................     --       (50)      (431)
       Other assets.........................................     --        --       (225)
       Accounts payable and accrued liabilities.............      4     1,347      4,752
       Unearned revenue.....................................     --       933      7,542
       Other long-term liabilities..........................     --        --        165
                                                              -----   -------   --------
          Total adjustments.................................      4     2,309     14,387
                                                              -----   -------   --------
          Net cash used in operating activities.............   (110)      (30)    (2,397)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (2)   (1,102)    (7,745)
  Deposit of restricted cash................................      0        --     (1,007)
                                                              -----   -------   --------
          Net cash provided by investing activities.........     (2)   (1,102)    (8,752)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock................    139     1,376      8,441
  Net proceeds from issuance of preferred stock.............     --        --     23,357
  Borrowings on capital lease obligations...................     --       491      3,628
  Payments on capital lease obligations.....................     --       (56)      (473)
                                                              -----   -------   --------
          Net cash provided by financing activities.........    139     1,811     34,953
                                                              -----   -------   --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     27       679     23,804
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     --        27        706
                                                              -----   -------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  27   $   706   $ 24,510
                                                              =====   =======   ========
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Cash paid for interest....................................  $  --   $    20   $    178
                                                              =====   =======   ========
NON CASH DISCLOSURE:
  Issuance of stock and options for consultant and employee
     compensation...........................................  $  --   $    --   $  4,212
                                                              =====   =======   ========

        The accompanying notes are an integral part of these statements.

                                INTERLAND, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999

1. ORGANIZATION AND NATURE OF BUSINESS

NATURE OF BUSINESS

     Interland, Inc. (the "Company") commenced operations on September 18, 1997. The Company provides a broad range of web site and application hosting and other related web based business solutions specifically to meet the needs of small to medium-sized businesses. The Company focuses on delivering high-quality, reliable, and flexible services that are backed by customer support 24 hours a day, 7 days a week, and 365 days a year. The Company offers its solutions directly and through third-party dealers that resell the Company's web hosting services.

HISTORY OF OPERATING LOSSES

     The Company has incurred net losses since it commenced operations. As of December 31, 1999, the Company had an accumulated deficit of $28,796,000. These losses have occurred, in part, because of the costs incurred by the Company to develop its products, build a customer support infrastructure, and expand its market share in an extremely competitive market. The Company does not expect to generate positive cash flow from its operations for several years. The Company's success depends on its ability to achieve profitability and on its ability to raise additional funds. As a result, the Company intends to continue to seek funding from external sources. The Company plans to continue to increase its operating expenses in order to fund higher levels of market share, increase its sales and marketing efforts, broaden its customer support capabilities, and expand its administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not offset by increased revenues, the Company's business, results of operations, and financial condition would be materially adversely affected.

NETWORK INFRASTRUCTURE

     The Company must expand and adapt its network infrastructure to meet the increasing number of users and the amount of information they wish to transport to meet changing customer requirements. This expansion depends on financial, operational and management resources as well as telecommunications capacity and pricing and third party suppliers. Any failure of these could adversely affect our business.

OTHER RISK FACTORS

     The Company faces other risk factors including, but not limited to, the following: quarterly and annual fluctuations in results of operations and financial position, inability to manage anticipated growth, dependence on Internet usage, dependence on key personnel, and potential disruption of services due to systems failures, security breaches or unknown software defects.

INITIAL PUBLIC OFFERING

     The Company is planning an initial public offering (the "Offering") of its common stock which is targeted for completion in the second quarter of 2000. There can be no assurance that the Offering will be completed in this time period or at all.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

                                INTERLAND, INC.

Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash equivalents, which consist primarily of money market accounts, are carried at cost, which approximates market value.

RESTRICTED CASH

     At December 31, 1999 the Company held several certificates of deposits which have maturities ranging from 6 to 12 months. These investments are restricted to use by certain vendors for insurance, rent, credit card processing, lease payments and other items. These deposits have been classified as restricted cash in the accompanying balance sheet. No such deposits were held as of December 31, 1998.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with various major financial institutions. The Company believes that the concentrations of credit risk with respect to accounts receivable are limited due to the large number of entities comprising the Company's customer base. As of December 31, 1999, the Company had no foreign currency assets or liabilities.

PREPAID COMMISSIONS

     The Company typically pays commissions to its sales representatives when cash for the sale is collected; however, the revenue for the service provided is deferred and recognized ratably over the service period. The Company defers commissions paid prior to the revenue being earned and amortizes those commissions over the same period for which revenue is recognized.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the various classes of property, which is three years for all software, computer and Internet equipment, including capital leases and seven years for other furniture and equipment. Leasehold improvements are amortized over the lesser of the useful life of the asset or the term of the lease. Construction in progress represents primarily computer equipment and leasehold improvements that have not been placed in operation as of December 31, 1999. Total depreciation and amortization expense for the period from inception (September 18, 1997) to December 31, 1997, and the years ended December 31, 1998 and 1999 was $0, $115,000 and $992,000, respectively.

     Expenditures for maintenance and repairs are charged to expense as incurred, and the costs of renewals and betterments are capitalized. Cost and the related accumulated depreciation of assets sold or retired are removed from the respective accounts. Any resulting gain or loss is reflected in the statements of operations.

     The Company leases certain Internet access and computer equipment under capital leases. Equipment recorded under capital leases is amortized using the straight-line method over the lease term. See Note 6 for further discussion.

                                INTERLAND, INC.

     The Company periodically reviews the cost basis of long-lived assets based on the undiscounted future cash flow to be generated by those assets to determine whether any permanent impairment exists. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

     The Company adopted the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," effective January 1, 1998. The Company capitalizes certain external costs related to software and implementation services in connection with its internal-use software systems.

ACCRUED LIABILITIES

     Accrued liabilities include the following as of December 31, 1998, and 1999 (in thousands):

                                                              1998    1999
                                                              ----   -------
Accrued compensation and employee benefits..................  $118   $   886
Accrued construction in progress............................    --     1,297
Other accrued liabilities...................................   210       680
                                                              ----   -------
                                                              $328   $ 2,863
                                                              ====   =======

     During 1999 the Company recorded accrued severance of approximately $330,000 related to the termination of an officer. Of the total accrual, $165,000 is included in other long- term liabilities in the accompanying balance sheet, as it will be paid in November 2001.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The book values of cash and cash equivalents, accounts receivable, accounts payable, and other financial instruments approximate their fair values, principally because of the short-term maturities of these instruments.

REVENUE RECOGNITION

     The Company realizes revenue from providing shared and dedicated hosting, application hosting and consulting services. The Company recognizes revenues when the services are provided. The Company's hosting contracts typically require up-front payment for service periods ranging from 3 to 24 months. The Company follows the guidance in Staff Accounting Bulletin No. 101 regarding revenue recognition. Therefore, fees received from the customer, including set-up fees for hosting services, are deferred and recognized ratably over the contract period. Substantially all of the end-user subscribers pay for services with major credit cards for which the Company receives daily remittances from the credit card carriers. Deferred revenues represent the liability for advance billing to customers for services not yet provided. Consulting revenue is recognized as the services are performed, provided that no significant obligations remain. The Company generally receives all payments for consulting services prior to the services being performed; therefore, collection is considered probable. Total consulting revenue was $235,695 for the year ended December 31, 1999. No consulting revenue was earned in 1997 or 1998.

     The Company provides a 30 day money back guarantee to its customers. The Company records an allowance for returns on a monthly basis based on historical experiences. The Company has not experienced significant returns or warranty claims to date and does not have a significant returns or warranty claims reserve as of December 31, 1998 or 1999.

                                INTERLAND, INC.

ADVERTISING COSTS

     The Company expenses the costs of advertising as incurred. Advertising expenses included in sales and marketing expense is $1,438,000 and $5,473,000 for 1998 and 1999, respectively.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes, as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred tax assets or liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to be settled or realized.

BASIC AND DILUTED NET LOSS PER SHARE

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." That statement requires the disclosure of basic net income (loss) per share and diluted net income (loss) per share. Basic net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period and does not include any other potentially dilutive securities. Diluted net income (loss) per share gives effect to all potentially dilutive securities. The Company's convertible preferred stock, stock options and stock warrants are potentially dilutive securities and are not included in historical diluted net loss per share in any periods presented as they would reduce the loss per share.

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, for periods prior to the Company's anticipated initial public offering, basic net loss per share is computed by using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of common stock outstanding during the period and nominal issuances of common stock and common stock equivalents, regardless of whether they are antidilutive, as well as the potential dilution of common stock equivalents, if dilutive. The Company has not issued common stock or common stock equivalents for considerations that management considers nominal.

STOCK-BASED COMPENSATION PLAN

     The Company accounts for its stock option plan under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by the statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

SEGMENT REPORTING

     The Company has adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," effective January 1, 1998. SFAS No. 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographical areas and major customers. SFAS No. 131 requires the use of the "management approach" in disclosing segment information; based largely on how senior management generally analyzes the business operations. The Company currently operates in only one segment, and as such, no additional disclosure is required. Additionally, the Company did not have any operations or net assets or liabilities in foreign locations for the period from inception (September 18, 1997) to December 31, 1999. The Company generated revenue

                                INTERLAND, INC.

of $690,000 from foreign customers for the year ended December 31, 1999. All sales were denominated in U.S. dollars. No significant revenue was generated from foreign customers in 1997 or 1998.

3. RELATED-PARTY TRANSACTIONS

     During December 1998 and May 1999 the Company loaned two shareholder officers a total of $50,000 and $400,000, respectively. The notes are full recourse and are also secured by the common stock of the Company owned by the officers and bear interest at 10% per annum. Of the aggregate principal of $450,000, $250,000 is due on demand and $200,000 is due on the earlier of six months after the Offering or November 19, 2004. The notes and accrued interest are reflected as notes receivable -- related parties in the accompanying balance sheets.

     On August 18, 1998 the Company sold computer equipment for the total amount of $50,000 to Geneva Leasing Corporation (which is owned by a stockholder of the Company). These assets were then leased back to the Company in the form of a 36-month capital lease. No gain or loss was recorded in this transaction. The lease obligation amounted to $28,000 at December 31, 1999 and a total amount of $27,000 was paid to the Geneva Leasing Corporation during 1999.

     Management believes that the transactions noted above are made on terms no less favorable than could be obtained from an unaffiliated party on an arm's-length basis.

4. INCOME TAXES

     Deferred tax assets and liabilities as of December 31, 1998 and 1999 are determined based on the difference between the financial accounting and tax bases of assets and liabilities. Deferred tax assets and liabilities at the end of the year are determined using the enacted statutory tax rates expected to apply to taxable income in the years in which the deferred tax assets or liabilities are expected to be realized or settled.

     The Company has incurred net operating losses ("NOL") since commencing operations. As of December 31, 1999 the Company has total NOLs of approximately $19,800,000 available to offset its future income tax liability. The NOL carryforward begins expiring in 2012. A valuation allowance is provided when it is determined that some portion or all of the deferred tax assets may not be realized. Accordingly, since it currently is more likely than not that the net deferred tax assets resulting from the remaining net operating loss carryforwards ("NOLs") and other deferred tax items will not be realized, a valuation allowance has been provided in the accompanying financial statements as of December 31, 1998 and 1999. The Company established the valuation allowance for the entire amount of the deferred tax assets attributable to the NOL carryforwards as well as for the net deferred tax assets created as a result of temporary differences between book and tax.

                                INTERLAND, INC.

     If there is a change in ownership of greater than 50% of the outstanding shares of the Company's capital stock, the Company's ability to utilize its net operating losses will be subject to limitations imposed by Internal Revenue Code
Section 382. These limitations could significantly affect the Company's utilization of those net operating loss carryforwards. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1999, are as follows (in thousands):

                                                              1998     1999
                                                              -----   -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 878   $ 7,537
  Deferred revenue..........................................     31       283
  Other.....................................................     12        75
                                                              -----   -------
Net deferred tax assets before valuation allowance..........    921     7,895
Valuation allowance.........................................   (921)   (7,895)
                                                              -----   -------
Net deferred tax assets.....................................  $  --   $    --
                                                              =====   =======

5. SHAREHOLDERS' EQUITY

PREFERRED STOCK

     The Company is authorized to issue 25,000,000 shares of preferred stock, including 15,000,000 shares which are designated as Series A preferred stock and 947,421 shares which are designated as Series A-1 preferred stock. The remaining preferred stock has not been designated by the Company.

     The Series A and Series A-1 preferred stock are convertible and rank junior to any other preferred stock that may be issued by the Company, but rank senior to common stockholders upon liquidation. The Series A preferred stockholders have the right to receive dividends equal to 9% of the stated value of the preferred stock. The dividends accrue on a semi-annual basis with the dividend period ending on the last day of May and November. Dividends are cumulative from the date the Series A preferred stock is issued and accrue whether or not declared by the Company. Dividends can be paid in cash, or in the form of Series A-1 preferred stock or a combination of both at the option of the Company. Series A-1 preferred stock is to be issued only as a dividend on Series A preferred stock. The preferred stock is convertible at the then current conversion price, which is equal to the stated value on the date of issuance. The conversion price is adjusted from time to time as a result of stock splits, recapitalizations or if the Company issues stock at prices below the stated value of the preferred stock. Upon a qualified initial public offering, all of the outstanding Series A and Series A-1 preferred stock automatically convert to common stock at the then current conversion price.

     On December 2, 1999 and December 24, 1999, the Company issued 9,174,313 and 2,300,000 shares, respectively, of Series A convertible preferred stock for $2.18 per share for proceeds of $25,014,000. The convertible preferred stock was issued to third party investors. The conversion price of the outstanding shares as of December 31, 1999 was $2.18 per share. The Company accrued dividends of $150,000 at December 31, 1999 through a direct charge to accumulated deficit. Prior to these transactions, the Company sold common stock at $3.00 per share to third party investors. As a result of the sale of the convertible preferred stock at conversion prices below the prices sold to common shareholders, the Company recorded a preferred stock dividend of $9,409,000 related to this beneficial conversion feature in accordance with Emerging Issues Task Force Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." This dividend is reflected as an increase in accumulated deficit and is reflected as an adjustment to arrive at net income applicable to common shareholders in the accompanying statement of operations.

                                INTERLAND, INC.

     In connection with the issuance of Series A preferred stock, the Company incurred $1,656,978 in offering expenses that were recorded as a reduction of the no par value common stock such that the preferred stock would be recorded at its stated value of $2.18 per share.

COMMON STOCK

     In March 1999 the Company amended its articles of incorporation and bylaws to increase the number of authorized shares to 100,000,000. The accompanying financial statements retroactively reflect this amendment in authorized shares.

     During 1997 the Company issued 16,325,177 shares of common stock to two founders for $139,000 or $0.01 per share, the deemed fair value on the date the Company commenced operations.

     Throughout 1998 the Company sold 1,677,763 shares of common stock to third-party investors, the majority of which were unrelated to the Company, for a total of $1,376,000 at prices ranging from $0.44 to $1.50 per share.

     During 1999 the Company sold 3,706,693 shares of common stock for net proceeds of $8,797,000. The common stock was sold to third-party investors and consultants at prices ranging from $0.50 to $3.00 per share. Of the total shares sold, 420,000 shares were sold to consultants at prices less than fair market value. The Company recognized non cash compensation expense of $516,000 related to these sales of common stock. The compensation expense is included in noncash general and administrative compensation expense in the accompanying statements of operations. During the third quarter of 1999 the Company issued 133,342 shares of common stock valued at $400,000 for costs related to sale of the above mentioned common stock and paid cash expenses of $256,000. The payment for stock issuance costs is reflected as a reduction of the proceeds from the issuance of common stock in the accompanying balance sheets.

     On July 1, 1999 the Company issued options to purchase 100,000 shares of common stock to an employee at an exercise price of $0.01 per share. The fair market value on the date of grant was estimated to be $3.00 per share. The Company recorded deferred compensation of $300,000 related to this grant. The deferred compensation will be amortized over the vesting period of the option, which is three years from July 1, 1999. The Company amortized $50,000 of this deferred compensation in 1999. The compensation expense is included in noncash general and administrative compensation expense in the accompanying statements of operations.

     At various dates during 1999 the Company issued options to purchase 1,700,000 shares of common stock to consultants at exercise prices ranging from $0.01 to $3.00 per share. The Company recognized non cash compensation expense of $3,695,000 related to the issuance of these options. The options were valued using the Black Scholes pricing model. As of December 31, 1999 the Company has deferred compensation of $704,000 related to these option issuances. The deferred compensation will be amortized over the remaining service period with a consultant.

WARRANTS

     On December 24, 1999 the Company issued warrants to purchase 506,000 shares of common stock at an exercise price of $5.80 per share to Microsoft Corporation ("Microsoft"). This warrant was issued in connection with entering into a five year Development, License, and Co-marketing Agreement (the "Agreement") with Microsoft that expires December 23, 2004. The warrant can be exercised by paying the cash exercise price or by surrendering common shares owned by Microsoft equal to the exercise price. The Agreement grants to Microsoft a non-exclusive perpetual license to proprietary installation tools for third-party hosted applications on Windows NT or Windows 2000. Microsoft has the sole right to terminate the Agreement if the Company fails to deliver the tools on a timely basis or if the Company fails to correct any errors in the tools on a timely basis and Microsoft will provide technical consulting and

                                INTERLAND, INC.

writing services during the development of the tools. Additionally, in consideration of the obligations of Microsoft, the Company agreed to pay Microsoft 5% of the total gross revenues that the Company receives from third parties in consideration of its licensing and other exploitation of the tools for the five years following acceptance of the tools by Microsoft. The Company recorded the value of the warrants, calculated using the Black-Scholes pricing model, of approximately $2,144,000 as deferred development costs and will amortize this amount to the cost of revenues over the five-year term of the Agreement. The Company will periodically evaluate the recoverability of this deferred charge over the term of the Agreement.

     In connection with this agreement, Microsoft also agreed to invest an additional $7,500,000 in common stock by dividing $7,500,000 by a number equal to the lesser of the midpoint of the expected Offering range in the Company's first filing with the Securities and Exchange Commission and the actual price to the public in such offering. If the Offering is not completed within 120 days of the date of the first filing with the Securities and Exchange Commission, the number of shares purchased will be determined to be the midpoint of the Offering range on the first filing. Microsoft will also receive an additional warrant at the date of this second investment to purchase up to that number of common stock equal to 75% of the number of additional shares purchased by Microsoft in the second investment. The warrants will have an exercise price equal to the purchase price per share paid by Microsoft for the additional shares. The value of the warrants and the difference, if any, between the midpoint of the expected Offering range and the Offering price will be recorded as additional deferred development costs similar to that discussed above which will be amortized over the remaining term of the five-year Agreement.

     On January 28, 2000 the Company issued warrants to purchase up to 349,000 shares of common stock of the Company at an exercise price of $9.00 per share. These warrants were issued in connection with the entering into a web hosting agreement. This agreement requires the Company to provide hosting services at wholesale prices, to provide customers and technical support and to provide other services. Upon signing the web hosting agreement, 100,000 of the warrants vest immediately. The remaining 249,000 will vest at the end of each quarter of 2000 and at December 31, 2001 based on the number of new customers provided through the web hosting agreement; therefore, the total remaining warrants may never vest if the new customer targets are not met. In January 2000 the Company recorded expense of approximately $650,000 related to the 100,000 warrants that vested upon the signing of the agreement. The Company will record additional expense in the future based on the number of warrants that vest based on performance targets as valued using the Black-Scholes pricing model at the time of vesting.

STOCK OPTIONS

     During July 1999 the board of directors approved the Stock Incentive Plan (the "Plan"). As of December 31, 1999, 4,500,000 shares of common stock are reserved for the grant of qualified and nonqualified stock options and other incentive awards to employees of the Company. Subsequent to December 31, 1999, the total number of authorized shares under the Plan was increased to 7,000,000. As of December 31, 1999 the Company has 1,725,500 options available for issuance under the Plan. The Plan provides for the grant of options to eligible employees and the board of directors determines the specific terms of each option grant, including vesting period and exercise price. The options generally vest over a three-year period. Additionally, the Company granted options to purchase 1,700,000 of common stock to certain consultants in 1999. These options had exercise prices ranging from $0.01 to $3.00 per share and were 100% vested on the date of issuance. The Company recorded expense associated with the issuance of these options as discussed above.

     In 1999 the Company granted options under the Plan to purchase 2,815,000 shares of common stock to employees at exercise prices ranging from $0.01 to $5.80 per share, of which 870,000 vest ratably over a three-year period. The remaining 1,945,000 options vest over a three year period beginning July 1, 2000.

                                INTERLAND, INC.

However, if the Company completes an initial public offering before July 1, 2000, the vesting accelerates to be 1/3 on the initial public offering date and 1/3 one year from the initial public offering date and 1/3 two years from the initial public offering date.

     The following table summarizes the issuance of options during 1999:

                                                                                 WEIGHTED
                                                        NUMBER      RANGE OF      AVERAGE
                                                          OF        EXERCISE     PRICE PER
                                                        OPTIONS      PRICES        SHARE
                                                       ---------   -----------   ---------
Outstanding at December 31, 1998.....................         --                   $  --
  Granted............................................  4,515,000   $0.01-$5.80      2.38
  Forfeited..........................................    (40,500)  $3.00-$5.80      3.48
                                                       ---------
Outstanding at December 31, 1999.....................  4,474,500   $0.01-$5.80      2.37
                                                       =========
Vested and exercisable at December 31, 1999..........         --
                                                       =========

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     In accordance with SFAS No. 123 the Company has computed, for pro forma disclosure purposes, the estimated fair value of all options for shares of the Company's common stock granted to employees during the year ended December 31, 1999 using the Black-Scholes option pricing model and based on the following assumptions:

                                                                 1999
                                                              ----------
Risk-free interest rate.....................................  5.85%-6.59%
Expected dividend yield.....................................           0%
Expected forfeiture rate....................................           5%
Expected volatility.........................................          88%

     No options were granted for the period from commencement of operations (September 18, 1997) to December 31, 1997 or for the year ended December 31, 1998. The total fair value of the options granted to employees during the year ended December 31, 1999 was computed as $5,660,131, which would be amortized over the vesting period of the options. If the Company had accounted for these options in accordance with SFAS No. 123, the Company's reported pro forma net loss attributable to common shareholders and net income (loss) per share attributable to common shareholders for the year ended December 31, 1999 would have been as follows (in thousands, except per share data):

                                                                1999
                                                              --------
Net loss:
  As reported...............................................  $ 16,784
  Loss applicable to common shareholders....................   (26,343)
  Loss applicable to common shareholders pro forma for SFAS
     No. 123................................................    26,829
Net loss per share:
  Loss applicable to common shareholders as reported........     (1.33)
  Loss applicable to common shareholders pro forma for SFAS
     No. 123................................................     (1.35)

                                INTERLAND, INC.

     The following table summarizes the exercise price range, weighted average exercise price, and remaining contractual lives by year of grant for the number of options outstanding as of December 31, 1999:

                                                                                    WEIGHTED
                                                                                    AVERAGE
                                                          EXERCISE     WEIGHTED    REMAINING
                                              NUMBER        PRICE      AVERAGE    CONTRACTUAL
YEAR OF GRANT                                OF SHARES      RANGE       PRICE     LIFE (YEARS)
-------------                                ---------   -----------   --------   ------------
Options issued to employees at fair value:
     1999..................................  2,674,500   $0.01-$5.80    $3.41         9.65
Options issued to employees at less than
  fair value:
     1999..................................    100,000         $0.01    $0.01         9.51
Options issued to consultants:
     1999..................................  1,700,000   $0.01-$3.00    $0.89         2.47

6. COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

     The Company leases certain buildings and equipment under capital and operating leases expiring at various dates through 2009. Some of the leases contain bargain purchase options. The following details operating and capital lease obligations as of December 31, 1999 (in thousands):

                                                                         OPERATING
                                                                         LEASES AND
                                                                        OTHER FUTURE
                                                              CAPITAL     MINIMUM
                                                              LEASES    COMMITMENTS
                                                              -------   ------------
2000........................................................  $1,519      $ 4,728
2001........................................................   1,459        5,168
2002........................................................   1,093        4,068
2003........................................................     118        1,932
2004 and thereafter.........................................      20        9,595
                                                              ------      -------
          Total.............................................  $4,209      $25,491
                                                              ======      =======

     The total amount of assets under capital lease as of December 31, 1998 and 1999 was $495,000 and $4,119,000, respectively, and the total obligation related to those capital leases was $436,000 and $3,591,000, respectively. Operating rent expense was $36,000 for the period from commencement of operations (September 18, 1997) to December 31, 1997 and $115,000 and $516,000 for the
years ended December 31, 1998 and 1999, respectively.

EQUIPMENT COMMITMENTS

     The Company is party to a financing agreement with a vendor that allows for the purchase of equipment under capital leases. The financing agreement provides for the financing to occur in specified quarterly increments of $1,250,000 for up to $5,000,000 over the 12 month period beginning with the fourth quarter of 1999. As of December 31, 1999 the Company had borrowed approximately $1,200,000 under this financing agreement. The financing bears interest at 11.3% and has a term of three years.

     As of December 31, 1999, the Company had commitments of approximately $2,700,000 in capital expenditures outstanding for expanded network and facilities.

                                INTERLAND, INC.

ADVERTISING COMMITMENTS

     As of December 31, 1999, the Company is party to advertising commitments of $2,500,000 in 2000 and $250,000 in 2001.

7. SUBSEQUENT EVENTS

OPTIONS

     In January, February and March 2000 the Company granted options to purchase 1,231,500 shares of common stock at exercise prices ranging from $5.80 to $9.00 per share. The Company plans to record deferred compensation expense of approximately $3,500,000 on the options that were granted with exercise price below the estimated fair value of $9.00 per share on the date of grant. This expense will be amortized over the vesting period of the options.

PRO FORMA STOCKHOLDER'S EQUITY AND LOSS PER SHARE (UNAUDITED)

     Simultaneous with the Company's initial public offering and pursuant to the contractual agreements with the preferred stockholders, all shares of the Company's Series A and Series A-1 preferred stock will be converted into shares of common stock. Pro forma stockholder's (deficit) equity at December 31, 1999, after giving effect to the conversion of the Series A and Series A-1 preferred stock, would be approximately $17,500,000 and will be unchanged as a result of the conversion. Had the conversion of the Series A and Series A-1 preferred stock occurred at the time of the sale of the preferred stock, net loss per share would have been $(0.81) for the year ended December 31, 1999.

INTERLAND B.V.

     On February 7, 2000 the Company organized Interland B.V. in Amsterdam as a wholly-owned subsidiary of the Company. Interland B.V. will serve as the Company's headquarters for its European operations.

STOCK SPLIT

     The Company's board of directors is actively considering the approval of a
  for   stock split on the Company's common stock which will be affected in the form of a stock dividend. All share and per share data in the accompanying financial statements will be adjusted to reflect the split.

EMPLOYEE BENEFIT PLAN

     On January 1, 2000 the Company adopted a 401(k) Plan, a defined contribution plan covering substantially all employees of the Company. Under the plan's deferred compensation arrangement, eligible employees who elect to participate in the plan may contribute between 1% and 15% of eligible compensation, as defined, to the plan. The Company, at its discretion, may elect to provide for either a matching contribution or a discretionary profit-sharing contribution or both.

EMPLOYEE STOCK PURCHASE PLAN

     After the Offering, the Company intends to adopt an Employee Stock Purchase Plan under which qualified employees will have the right to purchase common stock on a quarterly basis through payroll deductions. The price to be paid for each share of common stock under the plan is 85% of the fair market value at the beginning or the end of each quarter, whichever is lower. Total payroll deductions may not exceed 10% of the employee's annual compensation and may not exceed $25,000 per year. Up to 50,000 shares of common stock have been reserved under the plan.

                                INTERLAND, INC.

SALE OF PREFERRED STOCK AND WARRANTS (UNAUDITED)

     On March 15, 2000, the Company entered into a stock purchase agreement with Network Solutions. In connection with this financing transaction, the Company issued 689,655 shares of Series A preferred stock to Network Solutions, at a purchase price of $5.80 per share. The Company also issued a warrant to Network Solutions to purchase 344,827 shares of common stock at an exercise price of $5.80 per share. The number of shares subject to the warrant may be adjusted to prevent dilution and each warrant will expire five years after its issuance. In addition, under the stock purchase agreement, on the day following the effective date of the Offering, in exchange for an additional $6,000,000 in cash from Network Solutions, the Company will issue a number of shares of common stock to Network Solutions equal to $6,000,000 divided by the lesser of the midpoint of the expected range of offering prices in the Company's first filing of a registration statement that contains a range or the actual price to the public of common stock sold in the offering. In connection with this additional issuance, the Company will also issue an additional warrant to purchase a number of shares of common stock equal to 75% of the number of shares sold to Network Solutions at an exercise price equal to the price paid at that closing. In conjunction with this investment, the Company entered into a 4 year premier program agreement with Network Solutions. The Company will record deferred expense of approximately $2.5 million for the value of the warrant issued on March 15, 2000 and deferred expense of approximately $2.2 million for the difference between the purchase price of $5.80 per share and the fair value of the Company's common stock on that date of $9.00 per share. The Company will record additional deferred expense for the value of the warrants to be granted upon the closing of the Offering and for the difference, if any, between the midpoint of the expected offering range and the offering price. This deferred expense will be amortized over the remaining 4 year term of the premier program agreement entered into with Network Solutions.

------------------------------------------------------
------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER INTERLAND, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                       ---------------------------------

                               TABLE OF CONTENTS
                       ---------------------------------

                                     PAGE
                                     ----
Prospectus Summary.................    1
Risk Factors.......................    6
Forward-Looking Statements.........   17
Use of Proceeds....................   18
Dividend Policy....................   18
Capitalization.....................   19
Dilution...........................   20
Selected Financial Data............   21
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........   23
Business...........................   30
Management.........................   48
Principal Shareholders.............   56
Certain Transactions...............   58
Description of Capital Stock.......   61
Shares Eligible for Future Sale....   65
Underwriting.......................   66
Legal Matters......................   68
Experts............................   68
Where You Can Find More
  Information......................   68
Index to Financial Statements......  F-1

                             ---------------------
Until            , 2000, (25 days after the date of this prospectus), all
dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                (Interland Logo)
                                                 SHARES

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                            BEAR, STEARNS & CO. INC.

                           THOMAS WEISEL PARTNERS LLC

                            PAINEWEBBER INCORPORATED
                                                 , 2000
------------------------------------------------------
------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by Interland, Inc. in connection with this offering.

Securities and Exchange Commission Registration Fee ...................................  $   30,360
National Association of Securities Dealers Inc. Registration Fee ......................      12,000
Nasdaq National Market Listing Fees ...................................................           *
Blue Sky Fees and Expenses ............................................................           *
Printing and Engraving Expenses .......................................................           *
Legal Fees and Expenses ...............................................................           *
Accounting Fees and Expenses ..........................................................           *
Transfer Agent Fees and Expenses ......................................................           *
Miscellaneous .........................................................................           *
                                                                                         ----------
     Total ............................................................................  $        *
                                                                                         ==========

*To be filed by amendment


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our bylaws provide for indemnification of each of our directors and officers, and our Amended and Restated Articles of Incorporation eliminate, to the extent permitted by the Georgia Business Corporation Code, the personal liability of our directors to us and to our shareholders for monetary damages for certain breaches of fiduciary duty and the duty of care. The indemnification provided by our bylaws may be available for liabilities arising in connection with this offering. Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons pursuant to our bylaws, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Our bylaws provide for indemnification of our directors and officers with respect to any liability and reasonable expense incurred by such person in connection with any civil or criminal action, suit or proceeding to which such person was (or is made or threatened to be made) a party or is otherwise involved, by reason of the fact that such person is or was one of our directors or officers, and such person acted in a manner he believed to be in good faith and not opposed to our best interests, and had no reasonable cause to believe that his conduct was unlawful. Our bylaws obligate us to indemnify each of our directors and officers to the extent that they are successful in the defense of any action, suit or proceeding. In addition, our bylaws may obligate us, under certain circumstances, to advance reasonable expenses incurred by each director or officer in the defense of any civil or criminal action, suit or proceeding for which indemnification may be sought. However, we will not indemnify any director or officer to the extent that they are adjudged liable to us, or liable for the receipt of improper personal benefit.

     We plan to enter into indemnification agreements with each of our directors and executive officers. The form of indemnification agreement provides that we will indemnify our directors and officers for expenses incurred because of their status as a director or officer, to the fullest extent permitted by Georgia law, our articles of incorporation and our bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since September 18, 1997, we have issued and sold the following securities (as adjusted for a 419.2835-for-one stock split effective April 21, 1999.

     (1) On September 18, 1997, we issued 209,642 shares of our common stock to Kenneth Gavranovic, our President and Chief Executive Officer at an aggregate offering price of $1,250.

     (2) On October 7, 1997, we issued 8,176,028 shares of our common stock to Kenneth Gavranovic, our President and Chief Executive Officer, at an aggregate offering price of $48,750 and 8,385,670 shares of our common stock to Waldemar Fernandez at an aggregate offering price of $50,000.

     (3) On November 11, 1998, we sold 84,695 shares of our common stock at an aggregate offering price of $50,000 to an individual in a privately negotiated transaction. On April 21, 1999 we sold an additional 84,695 shares of our common stock at an aggregate offering price of $50,000, and we issued

          130,610 shares of our common stock to this same individual pursuant to and in consideration for previously granted anti-dilution rights and the subsequent termination of these anti-dilution rights.

     (4) Between November, 1998 and June, 1999, we sold 3,028,660 shares of our common stock at an aggregate offering price of $4,838,311 to 70 individuals, six corporations and one partnership in privately negotiated transactions.

     (5) Between June 1, 1999 and December 1, 1999, we granted options to purchase 1,200,000 shares of our common stock to four individuals in exchange for services they rendered to us. On January 28, 2000 one of these individuals exercised an option to purchase 150,000 shares of common stock for an aggregate purchase price of $1,500. On February 10, 2000 a second individual exercised an option to purchase 150,000 shares of common stock for an aggregate purchase price of $1,500.

     (6) On September 9, 1999, we issued 33,342 shares of our common stock to the Santa Fe Capital Group of New Mexico, Inc. in exchange for services provided.

     (7) During September 1999 and October 1999, we sold 1,666,666 shares of our common stock at an aggregate offering price of approximately $5,000,000 to 52 individuals, three corporations, one limited liability company, one partnership, and one family partnership in privately negotiated transactions.

     (8) On October 15, 1999, we granted options to purchase up to 500,000 shares of our common stock at an exercise price of $3.00 per share to Southard Advisors, LLC.

     (9) On December 2, 1999, we sold 9,174,313 shares of our Series A Convertible Participating Preferred Stock at an aggregate offering price of approximately $20.0 million to six investors in a privately negotiated transaction. The distribution of shares was as follows:
          3,566,141 shares to Crest Communications Partners L.P. for an approximate purchase price of $7,774,187; 103,584 shares to Crest Entrepreneurs Fund L.P. for an approximate purchase price of $225,813; 1,513,514 shares to Boulder Ventures III, L.P. for an approximate purchase price of 3,299,460; 91,991 shares to Boulder Ventures III (Annex), L.P. for an approximate purchase price of $200,540; 2,293,578 shares to BancBoston Ventures, Inc. for an approximate purchase price of $5,000,000; and 1,605,505 shares to Private Equity Co-Invest Ltd. for an approximate purchase price of $3,500,000. Gregg Mockenhaupt, one of our directors, is a member of Crest Partners II, LLC, the general partner of Crest Communications Partners L.P. and Crest Entrepreneurs Fund L.P. Andrew E. Jones, one of our directors, is a general partner of Boulder Ventures Limited, the general partner of Boulder Ventures III, L.P. and Boulder Ventures III (Annex), L.P.

     (10) On December 24, 1999, we sold 2,300,000 shares of our Series A Convertible Participating Preferred Stock at an aggregate offering price of approximately $5.0 million to Microsoft Corporation. In connection with the stock purchase, we also issued a warrant to Microsoft for the purchase of 506,000 shares of our common stock at an exercise price of $5.80 per share.

     (11) On January 27, 2000, we issued a warrant to ServiceCo, LLC, d/b/a Road Runner, for the purchase of 349,000 shares of our common stock at an exercise price of $9.00 per share.

     (12) On March 15, 2000, we sold 689,655 shares of our Series A Convertible Participating Preferred Stock at an aggregate offering price of $4.0 million to Network Solutions, Inc. In connection with the stock purchase, we also issued a warrant to Network Solutions for the purchase of 344,827 shares of our common stock at an exercise price of $5.80 per share.

     (13) At the time of this offering, in exchange for $7.5 million in cash, we will issue a number of shares of common stock to Microsoft equal to $7.5 million divided by the lesser of the midpoint of the expected range of offering prices reflected in this prospectus or the actual price to the public of common stock sold in this offering. At the time of this offering, we will also issue a warrant to Microsoft to purchase a number of shares of common stock equal to 75% of the number of shares sold to Microsoft at the time of this offering, at an exercise price equal to the price paid at the closing of that sale.

     (14) At the time of this offering, in exchange for $6.0 million in cash, we will issue a number of shares of common stock to Network Solutions equal to $6.0 million divided by the lesser of the midpoint of the expected range of offering prices reflected in this prospectus or the actual price to the public of common stock sold in this offering. At the time of this offering, we will also issue a warrant to Network Solutions to purchase a number of shares of common stock equal to 75% of the number of shares sold to Network Solutions at the time of this offering, at an exercise price equal to the price paid at the closing of that sale.

     (15) Since September, 1997 we have granted to officers, directors and employees options to purchase an aggregate of 3,638,000 shares of our common stock at a weighted average exercise price of $6.73.

     (16) In March 2000, we issued 15,523 shares of common stock to our legal counsel in return for services provided at a deemed price of $9.00 per share.

     The sales of the securities listed above were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering or, with respect to issuances to employees, directors and consultants, Rule 701 promulgated under Section 3(b) of the Securities Act written compensatory benefit plans and contracts relating to compensation.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a.   Exhibits

   EXHIBIT         DESCRIPTION OF EXHIBIT
   NUMBER

    *1.1        -  Form of Underwriting Agreement

     3.1(a)     -  Amended and Restated Articles of Incorporation of the
                   Company dated October 5, 1999

     3.1(b)     -  Articles of Amendment of the Company dated December 2, 1999

     3.1(c)     -  Articles of Amendment of the Company dated December 23, 1999

    *3.1(d)     -  Articles of Amendment of the Company dated March __, 2000

     3.2        -  Bylaws of the Company, as amended

    *4.1        -  Form of Certificate for Common Stock

    *5.1        -  Opinion of Kilpatrick Stockton, LLP, as to the legality of the securities being registered

    *10.1       -  Stock Purchase Agreement among the Company, Crest
                   Communications Partners L.P., Crest Entrepreneurs Fund L.P.,
                   Boulder Ventures III, L.P. and other investors dated
                   December 2, 1999

     10.2       -  Subscription Agreement dated December 24, 1999 between the
                   Company and Microsoft Corporation

    *10.3       -  Subscription Agreement dated March   , 2000 between the
                   Company and Network Solutions, Inc.

    *10.4(a)    -  Stockholders' Agreement among the Company, Crest
                   Communications Partners L.P., Crest Entrepreneurs Fund L.P.,
                   Boulder Ventures III, L.P. and other investors dated
                   December 2, 1999

    *10.4(b)    -  Amendment to Stockholders' Agreement dated December 24,
                   1999

    *10.4(c)    -  Amendment to Stockholders' Agreement dated March   , 1999

    *10.5(a)    -  Registration Rights Agreement among the Company, Crest
                   Communications Partners, L.P., Crest Entrepreneurs Fund L.P.,
                   Boulder Ventures III, L.P. and other investors dated
                   December 2, 1999

    *10.5(b)    -  Amendment to Registration Rights Agreement dated December 24,
                   1999

    *10.5(c)    -  Amendment to Registration Rights Agreement dated March   ,
                   2000

    *10.6       -  Employment Agreement dated December 2, 1999 between the
                   Company and Ken Gavranovic

     10.7       -  Employment Agreement dated February 14, 2000 between the
                   Company and H. Christopher Covington

     10.8       -  Employment Agreement dated February 16, 2000 between the
                   Company and David N. Gill

     10.9       -  Employment Agreement dated February 24, 2000 between the
                   Company and Rahim Shah

     10.10      -  Form of Indemnification Agreement for Officers and Directors
                   of the Company

     10.11(a)   -  Interland, Inc. Stock Incentive Plan

     10.11(b)   -  First Amendment to Interland, Inc. Stock Incentive Plan

     10.11(c)   -  Second Amendment to Interland, Inc. Stock Incentive Plan

    *10.12      -  Interland, Inc. Employee Stock Purchase Plan

    *10.13      -  Interland, Inc. Shareholder Rights Plan

    *10.14      -  Separation Agreement and General Release with Waldemar
                   Fernandez dated November 19, 1999

    *10.15      -  Promissory Note of Ken Gavranovic in favor of the Company dated December 10, 1998

    *10.16      -  Promissory Note of Waldemar Fernandez in favor of the Company dated December 15, 1998

    *10.17      -  Promissory Note of Ken Gavranovic in favor of the Company dated May 14, 1999

    *10.18      -  Promissory Note of Waldemar Fernandez in favor of the Company dated May 19, 1999

    *10.19      -  Stock Pledge Agreement between the Company and Ken Gavranovic dated May 14, 1999

    *10.20      -  Stock Pledge Agreement between the Company and Waldemar
                   Fernandez dated May 19, 1999

    *10.21      -  Agreement of Lease between the Company and 34 Peachtree
                   Associates, L.P. dated November 19, 1997

    *10.22      -  Lease Agreement between the Company and 101 Marietta Street
                   Associates dated February   , 1999, as amended

    *10.23      -  Lease Agreement between the Company and 101 Marietta Street
                   Associates dated September 29, 1999, as amended

    *23.1       -  Consent of Kilpatrick Stockton LLP (will be included in the opinion filed as Exhibit No. 5 to this Registration
                   Statement)

     23.2       -  Consent of Arthur Andersen LLP

     24.1       -  Powers of Attorney of certain officers and directors of the
                   Company (included on the signature pages of this Registration Statement)

     27.1       -  Financial Data Schedule (for SEC use only)


*        To be filed by amendment.

b.       Financial Statement Schedules


ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Interland pursuant to the provisions of our Articles of Incorporation and Bylaws or otherwise, Interland has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Interland in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Interland will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned undertakes that:

         1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Interland pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         2. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Interland has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, Georgia, on March 15, 2000.

                       INTERLAND, INC.


                          By: /s/ Ken Gavranovic
                             ---------------------------------------------------
                             Kenneth Gavranovic, President and Chief Executive Officer

                               POWER OF ATTORNEY

         Each person whose signature appears below in so signing also makes, constitutes and appoints Kenneth Gavranovic and David N. Gill each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto together with exhibits to any such registration statements or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact's substitute or substitutes may do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on March 15, 2000, by the following persons in the capacities indicated.



Signature                            Position
---------                            --------


/s/ Ken Gavranovic
---------------------------------    President and Chief Executive Officer and Director
Kenneth Gavranovic                   (Principal Executive Officer)


/s/ David N. Gill
---------------------------------    Executive Vice President, Chief Financial Officer and
David N. Gill                        Director
                                     (Principal Financial and Accounting Officer


/s/ Clyde Heintzelman
---------------------------------    Director
Clyde Heintzelman


/s/ Andrew E. Jones
---------------------------------    Director
Andrew E. Jones


/s/ Gregg A. Mockenhaupt
---------------------------------    Director
Gregg A. Mockenhaupt


/s/ Rahim Shah
---------------------------------    Director
Rahim Shah


/s/ William E. Whitmer
---------------------------------    Director
William E. Whitmer
